    As filed with the Securities and Exchange Commission on October 16, 2000
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ------------------
                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              ------------------
                                LXN CORPORATION
             (Exact name of registrant as specified in its charter)

            Delaware                              3845                           33-05807874
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
 Incorporation or organization)       Classification Code Number)            Identification No.)

                              6325 Lusk Boulevard
                              San Diego, CA 92121
                                 (858) 546-7500
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              ------------------

                             Michael A. Beeuwsaert
                     President and Chief Executive Officer
                                LXN Corporation
                              6325 Lusk Boulevard
                              San Diego, CA 92121
                                 (858) 546-7500
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                              ------------------
                                   Copies to:

                 D. Bradley Peck                                Christopher D. Mitchell
              Christopher J. Kearns                                  Mark Casillas
                 Daniel P. Dillon                                      Andrew Kim
                Cooley Godward LLP                          Wilson Sonsini Goodrich & Rosati
         4365 Executive Drive, Suite 1100                       Professional Corporation
               San Diego, CA 92121                                 650 Page Mill Road
                  (858) 550-6000                                  Palo Alto, CA 94304
                                                                     (650) 493-9300

                              ------------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------
                                                     Proposed Maximum   Proposed Maximum
     Title of Each Class of           Amount to     Offering Price Per Aggregate Offering    Amount of
   Securities to be Registered     be Registered(1)     Share (2)          Price (2)      Registration Fee
----------------------------------------------------------------------------------------------------------
Common Stock $0.01 par value.....         shares        $                 $57,500,000         $15,180
----------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------

(1) Includes          shares that the underwriters have the option to purchase
    to cover over-allotments, if any.
(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o).

                              ------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and we are not soliciting offers to buy these +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED OCTOBER 16, 2000

                             [LXN CORPORATION LOGO]

                                        Shares

                                  Common Stock

  LXN Corporation is offering           shares of its common stock. This is our
initial public offering and no public market currently exists for our shares. We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol "LXNC." We anticipate that the initial public
offering price will be between $          and $          per share.

                                --------------

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 9.

                                --------------

                                                                 Per Share Total
                                                                 --------- -----
Public Offering Price...........................................   $       $
Underwriting Discounts and Commissions..........................   $       $
Proceeds to LXN Corporation.....................................   $       $

  The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  LXN has granted the underwriters a 30-day option to purchase up to an
additional          shares of common stock to cover over-allotments.

                                --------------

Robertson Stephens

                          Prudential Vector Healthcare
                        a unit of Prudential Securities

                                                           Dain Rauscher Wessels

                  The date of this Prospectus is       , 2000.

[IN CHARGE DIABETES CONTROL SYSTEM]

[PHOTOGRAPH OF PHYSICIAN HOLDING A PATIENT CHART]
[PHOTOGRAPH OF ENLARGED PATIENT CHART WRITTEN IN PHYSICIAN'S HANDWRITING] [HbA1c laboratory result 8.0%. Improvement from last visit. Patient to continue GlucoProtein Testing]

[The In Charge Diabetes Control System
 . 4 minute GlucoProtein Test for measuring overall Glucose control.
 . Rapid glucose test for measuring blood glucose levels at a moment in time.]

[PHOTOGRAPH OF TWO TYPES OF TEST STRIPS APPEARS HERE]

[Performs two important tests for diabetes control on one simple, hand-held monitor]

[PHOTOGRAPH OF A PATIENT'S HANDS AND ARM AS THE PATIENT PLACES A TEST STRIP ON AN IN CHARGE MONITOR APPEARS HERE]

["LXN The Diabetes Control Company"]

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. In this prospectus, "LXN," the "Company," "we," "us" and "our" refer to LXN Corporation, a Delaware corporation.

                             ---------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Summary..................................................................   4
Risk Factors.............................................................   9
Information Regarding Forward-Looking Statements.........................  20
Use of Proceeds..........................................................  21
Dividend Policy..........................................................  21
Capitalization...........................................................  22
Dilution.................................................................  23
Selected Financial Data..................................................  24
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  25
Business.................................................................  32
Management...............................................................  44
Related Party Transactions...............................................  52
Principal Stockholders...................................................  53
Description of Capital Stock.............................................  55
Shares Eligible for Future Sale..........................................  57
Underwriting.............................................................  59
Legal Matters............................................................  62
Experts..................................................................  62
Where You Can Find More Information......................................  62
Index to Financial Statements............................................ F-1

                             ---------------------

   LXN, Duet, GlucoProtein, In Charge and ExpressView are trademarks of LXN Corporation. This prospectus also includes trademarks owned by other parties, and all other trademarks mentioned are the property of their respective owners.

                     Dealer Prospectus Delivery Obligation

   Until       , 2001, all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                    SUMMARY

   This summary highlights information contained in this prospectus. You should read the entire prospectus, especially "Risk Factors" and the consolidated financial statements and notes, before deciding to invest in shares of our common stock.

                                  Our Company

   LXN is a medical technology company that develops, manufactures and markets products to help people with diabetes better manage their disease. In Charge(TM), our FDA-cleared consumer product, includes a proprietary home-based test called GlucoProtein(R), which measures overall glucose control. Our GlucoProtein test allows patients and health care professionals to better monitor the overall effectiveness of diabetes treatment and make timely and effective therapy changes. We launched In Charge regionally in October 1999, and based on the success of this launch, we plan to aggressively pursue nationwide sales and marketing. We also market Duet(R), a product for the health care professional that also performs the GlucoProtein test. We believe our products and technologies are well-suited to fill an unmet need of a growing population of diabetes patients with poor glucose control.

                                The Opportunity

   Diabetes is a chronic, progressively debilitating disease in which the human body loses its ability to maintain a normal level of glucose in the bloodstream. The disease can result in severe complications such as blindness, amputation, kidney failure, and cardiac failure. To prevent these complications, patients attempt to maintain their average glucose levels within a normal range. As one attempt to monitor this, patients periodically check their blood glucose to get point-in-time measurements. There were estimated to be over two billion point-in-time blood glucose tests performed in the U.S. in 1999.

   Of the estimated 10.3 million people in the U.S. diagnosed with diabetes, approximately 90% have a form known as Type 2 diabetes. These patients are typically not dependent on frequent insulin injections to maintain normal glucose levels. Rather, their physicians typically treat them with some combination of oral medications, diet modification, and exercise programs. Since the majority of these patients do not rely on frequent glucose testing to adjust their treatment regimen, they tend not to test often enough to get a true indication of their overall control. Tests for overall glucose control are more meaningful for Type 2 patients than point-in-time measurements, since blood glucose can fluctuate widely throughout the day.

   Overall blood glucose control may be determined by measuring the level of glycated proteins in the bloodstream. High levels of blood glucose lead to high levels of glycated proteins. Two glycated proteins measured are HbA1c and fructosamine. An HbA1c measurement represents the average level of glucose over the preceding three months, while fructosamine represents the prior three weeks. Higher levels of glycated proteins serve as a warning sign that overall glucose levels are not in control, even if point-in-time glucose tests indicate a normal level. High levels of glycated proteins have been shown to correlate with increased risk for the severe complications of diabetes. Despite this, glycated protein tests have not been widely used because they typically require a visit to the laboratory, are expensive, and results are not available in time for a physician to make timely therapy adjustments. In addition, the three month time window of HbA1c does not allow patients to easily recall behaviors that could have caused the poor levels of overall glucose control.

                                 GlucoProtein(R)

   Our proprietary GlucoProtein test is the only over-the-counter home-based test that measures the patient's average blood glucose level over three weeks rather than three months. We believe that our test enables patients to take a more active role in their therapy and is ideally suited for the large Type 2 population. The feedback from GlucoProtein tests enables patients and their health care professionals to more meaningfully analyze past behaviors and treatment regimens, and alter them to achieve better glucose control.

   In December 1999 the results from a 25-patient clinical trial demonstrated that a diabetes treatment regimen using a combination of once-weekly GlucoProtein testing and regular point-in-time glucose testing resulted in better blood glucose control than a regimen using only regular point-in-time glucose testing. The trial measured HbAlc levels, a well-accepted marker of overall blood glucose control, in patients at the beginning of the trial and at the end of the trial, three months later. The group of patients using our GlucoProtein testing achieved a 13% reduction in average HbAlc levels while the group that did not use GlucoProtein testing did not achieve a statistically significant change in average HbAlc levels. The chance that these results could have occurred by accident is less than 1 in 10,000. A 10% reduction in HbAlc levels has been shown in other studies to reduce the risk of severe complications such as blindness by up to 45%.

                            In Charge(TM) and Duet(R)

   We currently market two GlucoProtein products: In Charge for use by patients and Duet for use by health care professionals. In Charge has three components: a GlucoProtein test strip, a glucose test strip and a hand-held, electronic monitor. Duet is a similar system designed for in-office use by a health care professional. The In Charge GlucoProtein test strips are packaged together with glucose test strips, and the package is covered by Medicare reimbursement. In addition, several major health care payors and managed care organizations already cover our products. Typically we sell the full system, then receive recurring revenues from sales of disposable test strips. Customers can purchase In Charge as a non-prescription product through multiple channels, including national retail chains, independent pharmacies, mail-order pharmacies, or directly from us. We currently have a regional sales force, and we will build a national sales force to market our products.

                                  Our Strategy

   Our strategy has four major components:

  . Establish GlucoProtein Home Testing as the Standard of Care for
    Management of Type 2 Diabetes. We will sponsor additional clinical trials to provide further support that GlucoProtein home testing improves medical outcomes. We intend to present the results to key medical organizations such as the American Diabetes Association to facilitate adoption of GlucoProtein home testing as a standard of care. We will publicize the results to promote the continued adoption of GlucoProtein and In Charge by managed care and health care payors.

  . Aggressively Pursue Nationwide Sales and Marketing Efforts. Our nationwide sales force will promote In Charge to diabetes-focused physicians and educators, opinion leaders and pharmacists. We will promote Duet to physicians because we believe doctors who use Duet in their office will recommend that their patients use In Charge at home. In parallel, we plan to market In Charge directly to patients.

  . Enhance Technology Leadership Position. We intend to improve our existing products to meet changing consumer requirements and to measure additional disease parameters common in diabetes patients. Our goal is to have GlucoProtein testing accepted as a clinical decision tool in the use of drug treatments for diabetes. Thus, we target pharmaceutical companies with diabetes drugs that could use GlucoProtein testing as a clinical research tool or could incorporate it as part of their drug dosing. Bristol-Myers Squibb, for example, has incorporated In Charge into two clinical trials to support its newest Type 2 diabetes drug.

  . Broaden Reimbursement Coverage. We will continue to target additional health care payors and managed care organizations to obtain reimbursement. Although Medicare already covers our combined package, we are pursuing reimbursement of our GlucoProtein test strips separately from the combined product.

                                  Our Address

   LXN's principal executive offices are located at 6325 Lusk Boulevard, San Diego, CA 92121, and our telephone number at that address is (858) 546-7500. Our website is located at www.inchargenow.com.

                                  THE OFFERING

 Common Stock offered by LXN..................        shares
 Common Stock to be outstanding after this
  offering....................................        shares
 Use of proceeds..............................  We intend to use the net proceeds of this offering for
                                                sales and marketing expenses,
                                                including expanding our sales
                                                force for In Charge and Duet,
                                                product enhancement and
                                                development, and for general
                                                corporate purposes, including
                                                working capital and capital
                                                expenditures.
 Proposed Nasdaq National Market symbol.......  LXNC

                              --------------------

   The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of October 16, 2000 and includes 845,832 shares issuable upon exercise of warrants outstanding as of October 16, 2000, at a weighted average exercise price of $6.49 per share, which automatically expire upon the closing of this offering if unexercised. These warrants allow for their net exercise, which, if used, would result in fewer shares being issued upon exercise depending on the initial public offering price of the shares sold by us.

   The number of shares of common stock to be outstanding after the offering excludes:

  . 1,595,066 shares of common stock issuable upon exercise of options outstanding as of October 11, 2000, at a weighted average exercise price of $3.69 per share; and

  . 55,269 shares issuable upon exercise of warrants outstanding as of October 11, 2000, at a weighted average exercise price of $7.00 per share, which do not automatically expire upon the closing of this offering.

                              --------------------

   Unless otherwise stated, information in this prospectus is based on the following assumptions:

  . no exercise of the underwriters' over-allotment option;

  . a 2 for 1 stock split, to be effected prior to the closing of this offering to holders of record as of October 16, 2000;

  . the conversion of all of our outstanding shares of preferred stock into 8,018,686 shares of common stock, as adjusted for the stock split, upon the closing of this offering.

                         SUMMARY FINANCIAL INFORMATION
            (dollars in thousands, except share and per share data)

                                                              Six Months Ended
                             Year Ended December 31,              June 30,
                          --------------------------------  ----------------------
                            1997       1998        1999        1999        2000
                          --------  ----------  ----------  ----------  ----------
Revenues................  $     --  $    2,508  $    2,104  $      756  $    1,803
Cost of goods sold......        --       2,938       2,203       1,012       1,681
                          --------  ----------  ----------  ----------  ----------
  Gross (loss) profit...        --        (430)        (99)       (256)        122
                          --------  ----------  ----------  ----------  ----------
Operating expenses
  Selling and
   marketing............       828       6,339       4,195       2,255       2,135
  General and
   administrative.......     1,819       2,387       3,314       2,174       1,146
  Research and
   development..........     2,598       2,141       1,427       1,128         208
  Stock-based
   compensation.........       290         700       1,143         641       1,409
                          --------  ----------  ----------  ----------  ----------
   Total operating
    expenses............     5,535      11,567      10,079       6,198       4,898
                          --------  ----------  ----------  ----------  ----------
Operating loss..........    (5,535)    (11,997)    (10,178)     (6,454)     (4,776)
                          --------  ----------  ----------  ----------  ----------
Other
  Interest income.......       326         472         368         190         121
  Interest expense......       (32)        (60)       (139)        (73)        (76)
  Other income..........        --          --         100          97         200
                          --------  ----------  ----------  ----------  ----------
                               294         412         329         214         245
                          --------  ----------  ----------  ----------  ----------
Net loss................    (5,241)    (11,585)     (9,849)     (6,240)     (4,531)
Accretion of discount on
 redeemable convertible
 preferred stock........        --          --        (337)       (133)       (209)
                          --------  ----------  ----------  ----------  ----------
Net loss attributable to
 common stockholders....  $ (5,241) $  (11,585) $  (10,186) $   (6,373) $   (4,740)
                          ========  ==========  ==========  ==========  ==========
Basic and diluted net
 loss per share
 attributable to common
 stockholders...........  $  (5.83) $   (11.36) $    (9.59) $    (6.01) $    (4.36)
                          ========  ==========  ==========  ==========  ==========
Weighted-average number
 of common shares
 outstanding(1).........   899,668   1,019,978   1,062,698   1,060,020   1,087,564
                          ========  ==========  ==========  ==========  ==========
Unaudited pro forma net
 loss per share
 attributable to common
 stockholders, basic and
 diluted................                        $    (1.12)             $    (0.99)
                                                ==========              ==========
Shares used in computing
 unaudited pro forma net
 loss per share
 attributable to common
 stockholders, basic and
 diluted(1).............                         8,774,332               9,234,484
                                                ==========              ==========

                                                      June 30, 2000
                                            ----------------------------------
                                                                   ProForma As
                                             Actual   Pro Forma(2) Adjusted(3)
                                            --------  ------------ -----------
Balance Sheet Data:
Cash and cash equivalents.................. $  1,682    $12,170
Working capital............................      493     10,981
Total assets...............................    5,592     16,080
Long term portion of bank credit
 facilities................................       --         --         --
Total redeemable convertible preferred
 stock and preferred stock warrants........   34,934         --
Stockholders' equity (deficit).............  (32,605)    12,817

--------
(1) Please see Note 2 to our financial statements for an explanation of the determination of the number of shares used in computing per share data.
(2) The pro forma information gives effect to the sale and issuance in October 2000 of shares of Series F redeemable convertible preferred stock for aggregate net proceeds to us of $5.0 million and gives effect to the automatic conversion of all outstanding redeemable convertible preferred stock into 8,018,686 shares of common stock. The pro forma information also reflects the exercise of outstanding preferred stock warrants into 845,832 shares of common stock for aggregate net proceeds to us of $5.5 million before these warrants expire upon the closing of this offering. If any of these warrants are not exercised as permitted by their terms, the aggregate net proceeds to us will be reduced.
(3) The pro forma as adjusted information also gives effect to the issuance and
    sale of the          shares of common stock offered by us in this offering
    at an assumed initial public offering price of $     per share, after
    deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

                                  RISK FACTORS

   Any investment in shares of our common stock involves a high degree of risk. You should consider carefully the following information about these risks, together with the other information contained in this prospectus before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

We are dependent upon In Charge and Duet for our future revenues and growth, and if we do not achieve adequate sales volumes of these products, our business, financial condition and operating results will be seriously harmed.

   We expect that In Charge and Duet will account for a substantial majority of our revenues for the foreseeable future. Our ability to generate significant revenues will be dependent upon our ability to achieve adequate sales volumes of these products and their acceptance among physicians, patients and health care payors. We face risks related to our ability to:

  . build a sales and marketing organization to support the national commercial launch of In Charge;

  . demonstrate the benefits of our glycated protein monitoring systems to physicians, patients and diabetes organizations like the American Diabetes Association, or ADA;

  . demonstrate the cost-effectiveness of In Charge to health care payors and obtain reimbursement approvals from Medicare and private health care payors; and

  . compete in the diabetes home testing market, which is dominated by large, well financed and established competitors.

   If we fail to adequately manage these risks and other risks that we will encounter, we will likely fail to successfully market In Charge and Duet and our revenues will not grow or will grow more slowly than we expect. In this event, our business, financial condition and operating results would be seriously harmed, and our stock price would likely decline.

We have a limited operating history, have incurred significant operating losses and may never build a sustainable business or achieve profitability, and if we fail to do so, our stock price will likely decline.

   We were incorporated in 1993 and have a limited operating history. To date, our operations have been focused primarily on the development of our products and technologies. We have had only limited commercial sales. Accordingly, our historical results of operations provide only a limited basis for assessing our future prospects. In addition, we incurred operating losses of $12.0 million in 1998, $10.2 million in 1999 and $4.8 million in the six months ended June 30, 2000 and we had an accumulated deficit of $36.4 million at June 30, 2000.

   We anticipate that our operating expenses will increase significantly for the foreseeable future as we continue to expand our sales and marketing, manufacturing, clinical research and product development efforts. Accordingly, in order for us to achieve profitability, we will need to significantly increase our revenues. If our revenues do not continue to grow, we may not be able to achieve or maintain profitable operations in the future. Even if we do achieve significant revenues, we expect to incur significant net losses over the next several years and these losses could increase. If we fail to achieve significant revenue growth or profitability, our stock price will likely decline.

If In Charge and Duet fail to achieve market acceptance in a timely manner, our revenues and our business could be seriously harmed.

   Because substantially all of our revenues for the foreseeable future will come from the sale of In Charge and Duet, our future operating results will depend upon market acceptance of these products among physicians, patients, and health care payors. If we are unable to convince these parties of the benefits of glycated protein testing in combination with glucose testing as a more effective alternative to glucose-only testing, and of the utility of our products in particular, we may not be able to generate sufficient revenues to achieve our business objectives.

   Physicians and other health care professionals will not recommend or use our products unless they determine, based on their professional experience, long term clinical data, relative cost and other factors that our products provide an effective and attractive method for supplying clinical information useful to the management of diabetes. To date, In Charge and Duet have been utilized by only a limited number of customers. In addition, no independent clinical studies regarding these products have been published and the principal clinical study seeking to demonstrate the benefits of weekly glycated protein testing involved only 25 patients and was conducted in December 1999. Furthermore, a significant factor in our ability to achieve acceptance of our products among physicians will be endorsements and recommendations from diabetes organizations and opinion leaders in the field. To date, we have not received any endorsements or recommendations from these organizations. Finally, we may be adversely affected by physician tendencies to slowly adopt new products and treatment practices due to perceived liability risks and concerns relating to reimbursement from health care payors.

   Acceptance among patients will depend upon not only recommendations by physicians and other health care providers but upon the success of our consumer marketing programs. We must establish the In Charge brand among diabetes patients and must also convince diabetes patients of the clinical advantages of using our products.

   Acceptance among health care payors will depend upon their assessments of the cost-effectiveness and clinical benefits of our products. It may be necessary for us to generate a significant body of clinical data regarding our products that we can present to payor organizations in order to achieve such acceptance. This would be a lengthy, expensive process. In addition, some payor organizations may conduct their own independent assessments of our products.

   For these reasons, we may fail to achieve acceptance of our products among physicians, patients and health care payors. If we fail to achieve such acceptance, our revenues would not grow or would decline, our operating losses would likely increase, and our business and financial condition would be seriously harmed. Our stock price would also likely decline.

We face significant competition from major medical technology companies with greater resources than we have, and if we fail to compete effectively, our business will be seriously harmed.

   The home glucose monitoring industry is intensely competitive. Physicians and patients are accustomed to using other glucose monitoring products sold by competitors of ours that have significant marketing, technical and financial resources and well-established products, markets and distribution channels.

   Our primary competitors are the manufacturers of home blood glucose tests and manufacturers of HbA1c tests designed for laboratories and physicians' offices. Home blood glucose test manufacturers include the Lifescan unit of Johnson & Johnson, Roche Diagnostics, Bayer AG and Abbott Laboratories. Each of these companies offers a glucose-only test using a battery-operated, hand-held monitor with a single-use test strip. Manufacturers of physician's office and laboratory HbA1c test devices include Roche Diagnostics, Sigma Chemical Co. and Bayer AG. To date, none of these companies has introduced an in-home glycated protein test. One company, Metrika, recently announced that it received regulatory approval for an in-home HbA1c test that requires a prescription, although this product has not yet been commercially introduced.

   Many of our competitors and potential competitors have substantially greater capital resources, research and development staff and facilities than we have. In general, our competitors also have greater experience than we have in research and new product development, obtaining regulatory approvals and manufacturing and marketing medical devices. As a result, many of our current competitors could, if they elect to do so, design and develop an in-home glycated protein test. These companies could represent potential additional competition for us.

   The products offered by our competitors compete with our products based on price and access to distribution channels. Competition within the glucose monitoring industry could force us to reduce the price of our products or implement purchase incentive programs or similar price discounting programs. In addition, competitors, because of their high sales volumes and broader range of products, may be more successful in establishing relationships with major retailers, including national and regional pharmacy and discount store chains. As a result, these competitors may get better store shelf placement for their products and other favorable treatment from retailers. Competitors may also be able to enter into more favorable arrangements with managed care companies and health care payors. If our competition forces us to reduce the prices for our products or makes it more difficult to place our products in major retail outlets or obtain reimbursement from health care payors, our business, financial condition and operating results would be seriously harmed.

We have limited experience in undertaking major new product introductions, and we may encounter difficulties in successfully rolling out In Charge on a national basis.

   We have limited sales and marketing experience and have not yet successfully introduced a new product on a national basis. To date, our sales and marketing efforts for In Charge have been focused primarily on introduction of In Charge on a regional basis in discrete geographic markets. In order for us to achieve our business objectives, we will need to successfully roll out In Charge on a national basis. This will require us to hire, train and manage a large sales force deployed in major geographic markets throughout the United States. We currently have only a limited sales force and have no experience in hiring, training and managing a large sales force or in selling our products through a large sales force. There are significant risks involved in building and managing a sales force. There is intense competition for skilled sales and marketing employees, especially for people who have experience selling medical devices to physicians and through consumer marketing channels in our target markets. We may be unable to hire skilled individuals to sell our products. Any inability to build our direct sales force will materially and negatively impact our growth.

   In addition, in connection with the national rollout of In Charge, we will need to successfully penetrate major national and regional discount retail and pharmacy chains and other retail outlets at which consumer medical products are sold. We have limited experience in marketing to major retailers and may, relative to our competitors, be at a disadvantage in this regard due to our small size, lack of a diversified product portfolio, limited operating history and limited marketing experience. If we are unable to successfully penetrate major and regional retailers, our sales of In Charge will be harmed.

Only one clinical study has been completed that validates the benefits of home-based fructosamine testing. We will need to sponsor additional clinical studies to validate our GlucoProtein test, and if we are unable to do so, our market acceptance and revenues will be seriously harmed.

   The clinical study that demonstrated the benefits of weekly fructosamine testing as a means of managing overall glucose control in diabetes patients involved only 25 patients over a period of three months. This study was conducted in December 1999. We intend to sponsor additional clinical studies with the objective of demonstrating the benefits of weekly home fructosamine testing in larger patient populations. Acceptance of our products would be seriously harmed if these future clinical studies do not produce results similar to the initial study. In addition, studies in which patients are followed for longer time periods may fail to confirm the benefits of weekly fructosamine testing as compared to glucose-only testing, and this could also seriously harm acceptance of our products. We also cannot be certain when we will sponsor our future studies, or when or whether the results of these studies will be compiled and published. Accordingly, if we do not achieve favorable results in these future clinical studies and we are unable to have these results compiled and published in a timely manner, acceptance of our products could be seriously harmed. This in turn would harm our revenues, business, financial condition and operating results.

If health care payors do not reimburse health care providers for use of our products, purchases of our products could be delayed or curtailed and our revenues could decline.

   Physicians and patients may be reluctant to purchase our products if they do not receive adequate reimbursement for the cost of our products from health care payors, such as Medicare, Medicaid and private health insurance plans. To date, only a limited number of private health care payors have agreed to reimburse for the cost of our products. Until a sufficient amount of positive clinical data has been published, insurance companies and other payors may refuse to provide reimbursement for the cost of our products or may reimburse at levels that are not acceptable to health care providers. Some payors may refuse adequate reimbursement even upon publication of this data. Market acceptance of our products will be limited unless physicians and patients can obtain adequate levels of reimbursement from governmental and major private health care payors.

   Many health care payors enter into purchasing agreements under which they agree to purchase particular products or classes of products from a single vendor in order to obtain more favorable pricing or other terms. For example, a health care insurance company may have an arrangement with one of our competitors for the purchase of blood glucose monitors. Health care payors may find it more advantageous to enter into such agreements with our competitors, particularly those that offer a broad range of products. Accordingly, health care payors may not enter into purchasing agreements with us for our products, even if physicians and patients prefer our products or our products are demonstrated to be superior to other existing products. If we experience difficulty in entering into purchasing agreements with health care payors, our revenues and our business, financial condition and operating results will likely be harmed.

   Even if health care payors provide adequate reimbursement for our products, adverse changes in health care payors' reimbursement policies generally, or with respect to blood glucose monitoring products in particular, could preclude market acceptance of our products and harm our revenue growth. We cannot predict what changes will be made in reimbursement policies of health care payors.

Fluctuations in our operating results could negatively impact our stock price.

   Our revenues and results of operations have fluctuated significantly in the past and may fluctuate significantly in the future. For example, our revenues declined from 1998 to 1999. Factors that may cause our results to fluctuate significantly in the future include:

  . the volume and timing of orders for our products;

  . announcements regarding clinical studies involving our products;

  . sales and marketing programs and initiatives undertaken by us;

  . actions taken by our competitors, including changes in product pricing and introduction of new products;

  . our ability to develop, obtain regulatory clearance for, and commercialize, new and enhanced products on a timely basis;

  . changes in the availability of third party reimbursement to users of our products; and

  . write-offs for unsold inventory.

   Many of our operating expenses, including costs of facilities, personnel, marketing programs and overhead, are relatively fixed in nature. We cannot adjust these expenses in the short term. If our revenues decline or do not grow as anticipated, we may not be able to reduce our operating expenses accordingly.

Failure to achieve anticipated revenue levels could significantly harm our results of operations for one or more fiscal periods. Due to the possibility of fluctuations in our revenues and expenses, we believe that quarter to quarter comparisons of our operating results are not a good indication of our future performance. In any event, our operating results in a future fiscal period may fail to meet the expectations of stock market analysts and investors. In that case, our stock price would likely decline.

Our revenues depend on a limited number of products, and we need to develop new products or improve existing products to grow our business successfully.

   We currently derive all our revenues from the sale of three products. We may not be able to grow our revenues sufficiently solely from sales of our existing products. Our future success will depend in part on our ability to continue to improve our existing products and develop, market and sell new products for diabetes monitoring. We cannot assure you that we will be successful in improving our existing products or developing new products, that we can obtain regulatory clearance to market new products or that we can manufacture these new products at an acceptable cost. If we fail to successfully develop, market and sell improved or new products, our business, financial condition and operating results could be harmed.

New products and technologies could prove to be superior to ours and could render them obsolete, in which case physicians and patients may reduce or eliminate the use of our products.

   Our competitors and potential competitors may succeed in developing or marketing products and technologies that will be more acceptable in the marketplace than our diabetes monitoring devices. New products and technologies could render ours obsolete or noncompetitive. New products and technologies could include HbA1c monitoring devices for home use or minimally invasive or non-invasive tests for accurately measuring blood glucose levels. In addition, numerous researchers are investigating alternative treatments or cures for diabetes. If any of these research efforts are successful in reducing diabetes complications, the demand for our products could be reduced.

Patents and other proprietary rights provide uncertain protections, and if we are unable to protect our intellectual property rights, our business could be seriously harmed.

   Our commercial success will depend, in large part, on our ability to obtain patent protection on many aspects of our business, including the products and methods we develop. Patents issued to us or under which we are licensed may not provide us with substantial protection or be commercially beneficial to us. The issuance of a patent is not conclusive as to its validity or its enforceability. In addition, our pending U.S. and international patent applications, which contain claims relating to material aspects of our products that are not currently protected by issued patents, may not result in issued patents. If our patent applications do not result in issued patents, our competitors may obtain rights to commercialize our discoveries which would harm our competitive position.

   Competitors may be able to design around our patents or develop products which are comparable to ours. In addition, the laws of some foreign countries may not protect our intellectual property rights to the same extent as do the laws of the U.S. In the event a competitor infringes upon our patent or other intellectual property rights, enforcing those rights may be costly, difficult and time consuming. Even if successful, litigation to enforce our intellectual property rights or to defend our patents against challenge could be expensive and time consuming and could divert our management's attention. We may not have sufficient resources to enforce our intellectual property rights or to defend our patents against a challenge.

   Our success also depends upon the skills, knowledge and experience of our scientific and technical personnel. The confidentiality agreements required of our employees and that we enter into with other parties may not provide adequate protection for our trade secrets, know-how or other confidential information or prevent any unauthorized use or disclosure or the unlawful development of competing products by others. If any of our intellectual property is disclosed, our business may suffer. In addition, many of our scientific and management personnel were previously employed by other medical device, pharmaceutical or biotechnology companies, where they were conducting research in areas similar to those that we now pursue. As a result, we could be subject to allegations of trade-secret violations and other claims relating to the intellectual property rights of these companies.

If we are unable to continue to license the intellectual property of third parties necessary to develop and commercialize our products, our business will be seriously harmed.

   We license and may continue to license technologies relevant to our products. In particular, we have licensed certain technologies relating to the GlucoProtein strip under a non-exclusive license with one of our competitors in the home glucose monitoring market and the office- and lab-based glycated protein testing market. We depend, and will continue to depend, on these and other licensing arrangements for intellectual property rights that are important to our business. Our rights may be terminated if we do not perform as required under these arrangements. In addition, these third parties may also breach or terminate their agreements with us or otherwise fail to conduct their activities in connection with our relationships in a timely manner. In particular, the licensor may terminate its license agreement with us if we fail to make royalty payments or comply with other requirements under the license in a timely manner or otherwise materially breach the agreement. If any of our licenses or relationships are terminated or breached, we may:

  . lose our rights to develop and market our products;

  . lose patent and/or trade secret protection for our products;

  . experience significant delays in the development or commercialization of our products; and

  . not be able to obtain any other licenses to alternative technologies on acceptable terms.

   Further, the non-exclusive nature of our license agreement leaves open the possibility for a third party or competitor to license the same technology and develop competing products. In addition, the license does not preclude this competitor from introducing a competing product for in-home glycated protein testing. If this were to occur, the resulting additional competition could reduce the market for our products, reduce our revenues and growth and harm our business and financial condition.

We may face significant expense and liability as a result of litigation or other proceedings relating to patents and other intellectual property rights of others.

   The medical technology industry has in the past been characterized by a substantial amount of litigation and related administrative proceedings regarding patents and intellectual property rights. In addition, major medical device companies have used litigation against emerging growth companies as a means of gaining a competitive advantage.

   Should third parties file patent applications or be issued patents claiming technology also claimed by us in pending applications, we may be required to participate in interference proceedings in the U.S. Patent and Trademark Office to determine the relative priorities of our inventions and the third parties' inventions. We or our licensors could also be required to participate in interference proceedings involving our issued patents and pending applications of another entity. An adverse outcome in an interference proceeding could require us to cease using the technology or to license rights from prevailing third parties. There is no guarantee that any prevailing party would offer us a license or that such a license could be acquired on commercially acceptable terms.

   Third parties may claim that we are using their patented inventions and may go to court to stop us from engaging in our normal operations and activities. Such lawsuits are expensive to defend and conduct and would also consume and divert the time and attention of our management. A court may decide that we are infringing a third party's patents and may order us to cease the infringing activity. The court could also order us to pay damages for the infringement. These damages could be substantial and could harm our business, financial condition and operating results. Moreover, we cannot guarantee you that the prevailing patent owner would offer us a license so that we could continue to engage in activities claimed by the patent, or that such a license, if made available to us, could be acquired on commercially acceptable terms.

   If we were unable to obtain any necessary license following an adverse determination in litigation or in interference or other administrative proceedings, we could have to redesign our products to avoid infringing a third party's patent and could temporarily or permanently have to discontinue manufacturing and selling some of our products. If this were to occur, it would seriously harm our business, financial condition and operating results.

If we are unable to increase our manufacturing capabilities to meet customer demand, our business could suffer.

   To be successful, we must manufacture our products in commercial quantities at acceptable costs and in compliance with regulatory requirements. If we are unable to establish reliable, cost-effective manufacturing of our products at levels sufficient to meet customer requirements, we could lose customers and our business could suffer. At the present time, we have limited manufacturing experience. Our manufacturing operations are currently focused on the manufacturing of glucose and GlucoProtein test strips. As we increase our manufacturing volume and the number of product designs for our devices, the complexity of our manufacturing processes will increase. Successful manufacturing operations require scaling up production of existing and new products, controlling production yields, quality control and assurance, component supply management and avoiding material and personnel shortages. In addition, we have to remain in compliance with regulatory requirements for the manufacture of our products. If we are unable to successfully expand or properly manage our manufacturing operations or are otherwise unable to meet customer demand for our products, our business, financial condition and operating results would suffer.

We are dependent on a single manufacturer for the production of our In Charge and ExpressView monitors, and any material disruption in our relationship with that manufacturer could harm our business.

   We use one third party manufacturer in Germany to manufacture all of our monitors for In Charge and ExpressView. We have limited control over this manufacturer, and if it fails to manufacture these monitors with the desired quality and in a timely manner as our sales volume increases, our business could be negatively affected. If we or this manufacturer terminate our existing agreement, finding a replacement manufacturer could be a time-consuming and expensive process and our sales could decrease during any transition period. These events would harm our business, financial condition and operating results.

If we or our suppliers fail to comply with the FDA Quality System Regulations, manufacturing operations could be delayed and our business could be harmed.

   Our manufacturing processes are required to comply with the Quality System Regulations, or QSR, which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging and shipping of our products. The U.S. Food and Drug Administration, or FDA, enforces the QSR through periodic unannounced inspections. We have never been through a QSR inspection, and we cannot assure you that we would pass such an inspection. Our manufacturing lines at our outside manufacturer have also not been inspected to date. If we or any of our suppliers fail a QSR inspection, our operations could be disrupted and our manufacturing delayed. Failure to take corrective action in response to an adverse QSR inspection could force a shut-down of our manufacturing operations or those of our suppliers, and a recall of our products, which would have a material adverse effect on our product sales, revenues, and expected revenues. Furthermore, we cannot assure you that our key component suppliers are or will continue to be in compliance with applicable QSR requirements or will not encounter any manufacturing difficulties. Any such event could have a material adverse effect on our available inventory and product sales.

We are dependent on single-source suppliers for a number of components in our test strips, and any disruption in the supply of these components could negatively affect our business.

   Because a number of components of our test strips are supplied to us by single-source suppliers, a disruption in the supply of these components could negatively affect revenues. If we were unable to resolve any disruption, we could be required to redesign our products which could significantly impair our ability to sell them. In addition to marketing any products containing new materials, we may be required to make amended or new filings with regulatory authorities. This clearance process may take a substantial period of time, and we may be unable to obtain necessary regulatory clearance or approvals for any new material to be used in our products on a timely basis, if at all. This could also create supply disruptions that could negatively affect our business.

We depend on key employees in a competitive market for skilled personnel, and without additional sales personnel and other employees, we cannot grow or achieve profitability.

   We are highly dependent on the principal members of our management, operations and research and development staff. Our future success will depend in part on the continued service of these individuals and our ability to identify, hire and retain additional personnel. In particular, in order to implement our strategy for the nationwide launch of In Charge, we will need to significantly increase the size of our sales force over the next 12 months. If we are unable to hire and train enough sales personnel, our ability to successfully launch In Charge will be impaired. The market for qualified sales, technical and management personnel in Southern California, where our offices are located, is extremely competitive and is expected to continue to be highly competitive. Because the environment for qualified personnel is so competitive, costs related to compensation may increase significantly. If we are unable to attract and retain the personnel we need to support and grow our business, our business will suffer.

We may need to raise additional capital in the future, which could result in dilution to our stockholders.

   We anticipate that our existing capital resources, together with cash from operations and the net proceeds from this offering, will be sufficient to fund our operating and capital requirements for at least the next 12 months. Nevertheless, we may need to raise additional capital. The amount of additional capital that we will need to raise will depend on many factors, including the extent to which In Charge and Duet gain market acceptance. In addition, we may require additional financing in less than 12 months if we decide to expand more rapidly than planned, develop new or enhanced products ahead of schedule, need to respond to competitive pressures or decide to acquire complementary products, businesses or technologies. If we raise additional funds through the sale of equity, convertible debt or other equity-linked securities, it will reduce your percentage ownership of our company. We may issue securities that have rights, preferences and privileges senior to our common stock. If we raise additional funds through collaborations or licensing arrangements, we may have to relinquish rights to certain of our technologies or products, or grant licenses to third parties on terms that are unfavorable to us. If future financing is not available to us or is not available on terms acceptable to us, we may not be able to fund our future needs which would have a material adverse effect on our operating results and financial condition.

Our failure to obtain or maintain necessary FDA clearances or approvals could hurt our ability to commercially distribute and market our products in the U.S.

   Our current products and products under development are medical devices and are subject to extensive regulation in the U.S. and in foreign countries where we intend to do business. Unless an exemption applies, each medical device that we wish to market in the U.S. must first receive either 510(k) clearance or premarket approval from the FDA. Either process can be lengthy and expensive. The FDA's 510(k) clearance process usually takes from four to twelve months, but may take longer. The premarket approval, or PMA, process is much more costly, lengthy and uncertain. It generally takes from one to three years or even longer. Delays in obtaining regulatory clearance or approval will adversely affect our revenues and profitability. Although we have obtained 510(k) clearance for In Charge, Duet and ExpressView, our clearance can be revoked if postmarketing data demonstrates safety issues or lack of effectiveness. More generally, we cannot assure you that the FDA will ever grant 510(k) clearance or premarket approval for any additional products we propose to market. If the FDA withdraws or refuses to grant clearances or approvals, we will be unable to market such products in the U.S.

Modifications to our marketed devices may require new 510(k) clearances or PMA approvals or require us to cease marketing or recall the modified devices until such clearances or approvals are obtained.

   Any modification to an FDA-cleared device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new FDA 510(k) clearance or possibly PMA approval. The FDA requires every manufacturer to make this determination in the first instance, but the FDA can review any such decision. We have modified aspects of In Charge, Duet and ExpressView, but we believe that new 510(k) clearances are not required. We may modify future products after they have received clearance or approval, and, in appropriate circumstances, we may determine that new clearance or approval is unnecessary. We cannot assure you that the FDA would agree with any of our decisions not to seek new clearance or approval. If the FDA requires us to seek 510(k) clearance or PMA approval for any modification to a previously cleared product, we also may be required to cease marketing or recall the modified device until we obtain such clearance or approval. Also, in such circumstances, we may be subject to significant regulatory fines or penalties.

Complying with FDA and other regulations is an expensive and time-consuming process, and any failure to comply could result in substantial penalties.

   Our products are medical devices that are subject to extensive regulation. FDA regulations are wide-ranging and govern, among other things, product design, development, manufacture and testing, labeling, storage, premarket clearance or approval, advertising and promotion, and sales and distribution. Noncompliance with applicable regulatory requirements can result in enforcement action which may include recalling products, ceasing product marketing, paying significant fines and penalties, and similar FDA actions which could limit product sales, delay product shipment, and adversely affect our profitability.

   Sales of our products outside the U.S. are subject to foreign regulatory requirements that vary from country to country. The time required to obtain approvals from foreign countries may be longer than that required for FDA clearance or approval, and requirements for foreign licensing may differ from FDA requirements.

We are substantially dependent on one distributor for the sale of Duet, and in the event this distributor does not perform satisfactorily, Duet sales and our revenues and growth will be harmed.

   We have entered into a distribution agreement with PSS World Medical for U.S. distribution of Duet. This agreement is exclusive through August 2002 and, accordingly, we will be dependent on PSS for Duet sales. Although the distribution agreement does provide for minimum sales commitments, our only recourse if PSS does not meet these sales levels is to terminate this agreement. If they fail to adequately support Duet, sales of Duet could fail to grow or could decline. In addition, PSS may terminate the distribution agreement upon specified notice. If this agreement was terminated, we would have to make alternative arrangements to support Duet sales and marketing and would likely lose sales until we either commenced marketing Duet on our own or entered into arrangements with a new distributor.

We may be subject to costly and time-consuming product liability actions.

   Since our products are designed to be used by patients and health care providers themselves, we may be subject to product liability lawsuits. We have not been subject to any product liability claims; however, any product liability claim brought against us, with or without merit, could result in the increase of our product liability insurance rates or the inability to secure coverage in the future. In addition, our insurance may not be adequate to cover damages that we are required to pay. Finally, even a meritless or unsuccessful product liability claim could be time consuming and expensive to defend and could result in the diversion of management's attention.

Because we use biological and hazardous materials, we may be liable for damages.

   Our activities involve the controlled use of potentially harmful biological materials as well as hazardous materials and various chemical compounds. In particular, we perform quality assurance activities internally that require us to use human blood samples. Accordingly, there is a risk that our employees or other personnel in our facility will be exposed to blood-borne pathogens. We cannot completely eliminate the risk of accidental contamination or injury from the use, storage, handling or disposal of blood and other hazardous materials. In the event of contamination or injury, we could be held liable for damages that result, and any liability of this kind could exceed our resources. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of these materials and specified waste products. The cost of compliance with these laws and regulations could be significant.

Our stock price may fluctuate significantly and the value of your investment may decline.

   Our stock price may fluctuate for a number of reasons, including:

  . the publication of results of outside studies;

  . our ability to successfully manufacture and sell our products;

  . announcements of technological or competitive developments by others;

  . announcements regarding patent litigation or the issuance of patents to us or our competitors;

  . regulatory developments regarding us or our competitors;

  . changes in reimbursement policies of Medicare or private payors that affect reimbursement for our products;

  . acquisitions or strategic alliances by us or our competitors;

  . quarterly fluctuations in our results of operations;

  . changes in estimates of our financial performance or changes in recommendations by securities analysts; and

  . general market conditions, particularly for medical technology companies.

   If our future quarterly operating results are below the expectations of securities analysts or investors, the price of our common stock would likely decline. Stock price fluctuations may be exaggerated if the trading volume of our common stock is low. Securities class action litigation may be brought against a company after a period of volatility in the market price of its stock. Any securities litigation claims brought against us could result in substantial expense and diversion of management's attention.

The concentration of ownership among our existing officers, directors and principal stockholders may prevent other stockholders from influencing significant corporate decisions.

   Following the completion of this offering, our executive officers, directors and current stockholders with at least 5% of our stock will control
approximately       % of our outstanding common stock. If these officers,
directors and principal stockholders act together, they will be able to influence significantly and possibly control matters requiring approval by our stockholders, including approvals of amendments to our certificate of incorporation, mergers, a sale of all or substantially all of our assets, or other transactions requiring stockholder approval. These stockholders may be able to control the election of our board of directors.

There is no prior public market for our common stock, and you may not be able to sell your shares at or above the initial public offering price.

   Prior to this offering, there has been no public market for shares of our common stock. An active, liquid trading market may not develop following completion of this offering, or if developed, may not be maintained.

We will determine the initial public offering price for the shares through negotiations between us and representatives of the underwriters. This price may not be indicative of prices that will prevail later in the trading market. The market price of our common stock may decline below the initial public offering price, and you may not be able to resell your shares at or above the initial public offering price.

We are subject to anti-takeover provisions in our certificate of incorporation, bylaws and Delaware law that could delay or prevent an acquisition of our company, even if the acquisition would be beneficial to you.

   Our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to you. These provisions could discourage potential takeover attempts and could adversely affect the market price of our common stock. Because of these provisions, you might not be able to receive a premium on your investment. Among other things, these provisions:

  . authorize our board of directors, without stockholder approval, to issue up to 5,000,000 shares of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and prevent a takeover attempt;

  . provide that only our Chairman, President or entire board of directors may call a special meeting of our stockholders and that our stockholders may not call special meetings;

  . prohibit stockholder action by written consent, requiring stockholder actions to be taken at stockholder meetings; and

  . establish advance notice requirements for nominations for election to our board of directors and for proposals to be acted upon at stockholder meetings.

   Any of the provisions described above could delay or make transactions involving a change in control of us or our management more difficult.

Future sales of our common stock could cause our stock price to decline.

   The market price of our common stock could decline as a result of sales by our existing stockholders of shares of our common stock in the public market after the closing of this offering, or the perception that these sales could occur. Upon expiration of 180-day lockup agreements entered into in connection with this offering, approximately 9.3 million shares of our common stock will be eligible for immediate sale in the public markets. In addition to causing our stock price to decline, sales of these shares could make it more difficult for us to sell equity securities in the future at a time and price that we deem appropriate. In addition, the market price of our common stock could decline if we sell additional equity securities in connection with financings or collaborative arrangements.

Your investment will be immediately and substantially diluted.

   We expect the initial public offering price to be substantially higher than the net tangible book value per share of the common stock. Therefore, if you purchase shares of our common stock in this offering, you will incur immediate
and substantial dilution in pro forma net tangible book value of $      per
share (based on an assumed initial public offering price of $     ). You may
incur additional dilution if the holders of outstanding options or warrants exercise those options or warrants. Additional information regarding the dilution to investors in this offering is included in this prospectus under the heading "Dilution."

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to statements about:

  .our estimates of future revenue and profitability;

  .the progress of clinical trials involving our products;

  .the progress of our research and development programs, including our clinical research programs;

  .the receipt of regulatory clearances and approvals;

  .the mix of revenues between In Charge and Duet sales;

  .our estimates regarding our capital requirements and our need for additional financing; and

  .the benefits to be derived from relationships with other companies.

   In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expects," "plans," "anticipates," "believes," "estimates," "projects," "predicts," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

   You should read this prospectus and the documents that we reference in this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

   You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

                                USE OF PROCEEDS

   The proceeds from the sale of              shares of common stock we are
offering are estimated to be approximately $       million (approximately
$        million if the underwriters' over-allotment option is exercised in full), after deducting underwriting discounts and commissions and our estimated offering expenses. We intend to use the net proceeds from this offering for sales and marketing expenses including to expand our sales force for In Charge and Duet, product enhancement and development, and for general corporate purposes including working capital and capital expenditures. We may also use a portion of the proceeds to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies; however, we have no present plans, agreements or commitments and are not currently engaged in any negotiations with respect to any such transactions. Pending use of the net proceeds for the above purposes, we intend to invest these funds in short-term, interest-bearing, investment grade obligations.

                                DIVIDEND POLICY

   We have never paid cash dividends on our capital stock. We currently anticipate retaining all of our future earnings for the expansion and operation of our business and do not anticipate paying any cash dividends in the foreseeable future.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of June 30, 2000. See "Use of Proceeds." The capitalization information in the table below should be read in conjunction with our financial statements and notes thereto included elsewhere in this prospectus.

                                                     June 30, 2000
                                          -------------------------------------
                                                                   Pro Forma
                                           Actual   Pro Forma(1) As Adjusted(2)
                                          --------  ------------ --------------
                                                 (dollars in thousands,
                                            except share and per share data)
Redeemable convertible preferred stock,
 $0.01 par value; 5,695,246 shares
 authorized, actual and pro forma;
 5,000,000 shares authorized, pro forma
 as adjusted; 3,650,544 issued and
 outstanding, actual; no shares issued
 and outstanding pro forma and pro forma
 as adjusted............................. $ 33,050    $     --      $     --
  Preferred stock warrants...............    1,884          --            --
                                          --------    --------      --------
                                            34,934          --            --
                                          --------    --------      --------
Total stockholders' equity (deficit):
  Common stock, $0.01 par value;
   8,000,000 shares authorized, 1,109,672
   shares issued and outstanding, actual;
   9,974,190 shares issued and
   outstanding, pro forma; 35,000,000
   shares authorized,        shares
   issued and outstanding, pro forma as
   adjusted (3)..........................       11         100
  Additional paid-in capital.............    6,961      52,317
  Unearned stock-based compensation......   (3,163)     (3,163)       (3,163)
  Accumulated deficit....................  (36,414)    (36,437)      (36,437)
                                          --------    --------      --------
Total stockholders' equity (deficit).....  (32,605)     12,817
                                          --------    --------      --------
Total capitalization..................... $  2,329    $ 12,817      $
                                          ========    ========      ========

--------
(1) The pro forma information gives effect to the sale and issuance in October 2000 of shares of Series F redeemable convertible preferred stock for aggregate net proceeds to us of $5.0 million and gives effect to the automatic conversion of all outstanding redeemable convertible preferred stock into 8,018,686 shares of common stock. The pro forma information also reflects the exercise of outstanding preferred stock warrants into 845,832 shares of common stock for aggregate net proceeds to us of $5.5 million before these warrants expire upon the closing of this offering. If any of these warrants are not exercised as permitted by their terms, the aggregate net proceeds to us will be reduced.

(2) The pro forma as adjusted information also gives effect to the issuance and
    sale of the         shares of common stock offered by us in this offering
    at an assumed initial public offering price of $      per share, after
    deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3) The outstanding share information excludes outstanding options to purchase a total of 1,595,066 shares of common stock at a weighted-average exercise price of $3.69 per share. The outstanding share information also excludes common stock warrants to purchase a total of 55,269 shares of common stock at a weighted-average exercise price of $7.00 per share.

                                    DILUTION

   Our net tangible book value as of June 30, 2000 was $2.3 million or $2.10 per share of common stock. Net tangible book value per share is determined by dividing the net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of common stock at that date. Assuming the issuance and sale by us of 358,799 shares of Series F preferred stock in October 2000, the conversion of all outstanding shares of preferred stock into 8,018,686 shares of common stock as of the closing of this offering, and the conversion of all outstanding common and preferred stock warrants into 901,101 shares of common stock as of the closing of this offering, our pro forma net tangible book value as of June 30, 2000 would have been approximately $13.2 million or $1.32 per share of common stock. Without taking into account any other changes in pro forma net tangible book value other than the sale of shares of our common stock in this offering (after deducting underwriting discounts and offering expenses), the pro forma net tangible book
value at June 30, 2000 would be $      million or $      per share. Upon the
completion of this offering, there will be an immediate increase in net
tangible book value to existing shareholders of $      per share and an
immediate dilution to new investors of $         per share. The following table
illustrates the per share dilution:

Assumed initial public offering price per share.................       $
                                                                       --------
  Net tangible book value per share as of June 30, 2000......... $2.10
                                                                 -----
  Pro forma effect of the transactions referenced above.........  0.78
                                                                 -----
  Pro forma net tangible book value per share as of June 30,
   2000.........................................................  1.32
                                                                 -----
  Increase in pro forma net tangible book value per share
   attributable to new investors................................
                                                                 -----
Pro forma net tangible book value per share after offering......
                                                                       --------
Dilution per share to new investors.............................       $
                                                                       ========

   The following table sets forth on a pro forma basis as of June 30, 2000 the difference between the number of shares of common stock purchased from us, the total consideration paid, and the average price per share paid by the existing stockholders and by the new investors (before deducting underwriting discounts and our estimated offering expenses):

                                                                        Average
                                                                         Price
                                 Shares Purchased  Total Consideration Per Share
                                ------------------ ------------------- ---------
                                  Number   Percent   Amount    Percent
                                ---------- ------- ----------- -------
Existing stockholders.......... 10,009,912         $46,500,518           $4.65
New investors..................
                                ----------  ----   -----------  ----     -----
  Total........................             100%                100%
                                ==========  ====   ===========  ====     =====

   The foregoing table assumes no exercise of the underwriters' over-allotment option and no exercise of common stock options and warrants outstanding at June 30, 2000. As of October 16, 2000, there were options outstanding to purchase a total of 1,595,066 shares of common stock at a weighted average exercise price of $3.69 per share. As of October 16, 2000, there were warrants outstanding to purchase a total of 19,547 shares of common stock at a weighted average exercise price of $7.00 per share. To the extent that any of these options are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA

   The selected financial data set forth below with respect to our statements of operations for the years ended December 31, 1997, 1998 and 1999 and with respect to our balance sheets at December 31, 1998 and 1999 are derived from our audited financial statements which are included elsewhere in this prospectus. The selected statement of operations data for the years ended December 31, 1995 and 1996 and the selected balance sheet data at December 31, 1995, 1996 and 1997 have been derived from our audited financial statements which are not included in this prospectus. You should read the following selected financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and related notes appearing elsewhere in this prospectus. The selected statement of operations data for the six months ended June 30, 1999 and 2000 and the selected balance sheet data as of June 30, 2000 are unaudited, have been prepared on the same basis as the audited financial statements and, in our opinion, reflect all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the financial information in accordance with accounting principles generally accepted in the United States of America.

                                                                                    Six Months Ended
                                       Year Ended December 31,                          June 30,
                          ------------------------------------------------------  ----------------------
                            1995       1996       1997       1998        1999        1999        2000
                          --------  ----------  --------  ----------  ----------  ----------  ----------
                                  (dollars in thousands, except share and per share data)
Statement of Operations
 Data:
Revenues................  $     --  $       --  $     --  $    2,508  $    2,104  $      756  $    1,803
Cost of goods sold......        --          --        --       2,938       2,203       1,012       1,681
                          --------  ----------  --------  ----------  ----------  ----------  ----------
 Gross (loss) profit....        --          --        --        (430)        (99)       (256)        122
                          --------  ----------  --------  ----------  ----------  ----------  ----------
Operating expenses
 Selling and
  marketing.............        --          --       828       6,339       4,195       2,255       2,135
 General and
  administrative........       353       1,251     1,819       2,387       3,314       2,174       1,146
 Research and
  development...........       920       1,326     2,598       2,141       1,427       1,128         208
 Stock-based
  compensation..........        --         223       290         700       1,143         641       1,409
                          --------  ----------  --------  ----------  ----------  ----------  ----------
   Total operating
    expenses............     1,273       2,800     5,535      11,567      10,079       6,198       4,898
                          --------  ----------  --------  ----------  ----------  ----------  ----------
Operating loss..........    (1,273)     (2,800)   (5,535)    (11,997)    (10,178)     (6,454)     (4,776)
                          --------  ----------  --------  ----------  ----------  ----------  ----------
Other
 Interest income........        69         160       326         472         368         190         121
 Interest expense.......        --          --       (32)        (60)       (139)        (73)        (76)
 Other income...........        --          --        --          --         100          97         200
                          --------  ----------  --------  ----------  ----------  ----------  ----------
                                69         160       294         412         329         214         245
                          --------  ----------  --------  ----------  ----------  ----------  ----------
Net loss................    (1,204)     (2,640)   (5,241)    (11,585)     (9,849)     (6,240)     (4,531)
Accretion of discount on
 redeemable convertible
 preferred stock........        --          --        --          --        (337)       (133)       (209)
                          --------  ----------  --------  ----------  ----------  ----------  ----------
Net loss attributable to
 common stockholders....  $ (1,204) $   (2,640) $ (5,241) $  (11,585) $  (10,186) $   (6,373) $   (4,740)
                          ========  ==========  ========  ==========  ==========  ==========  ==========
Basic and diluted net
 loss per share
 attributable to common
 stockholders...........  $  (1.34) $    (2.58) $  (5.83) $   (11.36) $    (9.59) $    (6.01) $    (4.36)
                          ========  ==========  ========  ==========  ==========  ==========  ==========
Weighted-average number
 of common shares
 outstanding(1).........   896,668   1,025,434   899,668   1,019,978   1,062,698   1,060,020   1,087,564
                          ========  ==========  ========  ==========  ==========  ==========  ==========
Unaudited pro forma net
 loss per share
 attributable to common
 stockholders, basic and
 diluted................                                              $    (1.12)             $    (0.99)
                                                                      ==========              ==========
Shares used in computing
 unaudited pro forma net
 loss per share
 attributable to common
 stockholders, basic and
 diluted(1).............                                               8,774,332               9,234,484
                                                                      ==========              ==========

                                    As of December 31,
                         ---------------------------------------------  June 30,
                          1995     1996     1997      1998      1999      2000
                         -------  -------  -------  --------  --------  --------
                                       (dollars in thousands)
Balance Sheet Data:
Cash and cash
 equivalents............ $ 1,055  $ 4,620  $ 5,994  $  4,348  $  4,991  $  1,682
Working capital.........     979    4,429   10,922     2,081     4,373       493
Total assets............   1,163    5,252   12,860     7,867     8,232     5,592
Long term portion of
 bank credit
 facilities.............      --       --      331        --       949        --
Total redeemable
 convertible preferred
 stock and preferred
 stock warrants.........   3,095    9,470   21,187    24,678    34,725    34,934
Total stockholders'
 deficit................  (2,009)  (4,412)  (9,365)  (20,245)  (29,282)  (32,605)

-------
(1) Please see Note 2 to our financial statements for an explanation of the determination of the number of shares used in computing per share data.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

   You should read this discussion together with the financial statements and other financial information included in this prospectus. Please refer to "Special Note Regarding Forward-Looking Statements" and "Risk Factors".

Overview

   We are a medical technology company that develops, manufactures and markets products for people with diabetes. Our products allow patients and health care professionals to better monitor the effectiveness of treatment regimens and make therapy changes to improve overall glucose control. From our inception in 1993 through 1997, our operations consisted primarily of various start-up activities, including developing of our proprietary technology and testing formats, conducting clinical studies, recruiting personnel, and raising capital to fund operations.

   In January 1998, we began commercial shipment of our first product, Duet. Duet is marketed to health care professionals through an exclusive distributor serving the U.S. physician office market. In October 1999, we introduced In Charge in selected regions of the U.S. In Charge is sold primarily to wholesalers that serve national and regional retail pharmacy chains as well as local pharmacies. Duet and In Charge each include a hand-held monitor that performs our GlucoProtein test on a single-use disposable test strip. In addition, they also measure blood glucose, on a separate test strip. Patients can purchase the In Charge monitor and disposable test strips at their pharmacy without a prescription. Our third product, ExpressView, was introduced in December 1999. ExpressView uses the same monitor platform as In Charge, but performs only the glucose test. ExpressView is sold primarily to mail-order firms serving Medicare patients.

   We derive our revenues from the sale of monitors and disposable test strips. The test strips provide us with a recurring revenue stream. The sales of the test strips will increase as a percentage of our total revenues as the base of installed monitors increases in both the health care professional and consumer markets.

   We recognize revenue when all of the following criteria have been met:

   . persuasive evidence of an arrangement exists between us and our customer;

   . we have delivered our product to our customer;

   . our price for the products sold is fixed or determinable; and

   . collectibility of the sales price is reasonably assured.

We offer certain rights of return to our customers. Since we lack sufficient history to make reliable accurate estimates of product returns at the time of shipment, we defer the recognition of revenue until customers' return rights have expired. In the case of sales to distributors, this occurs when the distributors have sold the product to their customers. In the case of direct sales to medical equipment suppliers and end users, this generally occurs 30 days after products have been shipped.

   Manufacturing costs for our proprietary disposable test strips consist of raw materials, such as membranes, chemicals, and plastic parts, direct labor to assemble the strips, general production overhead, and royalties we pay on licensed technology used in the design of the GlucoProtein test strip. Cost of goods sold also includes the cost of purchasing assembled monitors that are manufactured in Germany exclusively for us. Sales and marketing expenses relate primarily to our sales force, our customer service function, corporate staff, advertising and promotions. General and administrative expenses consist primarily of the cost of corporate operations and related personnel, legal, accounting, information systems and other general operating expenses. Research and development expenses consist primarily of personnel cost and general laboratory supplies.

   In the second and third quarters of 1999, we consolidated the distribution of Duet through one wholesaler, PSS, and terminated distribution arrangements with all of our other distributors in order to be able to better manage our distribution network. We also discontinued the sale of Duet in retail channels and concentrated solely on the U.S. physician office market. Our distribution agreement with PSS is exclusive through August 2002 and includes minimum sales commitments. As part of this change in business strategy, in June 1999 we terminated some of our management team and other employees. This allowed us to reduce our operating costs until In Charge was introduced and rolled out. The severance and other employee-related charges associated with these terminations totaled $810,000 and were recorded in June 1999.

Results of Operations

Six months ended June 30, 1999 and 2000

 Revenues

   Revenues increased by 139% from $756,000 during the six months ended June 30, 1999 to $1.8 million during the six months ended June 30, 2000. The increase in revenues resulted primarily from the commercial launch of two new products, In Charge and ExpressView, during the fourth quarter of 1999. Revenues from In Charge and the related test strips and revenues from ExpressView and the related test strips totaled $372,000 and $576,000, respectively, during the six months ended June 30, 2000. In addition, revenues from Duet increased from $756,000 in the six months ended June 30, 1999 to $855,000 in the six months ended June 30, 2000. As of June 30, 2000, we had shipped $585,000 of products which, based on our revenue recognition policy, had not yet been recorded as revenues.

 Gross (loss) profit

   We improved from a gross loss of 34% of revenues during the first six months of 1999, to a gross profit of 7% of revenues during the six months ended June 30, 2000. The improvement was primarily due to increased production of test strips, which resulted in reduced direct labor costs; increased purchases of monitors, which resulted in a lower cost per unit from our supplier; and decreased cost of printed packaging material. In addition, in June 1999, we terminated our agreement with our manufacturer of Duet monitors. We purchased $615,000 of monitors and recorded an inventory reserve for excess quantities of $182,000 during the six months ended June 30, 1999. We expect that our gross profit will continue to increase in the foreseeable future, primarily as a result of economies of scale achieved due to our increased volume of production.

 Selling and marketing expenses

   Selling and marketing expenses decreased 5% from $2.3 million during the six months ended June 30, 1999 to $2.1 million during the six months ended June 30, 2000. The decrease is primarily due to the decrease of $342,000 in compensation and related costs associated with a reduction in our sales force during 1999. This decrease was partially offset by the higher marketing costs of $222,000 related to the commercial launch of In Charge. We intend to significantly expand our sales and marketing teams in order to penetrate more retail markets. As a result, we expect that selling and marketing expenses will increase as a percentage of revenues through at least 2001.

 General and administrative expenses

   General and administrative expenses decreased 47% from $2.2 million during the six months ended June 30, 1999 to $1.1 million during the six months ended June 30, 2000. The decrease resulted primarily from a decrease in personnel expenses of $810,000 related largely to employee terminations in June 1999.

 Research and development expenses

   Research and development expenses decreased 82% from $1.1 million during the six months ended June 30, 1999 to $208,000 during the six months ended June 30, 2000. The decrease is primarily due to the winding down of development and regulatory expenses of InCharge and ExpressView. The major components of this decrease include a decrease in personnel costs of $200,000 related primarily to employee terminations in June 1999; a decrease of $213,000 related to the termination of a co-development agreement during the six months ended June 30, 1999; and a decrease in costs of $188,000 resulting from a transition to manufacturing following regulatory approval of InCharge and ExpressView. We intend to continue to develop additional products for the diabetes market as well as improve existing products. As a result, research and development expenses are expected to increase on an absolute basis for the foreseeable future.

 Stock-based compensation

   In connection with the grant of stock options to employees, directors and consultants, we recorded unearned stock-based compensation as a component of stockholders' deficit and are amortizing the recorded amounts as charges to operations over the vesting periods of the options using an accelerated method. We recorded amortization of stock-based compensation of $641,000 during the six month period ending June 30, 1999 as compared to $1.4 million for the same period in 2000. Our total unearned stock-based compensation at June 30, 2000 was $3.2 million, which will be amortized over the vesting period of the respective options.

 Interest income

   Interest income decreased 36% from $190,000 during the six months ended June 30, 1999 to $121,000 during the six months ended June 30, 2000. The decrease resulted from lower average cash balances during the six months ended June 30, 2000, partially offset by higher interest rates during this period.

 Other income

   Other income increased 106% from $97,000 in the six months ended June 30, 1999 to $200,000 in the six months ended June 30, 2000. Other income for both these periods relates to the licensing of certain technology to a third party.

 Income taxes

   As a result of our net losses as well as the full valuation allowance recorded against our deferred tax assets, we did not incur any income tax expense in either the six months ended June 30, 1999 or the six months ended June 30, 2000.

Years ended December 31, 1998 and 1999

 Revenues

   Revenues decreased 16% from $2.5 million during 1998 to $2.1 million in 1999. The decrease resulted primarily from lower sales of Duet in retail pharmacies, as we prepared to replace it with InCharge, and from the termination of our previously existing distribution agreements during the transition to an exclusive distribution agreement with PSS in July 1999.

 Gross (loss) profit

   Gross loss decreased from 17% of revenues during 1998 to 5% of revenues in 1999. This reduction was due primarily to improved production yields resulting in less manufacturing waste, improved efficiencies in certain manufacturing processes during our second year of production. In addition, in June 1999, we terminated our agreement with our manufacturer of Duet monitors. We purchased approximately $615,000 of monitors and recorded an inventory reserve for excess quantities of $182,000 during 1999.

 Selling and marketing expenses

   Selling and marketing expenses decreased 34% from $6.3 million in 1998 to $4.2 million in 1999. The decrease resulted primarily from a decrease in expenses related to the termination of a contract with an outside sales organization for the sale of Duet and a decrease in marketing expenses related to the commercial launch of Duet, which were partially offset by marketing expenses related to the commercial launch of In Charge in late 1999.

 General and administrative expenses

   General and administrative expenses increased 39% from $2.4 million in 1998 to $3.3 million 1999. Lower personnel costs resulting primarily from employee terminations in June 1999 were partially offset by increased facility costs following our move to a new facility in December 1998.

 Research and development expenses

   Research and development expenses decreased 33% from $2.1 million in 1998 to $1.4 million in 1999. The decrease resulted primarily from lower personnel costs resulting largely from employee terminations in June 1999 and lower regulatory expenses following our 510(k) submission to the FDA for In Charge in early 1999.

 Stock-based compensation

   We amortized unearned stock-based compensation of $700,000 in 1998 compared to $1.1 million in 1999.

 Interest income

   Interest income decreased 22% from $472,000 during 1998 to $368,000 during 1999. The decrease resulted from lower average cash balances during 1999.

 Interest expense

   Interest expense increased 132% from $60,000 during 1998 to $139,000 during 1999. The increase resulted from higher average borrowings under a credit facility in 1999.

 Other income

   Other income during 1999 consisted of $100,000 related to the licensing of certain technology to a third party.

 Income taxes

   No income tax expense was recorded during 1998 or 1999 due to our cumulative net losses as well as the full valuation allowance recorded against our deferred tax assets of $8.3 million and $11.6 million, respectively, since it is more likely than not that such assets will not be realized.

Years ended December 31, 1997 and 1998

 Revenues

   We had no revenues until the launch of Duet in January 1998.

 Gross (loss) profit

   Gross loss of $430,000 in 1998 was primarily due to costs associated with initiating production of Duet and the related inefficiencies of the manufacturing processes during our first year of production.

 Selling and marketing expenses

   Selling and marketing expenses increased from $828,000 during 1997 to $6.3 million during 1998. The increase resulted from the marketing and sales expenses related to the commercial launch of Duet, including the establishment of a sales force, distribution channels and various marketing campaigns.

 General and administrative expenses

   General and administrative expenses increased from $1.8 million during 1997 to $2.4 million during 1998. The increase resulted primarily from our hiring of executive, administrative, accounting and information systems personnel to support the commercial launch of Duet.

 Research and development expenses

   Research and development expenses decreased from $2.6 million during 1997 to $2.1 million during 1998. The decrease resulted primarily from lower development expenses for Duet, which was launched in January 1998.

 Stock-based compensation

   We recorded amortization of stock-based compensation of $290,000 for 1997 compared to $700,000 for 1998.

 Interest income

   Interest income increased from $326,000 during 1997 to $472,000 during 1998. The increase resulted from higher average cash balances during 1998.

 Income taxes

   No income tax expense was recorded during 1997 or 1998 due to our cumulative net losses as well as the full valuation allowance recorded against our deferred tax assets since it is more likely than not that such assets will not be realized.

Liquidity and Capital Resources

   Since inception, we have funded our operations and capital investments from the private sale of preferred stock and preferred stock warrants, including Series F preferred stock and warrants in October 2000, totaling $39.9 million (net of financing expenses), a $750,000 credit facility with a bank during 1997 and a credit facility from a bank initiated during 1998 and amended in 1999, which included a $2 million term loan, a $500,000 equipment line of credit and a $1 million accounts receivable line of credit. At June 30, 2000, $1.2 million remained outstanding under the term loan. This debt is being paid off under an arrangement maturing in March 2003 and is collateralized by all of the assets of the Company. The promissory note evidencing the term loan provides for monthly principal payments of $35,155. Interest is payable monthly at the bank's prime rate plus 0.5% (10% as of June 30, 2000). The $500,000 line of credit is available through March 21, 2001 for equipment purchases. The interest rate for advances on the equipment line of credit is the same as the term loan. Interest only is due monthly through September 21, 2000, and the outstanding principal balance is payable in 30 equal payments of principal plus accrued interest beginning October 21, 2000. At June 30, 2000, $500,000 was outstanding on the equipment line of credit. The interest rate for advances on the accounts receivable line of credit is the bank's prime rate, and advances are payable upon the earlier of March 21, 2000 or a demand from the bank. We took no advances on the accounts receivable line of credit during 1999 or the six months ended June 30, 2000. At October 16, 2000 we were in default of certain covenants contained in the term loan and equipment line of credit agreements noted above, as amended in October 2000. As a result, the entire remaining principal balances of the bank credit facilities are due on demand and have been classified as current liabilities. At June 30, 2000, we had $493,000 in working capital and our primary source of liquidity was $1.7 million in cash and cash equivalents.

   In August and September 2000, we entered into convertible promissory notes with an aggregate principal amount of $2,500,000. The notes provided for interest payments at 8% per annum. In addition, the holders of the notes received warrants to purchase 17,861 shares of Series F preferred stock at a purchase price of $14 per share. The fair value of the warrants on the date of issuance was estimated to be $379,000 and was recorded as debt issuance costs and amortized to interest expense over the life of the notes. In October 2000, we issued 178,569 shares of Series F redeemable convertible preferred stock at a price of $14 per share for total gross proceeds of $2,500,000. Upon the completion of the Series F preferred stock financing, the outstanding convertible promissory notes and unpaid accrued interest thereon automatically converted into 180,230 shares of Series F preferred stock. We will record a charge for the beneficial conversion feature embedded in these securities in October 2000. The value of the beneficial conversion feature was measured using its intrinsic value, i.e., the excess of the aggregate fair value of the common stock into which the Series F preferred stock is convertible over the proceeds allocated to the security. The intrinsic value of the beneficial conversion feature of approximately $5.8 million exceeded the proceeds allocated to the Series F preferred stock of approximately $4.6 million; therefore, we limited recognition of the beneficial conversion feature to the approximately $4.6 million proceeds allocated to the Series F preferred stock. We accreted the entire amount of the beneficial conversion feature at the date of issuance because the Series F preferred stock is immediately convertible.

   Net cash used in operating activities was $4.7 million, $10.1 million, $8.2 million and $3.4 million in 1997, 1998, 1999 and the six months ended June 30, 2000, respectively. Net cash used in each period is primarily due to our net losses and, in the six months ended June 30, 2000, an increase in accounts payable.

   Net cash used in investing activities was $6.2 million in 1997. Net cash provided by investing activities was $3.9 million in 1998. Net cash used in investing activities was $660,000 in 1999 and $226,000 during the six months ended June 30, 2000, respectively. During 1997, the net cash used included primarily the purchase of short-term investments of $4.9 million, fixed assets of $805,000 and restricted cash of $500,000 to collateralize a credit facility with a bank. During 1998, the short-term investments were sold to provide funds for the Company's operations. The funds were partially offset by the purchase of $1.5 million of fixed assets. During 1999 and the six months ended June 30, 2000, net cash used included the purchase of fixed assets totaling $660,000 and $226,000, respectively.

   Net cash provided by financing activities was $12.2 million, $4.6 million, $9.5 million and $297,000 in 1997, 1998, 1999 and the six months ended June 30, 2000, respectively. During 1997, the net cash provided included the sale of preferred stock for net proceeds of $11.7 million and borrowings of $497,000. During 1998, the net cash provided included the sale of preferred stock for net proceeds of $3.5 million and borrowings of $1.6 million. The cash provided from these sources was partially offset by the repayment of the $497,000 borrowed under a credit facility with a bank in 1998. During 1999, the net cash provided included the sale of preferred stock for net proceeds of $9.7 million and borrowings of $128,000. The cash provided from these sources was partially offset by the repayment of $316,000 on a bank credit facility. During the six months ended June 30, 2000, net cash provided was primarily due to borrowings of $500,000 partially offset by repayments of $211,000 on a bank credit facility.

   We will expend substantial funds in the future for research and development, clinical testing, capital expenditures, and the manufacturing, marketing, and sale of our products. We cannot accurately predict the timing and amount of these expenses, which depend on several factors, including:

  . the effectiveness of our various planned sales and marketing activities;

  . the progress of our research and development efforts related to our second generation products;

  . the continued successful results of our current product lines; and

  . competing technological and market developments.

   We believe that cash from operations, our existing cash and cash equivalents and net proceeds from the sale of our Series F preferred stock in October 2000 and the net proceeds from this offering will be sufficient to meet our anticipated cash requirements for at least the next 12 months. If we do not sell the shares in this offering, we would need to generate significant additional revenues or raise additional capital in order to meet our anticipated cash requirements for the next 12 months. The failure to generate significant additional revenues or raise additional capital will have a significant adverse impact on our business and operations. We cannot assure you that additional financing will be available on a timely basis on terms acceptable to us, or that such financing will not be dilutive to our stockholders.

Impact of Inflation

   Inflation generally affects us by increasing our cost of labor, equipment and production supplies. We do not believe that the relatively low rates of inflation experienced in the U.S. in recent years has had any material effect on our business.

Interest Rate and Foreign Currency Risk

   We are subject to changes in the prime interest rate for our term loan arrangement, which accrues interest at the bank's prime rate plus 0.5%. To minimize the market rate risk of our cash we have in the past and will continue to invest primarily in U.S. government securities, AAA-rated corporate bonds and A-1/P-1 rated commercial paper. We do not utilize derivative financial instruments, derivative commodity instruments or other market risk sensitive instruments, positions or transactions in any material fashion.

   We have a contract with a German supplier for our In Charge and ExpressView monitors. To minimize the effect of changes in the exchange rate, we have negotiated a sliding scale pricing model based on the exchange rate. Since we began purchasing the monitor from the supplier in July 1999, the exchange rate has increased about 12%. Although the change in the exchange rate has been in our favor, it has not had a material effect on our business or results of operations.

Recently Issued Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards 133, or SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. SFAS 133 as amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of SFAS 133," an amendment of SFAS 133, is effective for fiscal years beginning after June 15, 2000. To date, we have not engaged in derivative or hedging activities.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101, or SAB 101 "Revenue Recognition," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. The adoption of the principles of SAB 101 has not had a significant impact on our financial statements.

   In March 2000, the FASB issued FASB Interpretation No. 44, called FIN 44 "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB 25." The Interpretation clarifies:

  .the definition of an employee for purposes of applying Opinion 25;

  . the criteria for determining whether a stock option or award plan qualifies as a non-compensatory plan;

  . the accounting consequences of various modifications to the terms of a previously fixed stock option or award; and

  . the accounting for an exchange of stock compensation awards in a business combination.

FIN 44 became effective on July 1, 2000, with certain provisions effective earlier. We do not expect FIN 44 to have a significant impact on our financial statements.

   In August 2000, the FASB Emerging Issues Task Force, or EITF, issued EITF 00-14, "Accounting for Certain Sales Incentives," which addresses the recognition, measurement, and classification for sales incentives offered voluntarily by vendors without charge. We believe that our current policy for accounting for sales incentives is in compliance with EITF 00-14.

                                    BUSINESS

Background

   Diabetes is a chronic, progressively debilitating disease in which the human body loses its ability to maintain a normal level of glucose in the bloodstream. In the body's normal digestive process, carbohydrates in food are broken down into glucose, which is then circulated in the bloodstream and converted into energy. Glucose levels are naturally controlled by insulin, a hormone produced by the pancreas. Diabetes develops when pancreatic cells produce insufficient amounts of insulin or when the body loses the ability to properly respond to insulin. If left untreated, diabetes often results in severe complications that include kidney failure, blindness, amputation and cardiac disease. Diabetes is the fourth leading cause of death by disease in the U.S. with an annual cost of treatment of the disease and related complications approximately $100 billion, or 10% of total U.S. health care spending. In the U.S. there are an estimated 10.3 million individuals diagnosed with diabetes, as well as an estimated six million people who have not yet been diagnosed. The ADA estimates that approximately 800,000 new cases of diabetes were diagnosed in 1999.

   Diabetes is generally classified into two types. Type 1 diabetes, formerly called insulin-dependent or juvenile-onset diabetes, is the more severe form of the disease in which the pancreas loses the ability to produce insulin. As a result, Type 1 patients require life-long daily insulin injections to control their blood glucose levels. In the U.S. about one million individuals, or approximately 10% of the identified population of diabetes patients, have been diagnosed with Type 1 diabetes. Type 2 diabetes, formerly called non-insulin dependent or adult-onset diabetes, comprises the vast majority of the diagnosed diabetes population. There are estimated to be currently more than nine million Type 2 patients. Type 2 diabetes is generally characterized by a combination of insufficient insulin production by the pancreas and the body's insufficient response to insulin, resulting in high levels of blood glucose.

   Diabetes is not curable but it is manageable. Ineffective management can result in serious complications. For example, diabetic eye disease is the most common cause of blindness in working age adults, with an estimated 24,000 diabetic patients becoming blind each year. In addition, more than 50% of lower limb amputations in the U.S. occur among people with diabetes, resulting in an estimated 80,000 amputations performed each year. The goal of diabetes management is to continuously maintain a blood glucose level within a normal range in order to avoid or minimize these complications. A generally accepted marker of overall glucose control is the glycated protein hemoglobin A1c, commonly referred to as HbA1c. In 1993, the Diabetes Control and Complications Trial, or DCCT, sponsored by the National Institutes of Health, established that a 10% reduction in an average patient's HbA1c level resulted in a 45% reduction in the risk of blindness, a 40% reduction in the risk of loss of a limb by amputation and a 30% reduction in the risk of kidney damage.

   Blood glucose monitoring is critical to effective management of diabetes. Type 1 patients typically manage their blood glucose levels with daily monitoring and insulin injections. In contrast, Type 2 diabetes ranges widely in severity and patients have a complex menu of treatment options. There are currently over 250 therapeutic regimens, made up of varying combinations of diet and exercise, drugs and, in some cases, insulin injections. Because of these various treatment options, patients with Type 2 diabetes also require blood glucose monitoring in order to measure the effectiveness of their therapy. The following diagram depicts an understanding of the typical progression in treatment of a given patient with Type 2 diabetes over several years:

[ARTWORK APPEARS HERE]

Three Squares, ordered horizontally, separated by two arrows. The top of the artwork is labelled "Progression of Diabetes Treatment of Type 2 Patients." The first box is labelled "Diet & Exercise - 20% of patients." The second box is labelled "Oral Medicine - 39% of patients." The third box is labelled "Combination Orals and Insulin- 41% of patient."

Blood Glucose Monitoring

   The goal of glucose monitoring is to avoid the complications of diabetes by allowing patients and their health care providers to determine a treatment regimen, to monitor the effectiveness of the regimen and to alter it as needed for better overall glucose control. There are various testing methods to monitor glucose levels. These tests either measure the amount of glucose in the patient's blood at a particular point in time, or measure the level of a glycated protein to determine the average amount of glucose present within the patient's blood over a period of time.

   Point-In-Time Blood Glucose Measurements. A patient's glucose level may be measured directly with a non-prescription test. The test can be performed in a physician's office or by a patient at home. Typically, a patient must prick a finger and then apply a drop of blood to a test strip. The test strip is then analyzed by a commercially available monitor that displays the result, providing a "snapshot" of the patient's glucose level at the moment that the test is performed. The U.S. market for home point-in-time blood glucose tests was $1.1 billion in 1999, compared to $760 million in 1996, an annual compounded growth rate of 13%. It is estimated that in 1999 there were over two billion point-in-time blood glucose tests performed in the U.S.

   Average Blood Glucose Measurements. A patient's average blood glucose level over a period of time, as opposed to at a point-in-time, may be determined by measuring the level of glycated proteins in the patient's bloodstream. Glycated proteins are formed when glucose attaches to protein molecules. High levels of blood glucose lead to high levels of glycated proteins in the bloodstream, where the proteins remain until they are metabolized by the body. The two glycated proteins most commonly measured in these tests are HbA1c, which results from glucose attaching to red blood cells, and fructosamine, which results from glucose attaching to other circulating serum proteins. Because red blood cells have a circulating lifespan within the bloodstream of approximately 90-120 days, an HbA1c measurement represents the average level of glucose present within the patient's bloodstream over approximately the preceding three months. In contrast, since circulating serum proteins remain in the bloodstream for approximately 20 days, a fructosamine measurement indicates the average level of glucose present in the patient's blood over the prior two to three weeks.

   The following table summarizes the currently available glucose monitoring techniques:


                   Period of Measurement      Testing Frequency

     Glucose        At a point in time    Once to several times daily
     Fructosamine   2--3 week average     Once weekly
     HbA1c          3 month average       Once quarterly

  -----------------------------------------------------------------------

Limitations of Conventional Glucose Monitoring Techniques

   Point-In-Time Blood Glucose Measurements. Patients with Type 1 diabetes can use point-in-time blood glucose test results to determine the appropriate timing and amount of insulin injections. However, the test provides a snapshot of the patient's glucose level during only one minute of the 1,440 minutes in an entire day. As a result, the point-in-time test cannot measure blood glucose fluctuations over time. Blood glucose levels in patients with diabetes can fluctuate dramatically during each day based on numerous factors, including diet, exercise and overall health. This problem is magnified if patients do not perform the recommended number of daily tests. However, even testing four or five times can only give results from four or five minutes of the 1,440-minute day. Moreover, persons with Type 2 diabetes who do not need insulin injections generally are infrequent testers since their treatment regimens are not likely to be modified by data from point-in-time glucose testing. Type 2 patients typically do not perform multiple point-in-time glucose tests per day, because the testing can be inconvenient, frequent collection of blood samples can be painful, and the aggregate cost of testing can be expensive.

   Average Blood Glucose Measurements. Measuring levels of glycated proteins such as HbA1c and fructosamine is a better indicator of a patient's average blood glucose levels than point-in-time glucose testing.

The HbA1c test was the first test for average blood glucose levels, but some characteristics of HbA1c testing have limited its potential value. Because the HbA1c measurement represents an average level over the preceding three months, its use in therapy guidance and compliance is limited. This quarterly timeframe makes it difficult for patients to detect weekly changes in glucose control, reducing the ability of physicians to make timely therapy changes. In addition, patients are less likely to accurately remember behavior patterns over specific periods within a three month timeframe. HbA1c tests have also historically been laboratory-based tests, which makes them inconvenient for patients because of the difficulties of going to a lab each time a test is necessary. Laboratory-based tests are also less useful for physicians since the test results are not available during a patient's visit, and thus cannot be easily incorporated into treatment modification or patient feedback. Fructosamine testing has historically had similar limitations, since it too has been generally laboratory-based.

   As a result of these limitations, prior to the introduction of our products, patients and physicians have not had access to a home-based test to effectively monitor overall glucose control that provides timely feedback and allows for rapid therapy adjustment.

Our Solution

   We have developed and commercialized our GlucoProtein(R) test, the only over-the-counter home-based test for fructosamine. This proprietary GlucoProtein test addresses the limitations of existing testing methods by enabling persons with diabetes to perform glycated protein testing at home rather than wait for the results from laboratory-based tests. In addition, because our GlucoProtein test analyzes fructosamine rather than HbA1c, it measures the patient's average blood glucose level over the prior two to three weeks. Understanding average glucose levels during the recent past enables patients and their health care professionals to more meaningfully analyze past behaviors and treatment regimens and alter them as necessary. For these reasons, we believe that our test enables patients to take a more active role in their therapy. Additionally, In Charge and Duet combine our GlucoProtein test with a point-in-time blood glucose test, providing users with the ability to measure either blood glucose levels at that moment as well as their average over the prior few weeks. This combination gives them an ongoing option to obtain different types of data as they or their health care provider see fit.

   In December 1999, a clinical trial demonstrated that a combination of once-weekly GlucoProtein testing and regular point-in-time blood glucose testing resulted in a greater reduction of HbA1c levels in patients as compared to a regimen of point-in-time glucose testing alone. The average person without diabetes has an HbA1c level of 4% to 6%, while the average person with diabetes has an HbA1c level of 9% or 10%. Doctors become concerned when a patient's HbA1c level is 8% or above. In this clinical trial, 25 patients with HbA1c levels above 8% were randomized into two groups. One of the groups was instructed to perform point-in-time blood glucose testing up to four times per day, but no GlucoProtein testing at all. The other group was instructed to perform point-in-time glucose testing up to four times per day in addition to a once-weekly GlucoProtein test. Both groups were instructed to report to the clinician if they had indications of poor glucose control to receive the proper treatment. Both groups were also asked to return after three months at which time their HbA1c levels were tested again. In the test group using both point-in-time blood glucose tests and our GlucoProtein tests, the average HbA1c levels dropped by 13.0%, while the average HbA1c levels of a test group using only point-in-time blood glucose tests dropped by only 3.2%. The results are summarized below:

                                  Starting Ending
                                   HbA1c   HbA1c  % Drop  Significance

     Glucose & GlucoProtein test   9.2      8.0   13.0%     P< 0.0001
     Glucose testing only          9.4      9.1    3.2%  Not Significant

  -----------------------------------------------------------------------

   The probability that the observed drop in HbA1c levels did not occur by chance when using glucose testing together with GlucoProtein testing was statistically significant at the 99.99% or greater level, or what is referred to as p <0.0001. This means that by applying widely-used statistical methods, the chance that these results could have occurred by accident is less than 1 in 10,000. On the other hand, the drop in HbA1c levels observable with glucose only testing was not statistically significant.

   The difference in the percentage declines in each group's average HbA1c levels is particularly meaningful considering that the DCCT indicated that for each 10% reduction in HbA1c levels in a diabetes patient, that patient will have a 45% reduction in the risk of losing eyesight, a 40% reduction in the risk of losing a limb by amputation and a 30% reduction in the risk of kidney damage.

Our Strategy

   Our goal is to become the leader in the development and commercialization of diabetes products that improve medical outcomes by better managing patients' overall glucose control. There are four basic elements to our business strategy:

   Establish GlucoProtein Home Testing as the Standard of Care for Management of Type 2 Diabetes. We will sponsor additional clinical trials to further support that the use of GlucoProtein home testing improves medical outcomes. We intend to present the results of these studies to key medical organizations such as the ADA to facilitate adoption of GlucoProtein home testing as a standard of care. We will publicize the results of these trials to facilitate the continued adoption of GlucoProtein and In Charge by managed care and health care payors. We also intend to conduct studies of additional patient populations, such as children, to expand the use and labeling claims for GlucoProtein home testing.

   Aggressively Pursue Nationwide Sales and Marketing Efforts. We launched In Charge on a regional basis in October 1999. Based on the success of this launch, we plan to aggressively pursue nationwide sales and marketing efforts. We will build a nationwide sales force, which will promote In Charge to diabetes-focused physicians, diabetes educators, respected opinion leaders and pharmacists. In addition, we will promote Duet to physicians because we believe doctors who use Duet in their office practice will recommend that their patients use In Charge at home. In parallel, we plan to market In Charge directly to patients.

   Enhance Technology Leadership Position. Initially, we will focus on improving our existing products to meet the future needs of the consumer market. We also plan to develop new products to meet changing consumer requirements and to measure additional disease parameters common in patients with diabetes. We continually examine opportunities to acquire or in-license new products that improve diabetes treatment or therapy management. We target pharmaceutical companies with diabetes drugs on the market or in development that can benefit from fructosamine testing as a clinical research tool or could incorporate fructosamine testing into the drug regimen. Bristol-Myers Squibb, for example, has incorporated In Charge into several clinical trials to support the continued development of one of its drugs for the treatment of Type 2 diabetes.

   Broaden Reimbursement Coverage. To accelerate health care payor acceptance of In Charge, we combined GlucoProtein test strips and glucose test strips in the same package. We have successfully obtained reimbursement from a number of managed care organizations and we will continue to target additional managed care organizations to obtain reimbursement.

Our Products

   We currently market three FDA-cleared products: In Charge, Duet and ExpressView. Each product consists of a hand-held monitoring device that uses single-use disposable strips to perform specific tests. It is estimated that patients use their monitoring device for an average of three years and perform tests at regular intervals during that period. We target each of our products to a distinct segment of the diabetes management market.

 In Charge(TM) Diabetes Control System--For Home Use

   We launched our first consumer product, In Charge, in October 1999. This system performs both GlucoProtein and blood glucose tests. In Charge has three components: a GlucoProtein test strip, a glucose test strip and a hand-held electronic monitor. We package the GlucoProtein test strips either with glucose test strips or separately for patients wishing to perform only GlucoProtein testing. We recommend that patients perform a GlucoProtein test weekly. Glucose testing frequency is based on the direction of the patient's health care professional.

   The GlucoProtein test strip is multilayered and contains a proprietary combination of membranes and chemicals. The strip incorporates our expertise in blood separation technology and is manufactured using our patented process. The different layers on the strip, which we call reaction layers, are crucial to obtaining accurate results. The test strip reacts by color changes as the chemicals act upon a blood sample, and varying degrees of color generation indicate different concentrations of fructosamine.

[ARTWORK APPEARS HERE]

Schematic of test strip with relevant parts of the artwork labelled "GlucoProtein test strip," "Blood" and "Blood Separation and Reaction Layers."

   Our In Charge glucose test strip is also manufactured using our patented technology. Our glucose strip measures results in as little as five seconds. The rapid performance of the In Charge glucose test strip is the result of proprietary features built into the strip itself and proprietary algorithms used in the monitor.

   The In Charge monitor is a lightweight hand-held monitor that detects and reads concentrations of glucose from a glucose test strip and fructosamine from a GlucoProtein test strip. The In Charge monitor provides a digital read-out number and is designed to interpret the results for the patient by characterizing the fructosamine concentrations as "good," "intermediate" or "poor" overall glucose control, which helps patients understand the results and take corrective action as necessary. The GlucoProtein test takes approximately four minutes to obtain results. In Charge and Duet are the only products available that measure both blood glucose and fructosamine. They incorporate our proprietary technology.

 Duet(R) Diabetes Control System--For the Health Care Professional

   We launched Duet in January 1998. It is designed for use by health care professionals for in-office testing. Like In Charge, Duet has three components: a GlucoProtein test strip, a glucose test strip and a hand-held monitor. The monitor calculates the blood concentration of either fructosamine or glucose. The GlucoProtein test strips utilize the same patented test strip technology as the GlucoProtein test strips used for In Charge.

 ExpressView(TM) Monitor--Glucose-Only Testing

   We also market our proprietary glucose testing technology for selected glucose-only market segments. We launched ExpressView in December 1999. It is targeted to mail-order distributors servicing the Medicare market, as well as to opportunities in the emerging store-brand segment where retailers package products under their store name brand. We do not expend significant sales and marketing resources on ExpressView. The ExpressView monitor and test strips use the same core glucose testing technology as the In Charge product line.

Sales and Marketing

   Our sales and marketing strategy targets the following audiences:

  . health care professionals and pharmacists;

  . persons with diabetes; and

  . health care payors, including managed care providers.

   We market In Charge for use by consumers and Duet for use by health care providers. We are in the process of building a national sales force to market our products.

 In Charge Sales and Marketing Strategy

   National Retail Distribution. We have developed a broad based national distribution strategy in order to make it easier for our customers to purchase In Charge and its testing supplies. Currently, customers can purchase In Charge through multiple channels including: national retail chains, independent retail pharmacies, mail-order pharmacies, durable medical equipment suppliers, as well as internet retailers such as Drugstore.com. They can also purchase our products directly from us, either through our website or through an 800 telephone number. We primarily sell directly to national drug wholesalers, which in turn supply retail pharmacies.

   Health Care Professionals. Our sales efforts for In Charge are aimed at health care professionals such as diabetes educators, physicians treating large populations of diabetes patients, and pharmacists who provide enhanced diabetes services. An important part of our promotional selling message is the value of GlucoProtein testing and its ability to improve medical outcomes. We promote the quality of the clinical outcomes of our test rather than the features of our monitors. We promote In Charge as the system of choice for patient self-monitoring. We also believe that promoting Duet to physicians for in-office testing will help both doctors and patients see the potential benefits of home testing with In Charge. To complement our sales initiative, we expect to advertise in journals and circulate direct mail advertisements. We will also sponsor exhibits at local, regional and national meetings, and participate in educational symposia to communicate the benefits of fructosamine testing.

   Direct Marketing to People with Diabetes. Patients with diabetes play a major role in the decision to purchase brand specific systems, and ultimately determine personal testing frequency and thus volume of test strip use. As a result, direct-to-consumer communications and selling efforts play an important role in increasing product sales as well as test strip use and are an integral part of our marketing strategy. These selling efforts are aimed at diabetic patient health fairs which afford an opportunity to educate, promote and sell the In Charge system. On a targeted basis, we also give physicians free sample monitors to give more patients and health care providers exposure to our products. Additionally, we will create retail based direct-to-consumer promotions to increase monitor sales and encourage test strip usage.

   We spend considerable resources to maintain our customer base. We also encourage peer and patient referrals. We also focus on maintaining this customer base and increasing revenue by promoting regular testing frequency. To accomplish this, we intend to implement a series of frequent communications with our customers to make them special offers for our products. Our customer service representatives help to ensure that our In Charge customers are satisfied with our product's performance and have all of their technical questions addressed. Our customer service representatives are trained in direct selling techniques intended to convert product inquiries into product sales.

   Health Care Payors and Managed Care. It is important that patients' insurance cover our products and that health care payors agree to reimburse for the use of our products. To achieve these objectives we have priced our products similarly to other point-in-time glucose-only home tests and promoted the potential clinical advantage of our GlucoProtein test over point-in-time glucose-only testing. We believe that our combined packaging of GlucoProtein test strips with glucose test strips has facilitated health care payor acceptance. We will continue to pursue acceptance by health care payors because we believe we can more easily convince physicians to recommend In Charge to their patients if health care payors cover the product.

 Duet Sales and Marketing Strategy

   Health Care Professional Market. We have entered into an exclusive distribution agreement with PSS World Medical. Under the agreement, which will terminate in August 2002, PSS has committed to market, sell and distribute our Duet products, with our support. We understand that PSS' sales representatives are primarily focused on increasing and maintaining the revenue generated from test strip sales to Duet users. As a secondary objective PSS' sales representatives focus on increasing our base of Duet customers. Our own sales representatives will focus on increasing our base of Duet customers among physicians who manage large practices of diabetic patients and who currently are staffed to perform in-office testing of various laboratory measurements. We have positioned Duet as an in-office clinical decision tool for physicians. We expect that if health care providers use Duet in their own practice, their patients will be more likely to begin using In Charge for home monitoring.

   Health Care Payor and Managed Care. Medicare and select private insurers currently reimburse health care professionals for GlucoProtein testing. We will seek to maximize reimbursement for GlucoProtein testing over the long term through the generation of supportive clinical data demonstrating an economic benefit to the clinical value.

 Third Party Relationships

   We seek to enter into relationships with third parties to gain access to their medical, marketing and sales capabilities and to incorporate GlucoProtein testing as an integral part of the new advances and innovative drugs for the treatment of diabetes. For example, Bristol-Myers Squibb recently agreed to purchase In Charge for use in connection with two trials involving 800 patients for their diabetes drug Glucovance.

Manufacturing

   We currently manufacture both our GlucoProtein test strip and our glucose test strip at our facility in San Diego. Our monitors are produced and assembled by outside suppliers. In Charge and ExpressView use the same monitor housing and internal components. We perform final packaging of the monitors and the test strips at our facility in San Diego.

   We obtain our In Charge and ExpressView monitors from a single supplier based in Germany. While we have terminated our agreement with the former manufacturer of our Duet monitor, we maintain an inventory of monitors that we believe is sufficient to meet demand for at least the next two years. Our monitors have been designed to use both standard off-the-shelf components and customized components which meet our quality and performance specifications. The customized components consist of the molded plastic parts, optics and integrated circuits. Monitors are subject to inspection and testing processes, which are performed at our San Diego facility to ensure suitability for use. Some critical components for our test strips are also obtained from single suppliers. These include molded plastic parts, various fabrics, papers, and membranes, as well as specific active components. These suppliers are significant sources of materials for our industry and many of the items are commodity off-the-shelf products for these vendors.

   Production consists of the following manufacturing processes and steps: test strip manufacture, monitor testing and customization, and final packaging. Each process has integrated quality control steps. Test strip manufacture is an automated process that includes formulation of the active components, conversion to dry reagent format and assembly into functional units. Standard equipment is used in the early phases of processing, with custom assembly equipment used in the construction of the test strip. Testing of test strips and monitors ensures that performance and quality standards are met in the final product.

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

   We are required to manufacture in compliance with regulatory requirements in addition to meeting our internal quality, quantity and cost targets. We have implemented quality assurance systems which we believe comply with FDA Quality System Regulations, or QSRs. Our facility is registered with the FDA and the California Department of Health Services to manufacture medical devices. We believe that we are in compliance with applicable QSRs. However, we have never been through a QSR inspection, nor have our manufacturing lines at our outside manufacturer been inspected for compliance with QSR regulations. If we or our outside manufacturer fail to maintain our compliance, that failure could have a material adverse effect on our business, results of operations and financial condition.

   We utilize a company-wide enterprise resource planning system to control our material and product inventories, as well as to manage other elements of the supply chain. Our facility has been designed to optimize production flow and manufacturing processes. Our overall plant capacity exceeds current demand.

Competition

   We are not aware of any other commercially available fructosamine self-tests designed for home use. As a result, we consider our primary competitors in the diabetes market to be manufacturers of point-in-time blood glucose monitoring products for use in either the home, in the physician's office or in the laboratory. The blood glucose monitoring market is characterized by intense competition and is currently dominated by four major companies with established products and distribution channels: LifeScan a subsidiary of Johnson & Johnson; Roche Diagnostics; Abbott Laboratories; and Bayer Diagnostics, a division of Bayer AG. Additional competitors in this market offer or are developing products designed to give the patient the ability to monitor blood glucose levels without the need for a fingerstick, either by drawing blood from a different site on the body or by testing body fluids other than blood, such as interstitial fluid or saliva. These competitors include TheraSense, Amira Medical, Cygnus, Inverness Medical Technology, Integ and SpectRx.

   In addition, we compete with manufacturers of physicians' office and laboratory-based glycated protein tests. Competitors in this market include Roche Diagnostics, Sigma Chemical Company, Bio-Rad Laboratories and Bayer Diagnostics. The most widely used glycated protein test is the HbA1c test, which is available through laboratories and at physicians' offices. One company, Metrika, recently announced that it received regulatory approval for an in-home HbA1c test that requires a prescription, although this product has not yet been commercially introduced.

   We also compete with companies that currently market or are developing continuous blood glucose monitoring systems. These products seek to continuously monitor a patient's blood glucose levels. The primary competitors in this market include MiniMed, Animas Corporation, TheraSense and SpectRx. This category of products is not intended to be available over the counter, however, and some may require invasive surgical procedures to implant and remove.

   Many of our competitors have significantly greater financial, research, product development, marketing and sales, distribution and manufacturing resources than us, as well as an installed base of customers and relationships with diabetes educators, physicians and pharmacists. In addition, many of these companies and their products have stronger brand recognition than us and their products are more widely accepted than ours. We believe that the primary competitive factors in our market include, among others:

  . price;

  . distribution capabilities;

  . customer service;

  . ease of use;

  . size of product; and

  . product quality and performance.

   Price competition for the placement of blood glucose monitors is intense and involves marketing tactics such as rebates, trade-in offers and volume purchase incentive programs. Our success will depend on our ability to:

  . educate health care professionals and diabetes patients about the value of our GlucoProtein tests;

  . establish national retail distribution relationships;

  . market our products;

  . obtain reimbursement for our products;

  . maintain our proprietary position with regard to our core technologies;
    and

  . develop new products and innovative technologies.

Patents and Proprietary Rights

   Our success will depend in part on our ability to maintain patent protection for our products, to preserve our trade secrets and to operate without infringing the proprietary rights of third parties. We have sought patent protection for each of the areas of invention embodied in our products. We have been issued eight patents by the U.S. Patent and Trademark Office relating to various aspects of the technology underlying InCharge, the Duet, and ExpressView monitors and testing strips. These technologies include:

  . our multilayer test strip technology for both GlucoProtein and glucose;

  . the two-test basis of the In Charge and Duet monitors;

  . certain electrochemical measurement processes for the determination of fructosamine;

  . certain blood separation technologies particularly suited to multilayer strips;

  . improved methods for timing reaction measurements which improve performance and shorten test time; and

  . sonically treated test strips which decrease the volume of blood sample needed.

   Our patent for the two-test basis of the In Charge and Duet monitor is fundamental to our current business, and covers a system for measuring the glycemic condition of a patient by measuring glucose and fructosamine on the same monitor.

   The integrated assay system application is directly applicable to broadly monitoring the treatment of people with diabetes, especially those with Type 2 diabetes who may be taking oral drugs. We have filed corresponding international patent applications seeking similar patent protection outside the U.S.

   We have licensed and may continue to license other technologies that may be relevant to the In Charge, Duet and ExpressView products. In particular, we have licensed technologies relating to our GlucoProtein test strips under a non-exclusive license. This license will remain in effect under certain conditions, primarily payment of an ongoing royalty for the life of the patent and for the life of each related foreign country patent application.

   We also rely upon trade secrets and proprietary know-how in our manufacturing processes. We require each of our employees, consultants, advisors and vendors to execute a confidentiality agreement upon the commencement of their relationship with us.

   We cannot be certain that the patents we own and license will prove to be enforceable, that additional patents will be issued, that we will be able to maintain our rights under the license, or that we will be able to procure additional licenses as necessary in the future on reasonable terms, if at all. In addition, we cannot assure you that the technologies we utilize do not infringe upon the proprietary rights of others. Nor can we assure you that we will be able to maintain and enforce our existing patent protections. Moreover, others could independently develop similar or superior technologies, and our trade secrets and know-how could become known to others. Any litigation relating to our intellectual property rights could result in substantial costs to and a diversion of effort by us, but may be necessary to enforce any patents issued to us, protect trade secrets or know-how owned by us, defend us against claimed infringement of the rights of others or determine the scope and validity of the proprietary rights of others.

Third Party Reimbursement

   Private insurance companies, self-insured employers, health maintenance organizations, pharmacy benefit managers and governmental payors under Medicare and Medicaid programs are a source of reimbursement to users of blood glucose monitoring systems and related products. Sales of our products in some markets will be dependent in part on availability of adequate physician reimbursement and insurance coverage for patients from these health care payors.

   Sales of In Charge are also significantly dependent upon third party acceptance and coverage. To facilitate acceptance and coverage, we have combined both glucose test strips and GlucoProtein test strips into one package. Currently, Medicare covers our In Charge monitor as well as our In Charge combination test strip package since their respective retail prices are within Medicare's coverage limit for glucose test strips and glucose monitors. Medicare at present does not cover GlucoProtein test strips if purchased separate from our combination package. Our longer-term goal is to have GlucoProtein test strips recognized and covered separately for consumers eligible for Medicare benefits. The Office of the Inspector General of the U.S. Department of Health and Human Services is currently conducting a survey to determine more economical methods of providing blood glucose test strips to Medicare beneficiaries. These payment limits and initiatives may lead to increased pricing pressures among manufacturers of existing blood glucose monitors and test strips.

   Private insurance, pharmacy benefit management companies administering benefits on behalf of managed care organizations, and managed care organizations themselves, have begun to recognize In Charge as clinically unique from glucose testing and as a result have accepted our monitor and test strips. Both our combination GlucoProtein and glucose test strip package and our separate GlucoProtein-only package have been granted reimbursement coverage by national and regional managed care and health care payors. We expect this acceptance in the private sector of GlucoProtein test strips separate from our combination package to facilitate acceptance within Medicare. Our strategy is to begin the process of application to additional health care payors within specific regional areas to ensure reimbursement ahead of our sales force expansion, lessening potential barriers to our products' acceptance.

   Health care professionals performing in-office testing with Duet are reimbursed at specified rates under Medicare. Private insurance companies as well as most state Medicare programs have routinely adopted this Federal reimbursement level. Our long-term strategy is to maximize the reimbursement level for in-office GlucoProtein testing among these audiences.

Government Regulation

   Our products are medical devices subject to extensive regulation by the FDA and other regulatory bodies. FDA regulations govern, among other things, the following activities that we will perform:

  . product design and development;

  . product testing;

  . product labeling;

  . product storage;

  . premarket clearance or approval;

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

  . advertising and promotion; and

  . product sales and distribution.

 FDA's premarket clearance and approval requirements

   Unless an exemption applies, each medical device we wish to commercially distribute in the U.S. will require either prior 510(k) clearance or prior PMA approval from the FDA under the Federal, Food, Drug, and Cosmetic Act. Devices deemed to pose relatively minimal risk are placed in either class I or II, which requires the manufacturer to submit a premarket notification requesting permission for commercial distribution; this is known as 510(k) clearance. Some low risk devices are exempted from this requirement. Devices deemed by FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device or a preamendment class III device for which PMA applications have not been called for by the FDA, are placed in class III, requiring PMA approval.

   510(k) Clearance Pathway. To obtain 510(k) clearance, we must submit a premarket notification demonstrating that the proposed device is substantially equivalent in intended use and in safety and effectiveness to a previously cleared 510(k) device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of PMA applications. The FDA's 510(k) clearance pathway usually takes from four to twelve months, but it can take significantly longer.

   Blood glucose testing systems have generally qualified for clearance under 510(k) procedures. In 1999, we received 510(k) clearances for In Charge and ExpressView.

   After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, generally requires a new 510(k) clearance or could require a PMA approval. The FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any such decision. If FDA disagrees with a manufacturer's decision not to seek a new 510(k) clearance, the Agency may retroactively require a manufacturer to seek 510(k) clearance or PMA approval. The FDA also can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or PMA approval is obtained. We have made and plan to continue to make additional product enhancements to In Charge, Duet and ExpressView that we believe do not require new 510(k) clearances. We cannot assure you, however, that the FDA will agree with any of our determinations. If the FDA requires us to obtain new 510(k) clearances for any of our enhancements, we may be prohibited from marketing the modified device until the 510(k) notification is cleared by the FDA. In addition, we cannot assure you that the FDA will grant such clearance. If the FDA determines the changes are not eligible for 510(k) clearance, we will need to seek PMA approval. We cannot assure you that we will submit a PMA application for any such changes or that once submitted, the PMA application will be accepted for filing, found approvable, or if found approvable, will not include unfavorable labeling restrictions.

   PMA Approval Pathway. If the FDA denies 510(k) clearance for one of our products, we must follow the PMA approval pathway for that product before marketing commences. A PMA application requires proof of the safety and effectiveness of the device to the FDA's satisfaction. A PMA application generally contains extensive preclinical and clinical trial data and also information about the device and its components including, among other things, device design, manufacturing and labeling. After approval of a PMA, a new PMA or PMA supplement is required in the event of a significant modification to the device, its labeling or its manufacturing process. The PMA pathway is much more costly, lengthy and uncertain than 510(k) clearance. It generally takes from one to three years, or even longer.

 Pervasive and continuing FDA regulation

   After a device is placed on the market, numerous regulatory requirements apply. These include: the quality system regulations, or QSR, which requires manufacturers to follow elaborate design, testing, control, documentation and other quality assurance procedures during the manufacturing process; labeling regulations; the FDA's general prohibition against promoting products for unapproved or "off-label" uses; and the Medical Device reporting regulations, which require that manufacturers report to the FDA if their device may have caused or contributed to a death or serious injury or malfunctioned in a way that would likely cause or contribute to a death or serious injury if it were to recur. In June, 1999, we received a notice of violation letter from the FDA regarding information on our website and a promotional brochure for the Duet Glucose Control Monitoring System, which the FDA found to be misleading. Among other things, we removed the information from our website and labeling. In August, 1999, we received a response from the FDA that our corrections were acceptable.

   We are subject to inspection by the FDA and the Food and Drug Branch of the California Department of Health Services, or CDHS. The FDA has not inspected our manufacturing facilities, and we cannot assure you that we will successfully pass such an inspection or maintain compliance in the future. Failure to comply with applicable regulatory requirements can result in enforcement action by the FDA, which may include the following sanctions:

  . fines, injunctions, and civil penalties;

  . recall or seizure of our products;

  . operating restrictions, partial suspension or total shutdown of production;

  . refusing our request for 510(k) clearance or PMA approval of new products;

  . withdrawing 510(k) clearance or PMA approvals already granted; and

  . criminal prosecution.

Employees

   As of September 30, 2000, we had 53 employees on a full or part-time basis. Of these 53 people employed by us, 3 are engaged in research and development activities, 24 are engaged in sales and marketing activities, 3 are engaged in regulatory affairs and quality assurance, 15 are engaged in manufacturing and development, and 8 are engaged in administration, finance and information systems. No employees are covered by collective bargaining agreements, and we believe we maintain good relations with our employees.

Facilities

   We lease approximately 31,850 square feet in San Diego, California which comprise our administrative, research and development and our manufacturing facility. Our lease expires in November 2003. We believe that our existing facility is sufficient to meet our foreseeable needs.

Legal Proceedings

   We are not a party to any legal proceedings.

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

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

   The following table sets forth information regarding our current executive officers, directors and key employees as of October 11, 2000:

 Name                     Age Position
 ----                     --- --------
 Michael Beeuwsaert......  44 President, Chief Executive Officer and Director
 George Pache............  52 Vice President, Finance and Chief Financial
                               Officer
 David Kelemen, Jr.......  42 Vice President, Marketing
 Jeff McKnight...........  37 Vice President, Sales
 Lowry Messenger, Ph.D...  51 Vice President, Product Development
 Christopher Matoske.....  47 Vice President, Business Development
 Jeff Anglin.............  37 Product Director, In Charge
 Michael Imrich..........  36 Senior Director, Operations
 Bernadette Raymond......  37 Product Director, Duet
 Sandra Selvaggi.........  41 Senior Director, Regulatory Affairs
 Annette Choi............  43 Controller
 John Burd(1)............  54 Chairman of the Board
 Gary Stroy(1)...........  57 Director
 Charles Hsu(2)..........  42 Director
 Ansbert Gadicke(2)......  42 Director
 Clint Severson(2).......  52 Director
 Nancy Katz(1)...........  41 Director

--------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

   Michael Beeuwsaert has been a director since October 2000. He has been our President since June 1999 and our Chief Executive Officer since November 1999. He joined us in August 1996 as our Chief Financial Officer. From December 1988 until joining LXN Corporation, Mr. Beeuwsaert was with Ansys Diagnostics, Inc., a medical diagnostic company acquired through a management-led buyout from Marion Merrill Dow, a Fortune 500 pharmaceutical company, serving as Vice President of Finance. Mr. Beeuwsaert received a B.A. in accounting from California State University, Fullerton and a M.B.A. from Pepperdine University.

   George Pache has been our Vice President, Finance and Chief Financial Officer since October 2000. Prior to joining LXN Corporation, Mr. Pache served as Vice President of Finance and Administration and Chief Financial Officer of:
EduPoint.com from November 1999 to October 2000, INC Research, Inc. from July 1997 to November 1999, and SenDx Medical, Inc. from March 1995 to July 1996. Mr. Pache previously served from January 1994 to March 1995 as Executive Vice President and Chief Financial Officer of Advanced Materials Group, a publicly held high technology materials company, and from February 1989 to February 1993 as Senior Vice President and Chief Financial Officer of PSICOR, Inc., a then publicly held cardiovascular technology company. Prior to 1989, Mr. Pache was Vice President and Chief Financial Officer of Kasler Corporation, a then publicly held construction company, and was a practicing certified public accountant with Arthur Young & Co. Mr. Pache holds both a bachelors and a masters degree in business administration and accounting from the University of Houston and is a certified public accountant.

   David Kelemen, Jr. has been our Vice President, Marketing since August 1999. Prior to joining LXN Corporation, from February 1998 to August of 1999, Mr. Kelemen served as the Managing Director for Clinical Communications Group. From May 1997 to February 1998, he served as the Director of Marketing at Gen-Probe Diagnostics, an in-vitro diagnostic manufacturer. From April 1985 to May 1997, Mr. Kelemen held sales and marketing positions including Director of Marketing for Metabolic and Cardiovascular Products at Bayer Corporation Pharmaceutical Division. Mr. Kelemen received a B.S. in biology from Fairfield University and a M.B.A. in marketing from the University of New Haven.

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

   Jeff McKnight joined LXN in February 2000 as Vice President Sales. Prior to joining LXN, Mr. McKnight served as Director, Hospital Business Group for MD DataDirect, a medical internet company, from October 1999 to February 2000, and prior to this, as Business Manager for Roche Diagnostics from July 1996 to June 1999. There he managed the diabetes sales activities in Southern California and led contracting conversions for many health systems and managed care plans. Before his tenure at Roche, Mr. McKnight was Vice President & Regional Director of Mitchell International, a health care consulting firm from March 1995 to June 1996. He also spent nine years at Baxter Corporation, where he held various sales and sales management positions, including director of national accounts/multi-hospital systems. Mr. McKnight holds a B.S. in business administration from the University of Southern California.

   Lowry Messenger, Ph.D. has been our Vice President, Research and Development since March 2000. From 1978 until joining LXN Corporation, Dr. Messenger was with Bayer Corporation Diagnostics serving as the Director of New Products in the self-testing segment since July 1997, as Project Manager for the DCA 2000 System from 1992 to July 1997, as Manager of Chemistry from 1990 to 1992, and holding other research positions from 1978 to 1990. Dr. Messenger received a Ph.D. in biochemistry from Purdue University and a B.A. in biology from the University of Texas at Austin.

   Christopher Matoske has been our Vice President, Business Development since December 1999. Mr. Matoske was promoted to Eastern Regional Sales Director in 1998 and joined us as Director of Marketing and Sales in December 1997. Prior to joining LXN Corporation, from November 1995 to December 1997, Mr. Matoske served as Director of Sales and Marketing at ChemTrak Inc. From 1983 to 1995, he held various sales and marketing positions within Bayer Diagnostics in the clinical laboratory and over-the-counter markets. Mr. Matoske received a B.A. in chemistry and geo-chemistry from Bridgewater State College and a M.S. in geo-chemistry from the Colorado School of Mines.

   Jeff Anglin has been our Product Director of In Charge since December 1999 and joined us in July 1998 as Senior Director of Customer Experience. From 1991 until joining LXN Corporation, Mr. Anglin was with LifeScan Inc., a Johnson & Johnson company, serving as the Senior Manager of Customer Loyalty since August 1997, as Worldwide Customer Service Development Manager from 1995 to August 1997, as International Customer Services Manager from 1994 to 1995 and as Senior Customer Services Supervisor from 1991 to 1993. Mr. Anglin received a B.S. in biology from Loyola Marymount University and an M.B.A. from the University of Notre Dame.

   Michael Imrich has been our Senior Director of Operations since January 2000 and joined us in April 1998 as Director of Manufacturing. From 1987 until joining LXN Corporation, Mr. Imrich was with Quidel Corporation, serving as Director of Manufacturing over the company's largest volume product line from January 1995 to April 1998, and serving in various R&D, process improvement, and chemistry manufacturing positions from 1987 to 1998. Mr. Imrich received a B.A. in animal physiology from the University of California, San Diego.

   Bernadette Raymond has been our Director of Sales of the Duet since September 1999 and joined us in August 1998, as Regional Director of Sales for the eastern region of the U.S. From 1988 until joining LXN Corporation, Ms. Raymond was with Mckesson HBOC, previously McKesson General Medical, serving as Area Vice President, Eastern Region since January 1997, as Area Sales Manager from March 1995 to January 1997, as Regional Manger from March 1994 to March 1995, and held other sales positions from 1988 to 1994. Ms. Raymond received a B.S. in business from Western Michigan University.

   Sandra Selvaggi has been our Senior Director of Corporate Quality Systems and Regulatory Affairs since April 1999 and joined us in November 1997 as Director, Quality Systems. From 1988 until joining LXN Corporation, Ms. Selvaggi was with Quidel Corporation, where she held various manufacturing and quality management positions, most recently as the Director of Manufacturing. Ms. Selvaggi received a B.S. in biology from the University of California at Davis.

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

   Annette Choi has been our Controller since September 2000. From 1993 until joining LXN Corporation, Ms. Choi was with Overland Data, Inc. serving as the Controller since April 1997 and as Accounting Manager from 1993 to April 1997. From 1983 to 1993, she held various accounting and finance positions, including Accounting Manager, at Orincon Corporation. Ms. Choi received a B.S. in business administration and an M.B.A. from San Diego State University.

   John Burd is also one of our co-founders and served as our President and Chief Executive Officer from our inception in 1993 to November 1997. Dr. Burd was appointed Chairman of the Board in March 1998. Dr. Burd has been General Partner of Windamere Venture Partners since January 2000 and has been President and Chief Executive Officer of Dexcom, a company developing an implanted blood glucose censor, since August 2000. Prior to joining us, Dr. Burd began his medical products research and development career at Miles Laboratories (now part of Bayer). In addition to more than 15 issued patents and more than 35 scientific publications, Dr. Burd has continued to research, develop and commercialize innovative medical testing products at MAST Immunosystems, a medical diagnostics company, and Quidel Corporation, where he held general management responsibilities. He received his Ph.D. in biochemistry from the University of Wisconsin in 1975.

   Gary Stroy is currently Chairman and Chief Executive Officer of LabVelocity, Inc. He is also an investor, consultant and board member to several medical products and ehealth companies, including MedicalHost, Avocet and MedicalWireless. From 1980 to 1996 he co-founded and held the positions of Executive Vice President, Chief Executive Officer and/or Chairman of Sicca Laboratories, LifeScan, Biotrack, Apprise, ChemTrak, Abaxis and LXN. Mr. Stroy holds a B.S. in biochemistry from Colorado State University and an M.S. in industrial pharmacy from the University of Nebraska.

   Charles Hsu, a director since July 1996, has been a partner at the venture capital firm Advent International. He has been a founder of, or investor in, over twenty-five healthcare and life sciences companies, and currently serves on the board of directors of several of these companies. Dr. Hsu obtained his A.B. degree at Harvard University, and his Ph.D. and M.B.A. degrees from Stanford University.

   Ansbert Gadicke, a director since April 1999, has served as the Chairman of the Board and Managing Director of MPM Capital, L.P., an investment company specializing in the health care industry, since July 1992. From 1989 to 1992, Dr. Gadicke was a consultant with Boston Consulting Group. Dr. Gadicke currently serves on the boards of BioMarin Pharmaceutical, Inc. MediGene AG, and Novirio Pharmaceuticals, Ltd. Dr. Gadicke received a Ph.D. and an M.D. from J.W. Goethe Universitat, Frankfurt, Germany.

   Clint Severson, a director since October 2000, has served as President, Chief Executive Officer and Director of Abaxis, Inc., a medical diagnostic company, since June 1996. He was appointed Chairman of the Board of Abaxis in May 1998. From February 1989 to May 1996, Mr. Severson served as President and Chief Executive Officer of MAST Immunosystems, Inc., a medical diagnostic company.

   Nancy Katz, a director since October 2000, has served as President, Chief Operating Officer, Chief Financial Officer and Director of Calypte BioMedical Corporation, a public health care company developing diagnostic products and servers for HIV-1, sexually transmitted diseases and other chronic illnesses, since October 1999. Prior to joining Calypte, Ms. Katz served as President of Zila Pharmaceutical Inc., a prescription and non-prescription oral health care products company. From April 1995 to December 1998, Ms. Katz led sales and marketing efforts for LifeScan. Ms. Katz also served as Vice President of U.S. Marketing, directing LifeScan's marketing and customer call center departments.

Board Composition

   Upon the closing of this offering, in accordance with the terms of our certificate of incorporation, the terms of office of the board of directors will be divided into three classes:

  . Class I directors, whose term will expire at the annual meeting of stockholders to be held in 2001;

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

  . Class II directors, whose term will expire at the annual meeting of stockholders to be held in 2002; and

  . Class III directors, whose term will expire at the annual meeting of stockholders to be held in 2003.

   Our Class I directors will be Nancy Katz and Clint Severson, our Class II directors will be John Burd, Michael Beeuwsaert and Gary Stroy and our Class III directors will be Ansbert Gadicke and Charles Hsu. At each annual meeting of stockholders, after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of our company.

Committees of the Board of Directors

   The audit committee of the board of directors reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants.

   Our compensation committee reviews and makes recommendations to the board concerning compensation and benefits of all of our executive officers, administers our stock option plan and establishes and reviews general policies relating to compensation and benefits of our employees.

Director Compensation

   Our directors do not currently receive any cash compensation for services on the board of directors or any committee thereof, but directors may be reimbursed for certain expenses in connection with attendance at board and committee meetings. In addition, all directors are eligible to participate in our 2000 Equity Incentive Plan.

   The 2000 Equity Incentive Plan also provides for automatic stock option grants to non-employee directors serving on the board. Each person who is elected or appointed for the first time to be a non-employee director subsequent to the adoption of the Equity Incentive Plan will be granted an initial grant on the date of his or her election or appointment to the board to purchase 10,000 shares of our common stock.

   The 2000 Equity Incentive Plan also provides that eligible non-employee directors will, on the day following each annual meeting, automatically receive an annual grant to purchase 5,000 shares of our common stock commencing, as applicable, with the annual meeting in 2001; provided, however, that if the person has not been serving as a non-employee director for the entire period since the preceding annual meeting, then the number of shares subject to the annual grant shall be reduced pro rata for each full quarter prior to the date of grant during which such person did not serve as a non-employee director.

   The non-employee director stock options will have a maximum term of ten years and generally must be exercised prior to the earliest of 18 months following the death of the non-employee director, 12 months from the termination of service on the board by the non-employee director due to a disability, 3 months from the termination of the service of the non-employee director for any other reason, or the expiration of the original term of the stock option. One-thirty sixth of shares pursuant to each initial grant of a non-employee director option vest each month following the date of grant. One twelfth of the shares pursuant to each annual grant of a non-employee director option vest each month following the date of grant. All options granted to non-employee directors will be granted at the fair market value of the common stock on the date of grant.

Compensation Committee Interlocks and Insider Participation

   None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Executive Compensation

   The following table sets forth all compensation awarded to, earned by, or paid for services rendered to the Company in all capacities during the year ended December 31, 1999 by:

  . Michael Beeuwsaert, our Chief Executive Officer and President;

  . Randall Nelson, who served as our Chief Executive Officer and President from November 1997 to June 1999; and

  . Ms. Shaunna Salzetti, our Vice President of Sales until January 2000.

   These individuals are referred to in this compensation discussion and in "Principal Stockholders" as our "Named Executive Officers."

                           Summary Compensation Table

                                           Annual Compensation
                           ----------------------------------------------------
    Name and Principal                              Other Annual    All Other
        Positions          Year Salary($) Bonus($) Compensation($) Compensation
    ------------------     ---- --------- -------- --------------- ------------
Michael Beeuwsaert........ 1999 $159,468                              $1,035(1)
 President, Chief
 Executive Officer and
 Chief Financial Officer
Randall Nelson............ 1999 $267,000   $7,500                     $  270(1)
 Former Chief Executive
 Officer and President
Shaunna Salzetti.......... 1999 $145,477                              $1,256(1)
 Former Vice President of
 Sales

--------

(1) Value of 401(k) matching contributions and premiums for term life insurance

   In addition to Mr. Beeuwsaert and Mr. Nelson, one of our directors, Gary Stroy, served as our interim Chief Executive Officer from June 1999 until November 1999, but was not compensated for his services in that capacity.

                Options Granted in Year Ended December 31, 1999

   The following table sets forth summary information regarding the option grants made to our Named Executive Officers during 1999. In accordance with the rules of the Securities and Exchange Commission, the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective terms. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted to the end of the option term using the initial public offering price
of $      per share as the base value.

                                                                           Potential Realizable Value
                           Number of   Percentage of                       at Assumed Annual Rates of
                          Securities   Total Options Exercise             Stock Price Appreciation for
                          Underlying    Granted to    Price                      Option Term(2)
                            Options      Employees     Per    Expiration  -----------------------------
          Name           Granted(#)(1)    in 1999    Share($)    Date           5%             10%
          ----           ------------- ------------- -------- ----------- -------------- --------------
Michael Beeuwsaert......    210,000        27.6%      $4.375  2/09--11/09
Randall Nelson..........          0         0.0%          --           --
Shauna Salzetti.........     60,444         7.9%      $4.375  2/09--11/09

--------

(1) These options generally are incentive stock options that were granted at fair market value and vest over a four-year period so long as the individual is employed by us.
(2) The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of future common stock prices.

            Shares Subject to Options Granted to Executive Officers

   The following table sets forth the number of shares covered by both exercisable and unexercisable stock options held by each of the Named Executive Officers at December 31, 1999. Also reported are values of unexercised "in-the-money" options, which represent the positive spread between the respective exercise prices of outstanding stock options and the assumed initial public
offering price of $      per share.

                               Number of Securities      Value of Unexercised
                              Underlying Unexercised     In-the-Money Options
            Name                Options at Year-End           at Year-End
            ----             ------------------------- -------------------------
                             Exercisable Unexercisable Exercisable Unexercisable
                             ----------- ------------- ----------- -------------
Michael Beeuwsaert..........   44,374       215,626
Randall Nelson..............   93,750          0
Shauna Salzetti.............   11,000        75,444

Employee Benefit Plans

   2000 Equity Incentive Plan. In September 1996, we adopted our 1996 Stock Option Plan. In October 2000, we approved an amendment and restatement of the plan, and re-named the plan the 2000 Equity Incentive Plan. As amended, a total of 2,400,000 shares of common stock are authorized for issuance under the plan. The plan includes an "evergreen" provision providing that an additional number of shares will automatically be added annually to the shares authorized for issuance under the plan. The amount added each year will be the number of shares equal to 3% of our outstanding capital stock, or 900,000, or an amount expressly determined for such year by our board of directors, whichever is lowest. Shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for grant.

   The plan permits the grant of options to our directors, officers, other employees and consultants. Options may be either incentive stock options to employees within the meaning of Section 422 of the Internal Revenue Code or non-statutory stock options. In addition, the plan permits the grant of stock bonuses and rights to purchase restricted stock. Except in specified circumstances, no person may be granted options covering more than 2,000,000 shares of common stock in any calendar year. See also the discussion under "Non-Employee Director Stock Option Grants" regarding automatic grants to non-employee directors in the plan.

   The plan is administered by the board of directors or a committee appointed by the board. The board has delegated the authority to administer the plan to our compensation committee. Subject to the limitations set forth in the plan, the administrator has the authority to select the eligible persons to whom award grants are to be made, to designate the number of shares to be covered by each award, to determine whether an option is to be an incentive stock option or a non-statutory stock option, to establish vesting schedules, to specify the exercise price of options and the type of consideration to be paid upon exercise and, subject to specified restrictions, to specify other terms of awards.

   The maximum term of options granted under the plan is ten years. Incentive stock options granted under the plan are generally non-transferable. Non-statutory stock options are generally non-transferable, although the applicable option agreement may permit some transfers. Options generally expire three months after the termination of an optionholder's service. However, if an optionholder is permanently disabled, or dies, during his or her service, that person's options generally may be exercised up to 12 and 18 months, respectively, following disability or death.

   The exercise price of options granted under the plan is determined by the board of directors or committee in accordance with the guidelines set forth in the plan. The exercise price of an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of grant. The exercise price of a non-statutory stock option cannot be less than 85% of the fair market value of the common stock on the date of grant.

   Options granted under the plan vest at the rate determined by the board of directors or committee and specified in the option agreement. The terms of any stock bonuses or restricted stock purchase awards granted under the plan will be determined by the board of directors or committee. The purchase price of restricted stock under any restricted stock purchase agreement will be determined by the board of directors or committee and will not be less than 85% of the fair market value of our common stock on the date of grant. Stock bonuses and restricted stock purchase agreements awarded under the plan are generally non-transferable, although the applicable award agreement may permit some transfers.

   In the event of a change in control in our ownership as defined in our plan, all outstanding stock awards under the plan must either be assumed or substituted by the surviving entity. In the event the surviving entity does not assume or substitute for the stock awards, then the vesting and exercisability of outstanding awards will accelerate prior to the change in control and the awards will terminate to the extent not exercised prior to the change in control. Pursuant to the terms of individual option agreements, upon a change of control all of the unvested options held by Mr. Beeuwsaert, our President and Chief Executive Officer, will automatically fully vest; and one half of the then-unvested portion of each option held by each of our officers at the director level and above will automatically vest. Additionally, if within one month prior to or 13 months following a change of control any employee who holds options, including directors and above, are terminated, has his job title or responsibilities materially altered or is asked to move more than 50 miles as a condition of maintaining employment, that employee's unvested options will automatically fully vest. The board of directors may amend or terminate the plan at any time. Amendments will generally be submitted for stockholder approval to the extent required by applicable law.

   As of October 11, 2000, we had issued and outstanding under the plan options to purchase 1,595,066 shares of common stock and 73,920 shares had been purchased upon the exercise of previously held options. The per share exercise prices of these outstanding options range from $0.20 to $7.00.

   2000 Employee Stock Purchase Plan. In October 2000, we adopted the 2000 Employee Stock Purchase Plan. A total of 500,000 shares of common stock has been reserved for issuance under the purchase plan. The plan includes an "evergreen" provision providing that an additional number of shares will automatically be added annually to the shares authorized for issuance under the plan. The amount added each year will be the number of shares equal to 1% of our outstanding capital stock, or 300,000, or an amount expressly determined for such year by our board of directors, whichever is lowest. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of
Section 423 of the Internal Revenue Code. Under the purchase plan, the board of directors may authorize participation by eligible employees, including executive officers, in periodic offerings following the commencement of the purchase plan. The initial offering under the purchase plan will commence on the effective date of this offering and terminate on May 15, 2001.

   Unless otherwise determined by the board of directors, employees are eligible to participate in the purchase plan only if they are employed by us or one of our subsidiaries designated by the board of directors for at least 20 hours per week and are customarily employed for at least five months per calendar year. Employees who participate in an offering may have up to 15% of their earnings withheld pursuant to the purchase plan. The amount withheld is then used to purchase shares of common stock on specified dates determined by the board of directors. The price of common stock purchased under the purchase plan will be equal to 85% of the lower of the fair market value of the common stock at the commencement date of each offering period or the relevant purchase date. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically upon termination of employment.

   In the event of a merger, reorganization, consolidation or liquidation, or other change in control, the board of directors has discretion to provide that each right to purchase common stock will be assumed or an equivalent rights substituted by the successor corporation or the board of directors may provide for all sums collected by payroll deductions to be applied to purchase stock immediately prior to such merger or other transaction. The board of directors has the authority to amend or terminate the purchase plan, provided however, that no such action may adversely affect any outstanding rights to purchase common stock.

   401(k) Plan. We sponsor the LXN Corporation 401(k) Plan. Employees who complete three months of service with us are eligible to participate. These participants may contribute from 1% up to 15% of their current compensation, up to a statutorily prescribed annual limit. Participant contributions are held in trust as required by law. Individual participants may direct the trustee to invest their accounts in authorized investment alternatives. We may make discretionary matching contributions to the 401(k) Plan each year in an amount equal to a percentage of the participant's salary reduction contributions. Salary reduction contributions in excess of 6% of the participant's compensation are disregarded for purposes of the match. In addition, we may make discretionary and special contributions each year, although we have not done so to date. Each participant is fully vested in his or her salary reduction contributions and our special contributions to the 401(k) Plan. The 401(k) Plan is intended to qualify under Section 401(a) of the Internal Revenue Code so that contributions to the 401(k) Plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) Plan.

Severance Agreement

   We have entered into an Executive Severance Benefits Agreement with Mr. Beeuwsaert under which we would be obligated to make a one-time payment to him equal to 12 months of his base salary and to continue to pay his health insurance premiums for up to an additional 12 months if we terminate him without cause or "constructively terminate" him. A "constructive termination" is defined in the agreement as a substantial reduction in his job title, responsibilities or reporting level, a relocation of our executive offices more than 30 miles from San Diego, California, a reduction in his base salary or benefits or a failure by us to obtain from any successor company a commitment to assume this agreement.

                           RELATED PARTY TRANSACTIONS

   The following is a description of transactions since inception to which we have been a party and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under "Management." See "Principal Stockholders" for more detail regarding the relationship of these parties to our directors, executive offers and principal stockholders.

                             Common    Series A  Series B  Series C  Series D  Series E  Series F
       Purchaser             Stock     Financing Financing Financing Financing Financing Financing Warrants
       ---------             ------    --------- --------- --------- --------- --------- --------- --------
Directors and Principal
 Stockholders
John F. Burd............       290,000    6,667        --        --        --        --                  --
Gary H. Stroy...........        50,000   13,263        --        --        --        --                  --
Charles Hsu.............                     --        --        --        --        --                  --
Ansbert Gadicke.........                     --        --        --        --        --                  --
Clint Severson..........                     --        --        --        --        --                  --
Nancy Katz..............                     --        --        --        --        --                  --
Walden..................            --  200,624   129,726        --    74,060    43,022     7,142    21,511
BioAsia Investments LLC
 and affiliates.........            --       --        --        --   320,000    34,042   172,805    51,312
Egger & Co..............            --       --        --   304,000        --        --                  --
Burr, Egan, Deleage & Co
 and affiliates.........            --  216,667   140,100    30,000    80,000    57,693    42,857    28,847
BB Bio Ventures/MPM
 entities...............            --       --        --        --        --   576,923    64,567   292,033
Executive Officers
Michael Beeuwsaert......         2,000
Other Transaction
 Information
Price per share.........  $0.005-$0.10 $   3.00  $   5.00   $ 10.00  $  12.50  $  13.00   $ 14.00        --

   We have entered into a Sixth Amended and Restated Registration Rights Agreement with each of the purchasers of our preferred stock pursuant to which these and other stockholders will have registration rights following this offering with respect to their shares of common stock issued upon conversion of their preferred stock.

   We have entered into, or prior to this offering will enter into, indemnification agreements with our directors and executive officers for the indemnification of and advancement of expenses to these persons to the fullest extent permitted by law. We also intend to enter into these agreement with our future directors and executive officers.

   We entered into a letter agreement with BioAsia dated October 17, 1997, under which we have agreed to pay BioAsia a monthly consulting fee of $10,000 between November 1997 and November 1998 to explore business opportunities for us in Asia.

   We entered into an employment agreement with John Burd, Chairman of the Board, dated November 1, 1997, pursuant to which Mr. Burd was paid an annual salary of $161,000, plus a bonus tied to our achievement of certain milestones. He was also granted an option to purchase 20,000 shares of our common stock which fully vested on February 17, 1999. This employment agreement terminated in August 2000.

   We entered into an Executive Severance Benefit Agreement with Michael Beeuwsaert dated October 11, 2000 under which we are obligated to pay Mr. Beeuwsaert a one-time payment equal to 12 months of his base salary and to pay his health benefits for 12 months if we terminate him without cause or constructively terminate him.

                             PRINCIPAL STOCKHOLDERS

   Except as otherwise noted, the following table sets forth certain information known to us with respect to beneficial ownership of our common stock as of October 16, 2000 by each stockholder we know to be the beneficial owner of more than 5% of our common stock, each of our directors, our Named Executive Officers and all of our executive officers and directors as a group. Except where otherwise indicated in the footnotes below, the address of the stockholders listed below is our address, 6325 Lusk Boulevard, San Diego, CA 92121.

                                 Number of         Percentage of Shares
                                   Shares           Beneficially Owned
                                Beneficially ---------------------------------
Name of Beneficial Owner          Owned(1)   Before Offering After Offering(2)
------------------------        ------------ --------------- -----------------
MPM(3).........................  1,881,332        19.97
Burr, Egan, Deleage & Co. and
 Affiliates(4).................  1,178,042        12.86
Walden(5)......................    952,170        10.41
BioAsia Investments LLC and
 affiliates(6).................  1,156,318        12.60
Egger & Co.....................    608,000         6.66
Ansbert Gadicke(7).............  1,872,046        19.87
Charles Hsu(8).................    265,906         2.91
John F. Burd(9)................    408,334         4.45
Gary Stroy(10).................     86,526           *
Clint Severson(11).............        276           *
Nancy Katz(12).................        276           *
Michael A. Beeuwsaert(13)......    123,874         1.35
Randall Nelson(14).............     93,750         1.02
Shaunna K. Salzetti(15)........     17,500           *
All executive officers and
 directors as a
 group (13 persons)(16)........  2,928,134        31.39

--------

 * Represents beneficial ownership of less than 1% of our outstanding common stock.
 (1) Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of common stock subject to options or warrants that are currently exercisable or are exercisable within 60 days of October 16, 2000 are deemed to be outstanding and to be beneficially owned by the person holding such options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
 (2) See discussion under "Underwriting" regarding the over-allotment option to the underwriters.
 (3) Includes 1,128,688 shares and 508,816 shares issuable upon exercise of a warrant held by BB Bio Ventures L.P., 155,094 shares and 69,176 shares issuable upon exercise of a warrant held by MPM BioVentures Parrallel Fund, L.P., and 13,484 shares and 6,074 shares issuable upon exercise of a warrant held by MPM Asset Management Investors 1999 LLC which, in the aggregate, holds greater than five percent of our outstanding capital stock. The address of each of these stockholders is One Cambridge Center, 9th Floor, Cambridge, MA 02142.
 (4) Includes 1,108,696 shares and 57,094 shares issuable upon exercise of a warrant held by Alta V Limited Partnership and 11,652 shares and 600 shares issuable upon exercise of a warrant held by Customs House Partners. The address of Burr Egan Deleage & Co. is c/o Alta Partners, One Embarcadero Center, Suite 4050, San Francisco, CA 94111.
 (5) Includes 80,148 shares held by Walden Capital Partners, 198,000 shares and 3,074 shares issuable upon exercise of a warrant held by Walden Capital Partners II, L.P., 161,594 shares held by Walden International III, C.V., 176,974 shares and 7,690 shares issuable upon exercise of a warrant held by Walden Investors, 60,652 shares and 4,180 shares issuable upon exercise of a warrant held by Walden Technology Ventures II, L.P., 127,102 shares and 7,326 shares issuable upon exercise of a warrant held by Walden Ventures, and 104,678 shares and 20,752 shares issuable upon exercise of a warrant held by Walden-SBIC , L.P. The address of these stockholders is 750 Battery Street, 7th floor, San Francisco, CA 94111.
 (6) Includes 354,042 shares and 17,022 shares issuable upon exercise of a warrant held by Biotechnology Development Fund, L.P., 642,510 shares and 45,602 shares issuable upon exercise of a warrant held by Veron International Ltd., 14,286 shares held by Dr. Daniel Lee, 28,570 shares held by Hung Kwon International Limited, and 14,286 shares held by Ha Lin Yip Huang, which entities are affiliated with BioAsia Investments LLC and 40,000 shares issuable upon exercise of warrant held by BioAsia Investments LLC, which, in the aggregate, hold greater than five percent of our outstanding capital stock. The address of these stockholders is 575 High Street, Suite 201, Palo Alto, CA 94301.

 (7) Includes 5,000 shares subject to options held by Mr. Gadicke that are currently exercisable or are exercisable within 60 days of October 16, 2000. And also includes 1,116,402 shares and 509,816 shares issuable upon exercise of a warrant held by BB Bio Ventures L.P., 153,236 shares and 68,250 shares issuable upon exercise of a warrant held by MPM BioVentures Parrallel Fund, L.P., and 13,342 shares and 6,000 shares issuable upon exercise of a warrant held by MPM Asset Management Investors 1999 LLC (collectively, "MPM"), which, in the aggregate, holds greater than five percent of our outstanding capital stock. Mr. Ansbert Gadicke is President of Medical Portfolio Management LLC, a general partner of MPM Capital LP, which is a direct or indirect parent and/or control person of MPM Asset Management LLC, funds managed or advised by it, including BB Bio Ventures L.P., MPM Bio Ventures Parrallel Fund, L.P., and MPM Asset Management Investors 1999 LLC, or the general partners of such funds. Mr. Gadicke disclaims beneficial ownership of all LXN securities held by MPM except to the extent of his proportionate pecuniary interests therein.
 (8) Includes 10,000 shares subject to options held by Mr. Hsu that are currently exercisable or are exercisable within 60 days of October 16, 2000. And also includes 198,000 shares and 3,074 shares issuable upon exercise of a warrant held by Walden Capital Partners II, L.P., 60,652 shares and 4,180 shares issuable upon exercise of a warrant held by Walden Technology Ventures II. Mr. Charles Hsu is affiliated with Walden Capital Partners II, L.P., Walden Technology Ventures II, L.P. Mr. Hsu disclaims beneficial ownership of all LXN securities held by these entities except to the extent of his proportionate pecuniary interests therein.
 (9) Includes 303,334 shares and 105,000 shares subject to options held by Mr. Burd that are currently exercisable or are exercisable within 60 days of October 16, 2000.
(10) Includes 76,526 shares and 10,000 shares subject to options directly held by Mr. Stroy that are currently exercisable or are exercisable within 60 days of October 16, 2000.
(11) Includes 276 shares subject to options held by Mr. Severson that are currently exercisable or are exercisable within 60 days of October 16, 2000
(12) Includes 276 shares subject to options held by Ms. Katz that are currently exercisable or are exercisable within 60 days of October 16, 2000.
(13) Includes 2,000 shares and 121,874 shares subject to options held by Mr. Beeuwsaert that are currently exercisable or are exercisable within 60 days of October 16, 2000.
(14) Includes 93,750 shares subject to options held by Mr. Nelson that are currently exercisable or are exercisable within 60 days of October 16, 2000.
(15) Includes 2,000 shares and 15,504 shares subject to options held by Ms. Salzetti that are currently exercisable or are exercisable within 60 days of October 16, 2000.
(16) Includes 2,892,774 shares or shares subject to options described in notes 7 through 13. Also includes 35,360 shares subject to options that have been issued to Mr. Kelemen, Mr. Messenger and Mr. McKnight and are currently exercisable or are exercisable within 60 days of October 16, 2000.

                          DESCRIPTION OF CAPITAL STOCK

   Following the closing of this offering, our authorized capital stock will consist of 35,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $0.01 par value per share. As of October 16, 2000, there were 1,109,672 shares of common stock outstanding, held by approximately 59 stockholders, and warrants to purchase 19,547 shares of common stock outstanding. Upon the closing of this offering, an additional 8,018,686
shares of common stock, held by approximately      stockholders, will be issued
upon conversion of all outstanding shares of preferred stock, based on the outstanding shares of preferred stock as of October 16, 2000. In addition, as of October 16, 2000, there were outstanding warrants to purchase 881,554 shares of preferred stock, of which warrants to purchase 845,832 shares terminate upon the closing of this offering if not earlier exercised; and if these warrants are exercised prior to termination, the issued preferred stock would convert into an additional 8,900,240 shares of common stock upon the closing of this offering.

Common Stock

   Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available at such times and in such amounts as the board may from time to time determine. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, duly authorized, fully paid and nonassessable.

Preferred Stock

   Following the conversion of our preferred stock into common stock prior to this offering, our board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. The board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any of the preferred stock after this offering.

Anti-Takeover Provisions

 Delaware Law

   We are governed by the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years, did own, 15% or more of the corporation's outstanding voting stock. This provision could delay, discourage or prohibit transactions not approved in advance by the board of directors, such as takeover attempts that might result in a premium over the market price of the common stock.

 Charter and Bylaw Provisions

   Our certificate of incorporation and bylaws contain certain provisions that could discourage potential takeover attempts and make attempts by stockholders to change management more difficult. Our certificate of incorporation provides that stockholders may not take action by written consent but may only act at a stockholders' meeting, and that special meetings of our stockholders may only be called by the chairman of the board or a majority of the board.

Registration Rights

   The holders of 8,018,686 shares of common stock and 881,554 shares of common stock issuable upon exercise of outstanding warrants have certain rights with respect to the registration of those shares under the Securities Act of 1933. Beginning 12 months after the date of this offering, if requested by holders of these registrable securities, we must file up to two registration statements to register our securities so long as the aggregate offering price of each offering, net of any underwriting discounts and commissions, is at least $7.5 million. In addition, if we propose to register any of our shares of common stock under the Securities Act other than in connection with a company employee benefit plan or certain corporate acquisitions, mergers or reorganizations, the holders of these registrable securities may require us to include all or a portion of their shares in such registration, subject to certain rights of the managing underwriter to limit the number of shares in any such offering. Further, beginning six months after the date of this offering, the holders of these registrable securities may require us to register all or any portion of their registrable securities on Form S-3 when such form becomes available to us, as long as the aggregate offering price would exceed $500,000, subject to certain other conditions and limitations. We may be required to effect up to one Form S-3 registration in any six month period. We will bear all expenses incurred in connection with these registrations (other than underwriters' discounts and commissions). These registration rights expire five years after the closing of this offering. In addition, no holder of registrable securities will be entitled to registration rights if and so long as such holder can sell all of its registrable securities in compliance with Rule 144 of the Securities Act during any three month period.

Transfer Agent and Registrar

   The Transfer Agent and Registrar for our common stock is             .

                        SHARES ELIGIBLE FOR FUTURE SALE

   Prior to this offering, there has been no market for our common stock, and we cannot assure you that a significant public market for the common stock will develop or be sustained after this offering. Future sales of substantial amounts of our common stock (including shares issued upon exercise of outstanding options and warrants) in the public market after this offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through sale of our equity securities. As described below, no shares currently outstanding will be available for sale immediately after this offering due to certain contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

   Upon completion of this offering, we will have outstanding           shares
of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options that do not expire upon the
closing. Of these shares, the           shares sold in this offering will be
freely tradable without restriction under the Securities Act unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining 10,009,912 shares held by existing stockholders are subject to various lock-up agreements providing that, with certain limited exceptions, the stockholder will not offer, sell, contract to sell, grant an option to purchase, make a short sale or otherwise dispose of or engage in any hedging or other transaction that is designed or reasonably expected to lead to a disposition of any shares of common stock or any option to purchase shares of common stock or any securities exchangeable for or convertible into shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of Robertson Stephens. As a result of these lock-up agreements, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, none of these shares will be salable until 181 days after the date of this prospectus. Beginning 181 days after the date of this prospectus, 9,256,592 of these shares will be eligible for sale in the public market. Thereafter, 717,598 of these shares will become eligible for sale starting in October 2001. In addition, as of October 16, 2000, there were outstanding options to purchase 1,595,066 shares common stock. All of such options will be subject to lock-up agreements. Robertson Stephens may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who has beneficially owned unregistered shares for at least one year (including the holding period of any prior owner except an affiliate) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: 1% of the number of shares of common stock then outstanding (which
will equal approximately         shares immediately after this offering); or
the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holding period of any prior owner except an affiliate), is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, of Rule 144. Any of our employees, officers, directors or consultants who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling such shares. However, all shares issued pursuant to Rule 701 are subject to lock-up agreements and will only become eligible for sale at the earlier of the expiration of the 180-day lock-up agreements or no sooner than 90 days after the offering upon obtaining the prior written consent of Robertson Stephens.

                                  UNDERWRITING

   The underwriters named below, acting through their representatives, Robertson Stephens, Inc., Prudential Securities Incorporated and Dain Rauscher Incorporated, have severally agreed with us, subject to the terms and conditions of the underwriting agreement, to purchase from us the number of shares of common stock set forth opposite their names below. The underwriters are committed to purchase and pay for all of these shares if any are purchased.

                                                                       Number of
   Underwriter                                                          Shares
   -----------                                                         ---------
   Robertson Stephens, Inc. ..........................................
   Prudential Securities Incorporated.................................
   Dain Rauscher Incorporated.........................................
                                                                         ----
     Total............................................................
                                                                         ====
   International Underwriter
   -------------------------
   Robertson Stephens International, Ltd..............................
   Prudential-Bache International Limited.............................
   Dain Rauscher Incorporated.........................................
                                                                         ----
     Total............................................................
                                                                         ====

   The underwriters' representatives have advised us that the underwriters propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover page of this prospectus and to certain
dealers at such price less a concession of not more than $   per share, of
which $   may be reallowed to other dealers. After the completion of this offering, the initial public offering price, concession and reallowance to dealers may be reduced by the underwriters' representatives. No such reduction shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus. The common stock is offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

 Over-Allotment Option

   We have granted to the underwriters an option, exercisable during the 30-day period after the date of this prospectus, to purchase up to additional shares of common stock at the same price per share as we will
receive for the            shares that the underwriters have agreed to
purchase. To the extent that the underwriters exercise such option, each of the underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage of such additional shares that the number of shares of common stock to be purchased by it shown in the above table
represents as a percentage of the            shares offered hereby. If
purchased, such additional shares will be sold by the underwriters on the same
terms as those on which the        shares are being sold. We will be obligated,
under the option, to sell shares to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of common stock offered hereby. If this option is exercised in full, the total public offering price, underwriting
discounts and commissions and proceeds to us will be $          , $         and
$            , respectively.

   The following table summarizes the compensation to be paid to the underwriters by us:

                                                               Total
                                                     -------------------------
                                                        Without
                                               Per       Over-     With Over-
                                              Share    allotment    allotment
                                             ------- ------------- -----------
Underwriting discounts and commissions
 payable by us.............................. $       $             $

   We estimate that expenses payable by us in connection with this offering, other than the underwriting discounts and commissions referred to above, will
be approximately $       .

 Indemnity

   We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, or to contribute to payments that the underwriters may be required to make in respect thereof.

 Lock-up Agreements

   Our directors, executive officers, employees and 1% stockholders have agreed to the underwriters' representatives that, for a period of 180 days after the date to this prospectus, they will not offer to sell, contract to sell or otherwise sell, dispose of, loan, pledge or grant any option to purchase any shares of common stock or any securities convertible into, or exchangeable for, or any rights to purchase or acquire, shares of common stock, now owned or hereafter acquired directly by such holders or with respect to which they have the power to disposition, without the prior written consent of Robertson Stephens, Inc., which may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the shares subject to the lock-up agreements.

 Future Sales

   We have agreed that, for a period of 180 days after the date of this prospectus, we will not without prior written consent of Robertson Stephens, Inc., issue, sell contract to sell or otherwise dispose of any shares of common stock, any options or warrants to purchase any shares of common stock or any securities convertible into, exercisable for or exchangeable for shares of common stock other than our sale of shares in this offering, the issuance of common stock upon the exercise of outstanding options and our grant of options to purchase shares of common stock under existing stock option or stock purchase plans.

 Online Prospectus

   One of the underwriters, Prudential Securities Incorporated, also markets securities online through its PrudentialSecurities.com division. Clients of Prudential AdvisorSM, a full service brokerage firm program, may view offering terms and a prospectus online and place orders through their financial advisors. Other than the prospectus in electronic format, the information on this Web site is not intended to be part of this prospectus or the registration statement of which this prospectus forms a part and has not been approved and/or endorsed by us or any underwriter in such capacity and should not be relied on by prospective investors.

 Directed Share Program

   The underwriters have reserved up to 5% of the common stock to be issued by us and offered for sale in this offering, at the initial public offering price, to directors, officers, employees, business associates and persons otherwise connected to us. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase reserved shares. Any reserved shares not purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

   The underwriters have advised us that they do not expect sales to discretionary accounts to exceed 5% of the total number of shares offered.

 Listing

   We have applied to list our common stock on the Nasdaq National Market under the symbol "LXNC."

 No Prior Public Market

   Prior to this offering, there has been no public market for our common stock. The initial public offering price for the common stock will be determined by negotiation between us and the representatives. Among the factors to be considered in determining the initial public offering price are the prevailing market and economic conditions, our revenues and earnings, market valuations of other companies engaged in activities similar to ours, estimates of our business potential and prospects, the present state of our business operations, our management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover page of this prospectus is subject to change as a result of market conditions and other factors. A pricing committee of our board of directors will establish the initial public offering price following such negotiations.

 Stabilization

   The underwriters' representatives have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934 certain persons participating in the offering may engage in transactions, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids, which may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of the common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "syndicate covering transaction" is a bid for or the purchase of the common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with this offering. A "penalty bid" is an arrangement permitting the underwriters' representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by such underwriter or syndicate member is purchased by underwriters' representatives in a syndicate covering transaction and has therefore not been effectively placed by such underwriter or syndicate member. The underwriters' representatives have advised us that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

   Cooley Godward LLP, San Diego, California, will pass upon the validity of the common stock offered by this prospectus for us. Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, will pass upon legal matters for the underwriters.

                                    EXPERTS

   The financial statements at December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information with respect to LXN and the common stock offered by this prospectus, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's website at http://www.sec.gov.

   Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Securities Exchange Act, and in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference rooms and the website of the SEC referred to above.

                                LXN CORPORATION

                         INDEX TO FINANCIAL STATEMENTS


                                                                          Page
                                                                          ----
Report of Independent Accountants........................................ F-2


Balance Sheets........................................................... F-3
Statements of Operations................................................. F-4
Statements of Redeemable Convertible Preferred Stock and Stockholders'
 Deficit................................................................. F-5
Statements of Cash Flows................................................. F-6
Notes to Financial Statements............................................ F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of LXN Corporation

   The stock split described in Note 1 to the financial statements had not been consummated at March 17, 2000. When it has been consummated, we will be in a position to furnish the following report:

   "In our opinion, the accompanying balance sheets and the related statements of operations, of redeemable convertible preferred stock and stockholders' deficit, and of cash flows present fairly, in all material respects, the financial position of LXN Corporation at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

PricewaterhouseCoopers LLP

San Diego, California
March 17, 2000, except for
 Note 13 to which the date is
 October 16, 2000 and except
 for the paragraph of Note 1
 discussing the stock split to
 which the date is      , 2000

                                LXN CORPORATION

                                 BALANCE SHEETS
                (in thousands, except share and per share data)

                                                                     Pro Forma
                                                                      Balance
                                         December 31,                  Sheet
                                       ------------------  June 30,  June 30,
                                         1998      1999      2000      2000
                                       --------  --------  --------  ---------
                                                              (unaudited)
                ASSETS
Current assets:
  Cash and cash equivalents........... $  4,348  $  4,991  $  1,682  $ 12,170
  Accounts receivable, net............      546        13        --        --
  Inventories.........................      411     1,050     1,957     1,957
  Prepaid expenses and other current
   assets.............................      210       159       117       117
                                       --------  --------  --------  --------
    Total current assets..............    5,515     6,213     3,756    14,244
Property and equipment, net...........    2,178     1,919     1,790     1,790
Other assets..........................      174       100        46        46
                                       --------  --------  --------  --------
                                       $  7,867  $  8,232  $  5,592  $ 16,080
                                       ========  ========  ========  ========
 LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED
                     STOCK
           AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable.................... $  1,256  $    804  $  1,248  $  1,248
  Accrued liabilities.................      519       614       208       208
  Deferred revenue....................      100        --       147       147
  Bank credit facilities, current
   portion............................    1,559       422     1,660     1,660
                                       --------  --------  --------  --------
    Total current liabilities.........    3,434     1,840     3,263     3,263
Long term portion of bank credit
 facilities...........................       --       949        --        --
                                       --------  --------  --------  --------
    Total liabilities.................    3,434     2,789     3,263     3,263
                                       --------  --------  --------  --------
Commitments (Note 10)
Redeemable convertible preferred
 stock, $0.01 par value; 5,695,246
 shares authorized
  Series A--543,334 shares designated;
   543,334 shares issued and
   outstanding at December 31, 1998,
   1999, and June 30, 2000, and 0
   shares issued and outstanding at
   June 30, 2000 pro forma;
   liquidation preference of $1,630...    1,610     1,610     1,610        --
  Series B--500,000 shares designated;
   500,000 shares issued and
   outstanding at December 31, 1998,
   1999, and June 30, 2000, and 0
   shares issued and outstanding at
   June 30, 2000 pro forma;
   liquidation preference of $2,500...    2,479     2,479     2,479        --
  Series C--600,000 shares designated;
   566,200 shares issued and
   outstanding at December 31, 1998,
   1999, and June 30, 2000, and 0
   shares issued and outstanding at
   June 30, 2000 pro forma;
   liquidation preference of $5,662...    5,381     5,381     5,381        --
  Series D--1,440,000 shares
   designated; 1,258,260 shares issued
   and outstanding at December 31,
   1998, 1999, and June 30, 2000, and
   0 shares issued and outstanding at
   June 30, 2000 pro forma;
   liquidation preference of $15,728..   15,108    15,108    15,108        --
  Series E--1,754,769 shares
   designated; 0 shares issued and
   outstanding at December 31, 1998,
   782,750 shares issued and
   outstanding at December 31, 1999
   and June 30, 2000, and 0 shares
   issued and outstanding at June 30,
   2000 pro forma; liquidation
   preference of $10,176..............       --     8,263     8,472        --
  Series D preferred stock warrants...      100       100       100        --
  Series E preferred stock warrants...       --     1,784     1,784        --
                                       --------  --------  --------  --------
    Total redeemable convertible
     preferred stock and preferred
     stock warrants...................   24,678    34,725    34,934        --
                                       --------  --------  --------  --------
Stockholders' deficit:
  Common stock, $0.01 par value;
   8,000,000 shares authorized;
   1,057,878, 1,068,546, 1,109,672,
   and 9,974,190 shares issued and
   outstanding at December 31, 1998
   and 1999, June 30, 2000, and June
   30, 2000 pro forma.................       11        11        11       100
  Additional paid-in capital..........    1,740     4,860     6,961    52,317
  Unearned stock-based compensation...     (508)   (2,479)   (3,163)   (3,163)
  Accumulated deficit.................  (21,488)  (31,674)  (36,414)  (36,437)
                                       --------  --------  --------  --------
    Total stockholders' equity
     (deficit)........................  (20,245)  (29,282)  (32,605)   12,817
                                       --------  --------  --------  --------
                                       $  7,867  $  8,232  $  5,592  $ 16,080
                                       ========  ========  ========  ========

   The accompanying notes are an integral part of these financial statements

                                LXN CORPORATION

                            STATEMENTS OF OPERATIONS
                (in thousands, except share and per share data)

                           For the Years Ended December      For the Six Months
                                       31,                     Ended June 30,
                          --------------------------------  ----------------------
                            1997       1998        1999        1999        2000
                          --------  ----------  ----------  ----------  ----------
                                                                 (unaudited)
Revenues................  $     --  $    2,508  $    2,104  $      756  $    1,803
Cost of goods sold......        --       2,938       2,203       1,012       1,681
                          --------  ----------  ----------  ----------  ----------
  Gross (loss) profit...        --        (430)        (99)       (256)        122
                          --------  ----------  ----------  ----------  ----------
Operating expenses
  Selling and
   marketing............       828       6,339       4,195       2,255       2,135
  General and
   administrative.......     1,819       2,387       3,314       2,174       1,146
  Research and
   development..........     2,598       2,141       1,427       1,128         208
  Stock-based
   compensation*........       290         700       1,143         641       1,409
                          --------  ----------  ----------  ----------  ----------
    Total operating
     expenses...........     5,535      11,567      10,079       6,198       4,898
                          --------  ----------  ----------  ----------  ----------
Operating loss..........    (5,535)    (11,997)    (10,178)     (6,454)     (4,776)
                          --------  ----------  ----------  ----------  ----------
Other
  Interest income.......       326         472         368         190         121
  Interest expense......       (32)        (60)       (139)        (73)        (76)
  Other income..........        --          --         100          97         200
                          --------  ----------  ----------  ----------  ----------
                               294         412         329         214         245
                          --------  ----------  ----------  ----------  ----------
Net loss................    (5,241)    (11,585)     (9,849)     (6,240)     (4,531)
Accretion of discount on
 redeemable preferred
 stock..................        --          --        (337)       (133)       (209)
                          --------  ----------  ----------  ----------  ----------
Net loss attributable to
 common stockholders....  $ (5,241) $  (11,585) $  (10,186) $   (6,373) $   (4,740)
                          ========  ==========  ==========  ==========  ==========
Basic and diluted net
 loss per share
 attributable to common
 stockholders...........  $  (5.83) $   (11.36) $    (9.59) $    (6.01) $    (4.36)
                          ========  ==========  ==========  ==========  ==========
Weighted-average number
 of common shares
 outstanding............   899,668   1,019,978   1,062,698   1,060,020   1,087,564
                          ========  ==========  ==========  ==========  ==========
Unaudited pro forma net
 loss per share
 attributable to common
 stockholders, basic and
 diluted................                        $    (1.12)             $    (0.99)
                                                ==========              ==========
Shares used in computing
 unaudited pro forma net
 loss per share
 attributable to common
 stockholders, basic and
 diluted................                         8,774,332               9,234,484
                                                ==========              ==========
* Stock-based
 compensation
  Selling and
   marketing............  $     35  $      203  $      142  $        4  $      382
  General and
   administrative.......       185         446         853         668         825
  Research and
   development..........        70          51         148         (31)        202
                          --------  ----------  ----------  ----------  ----------
                              $290        $700      $1,143        $641      $1,409
                          ========  ==========  ==========  ==========  ==========

--------

   The accompanying notes are an integral part of these financial statements

                                LXN CORPORATION

STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS' DEFICIT
                       (in thousands, except share data)

                     Series A       Series B       Series C                         Series E
                    Preferred      Preferred      Preferred        Series D        Preferred    Series D  Series E
                      stock          stock          stock       Preferred stock      stock      Preferred Preferred
                  -------------- -------------- -------------- ----------------- --------------   Stock     Stock
                  Shares  Amount Shares  Amount Shares  Amount  Shares   Amount  Shares  Amount Warrants  Warrants
                  ------- ------ ------- ------ ------- ------ --------- ------- ------- ------ --------- ---------
Balance at
December 31,
1996............  543,334 $1,610 500,000 $2,479 566,200 $5,381        -- $    --      -- $   --   $ --     $   --
Issuance of
Series D
preferred
stock...........                                                 976,360  11,617
Issuance of
warrants to
purchase 20,000
shares of Series
D preferred
stock...........                                                                                   100
Repurchase and
retirement of
unvested common
stock at the
issuance price..
Unearned stock-
based
compensation
Amortization of
unearned stock-
based
compensation for
employees.......
Amortization of
unearned stock-
based
compensation for
consultants.....
Unrealized loss
on investments
available-for-
sale............
Net loss........
                  ------- ------ ------- ------ ------- ------ --------- ------- ------- ------   ----     ------
Balance at
December 31,
1997............  543,334  1,610 500,000  2,479 566,200  5,381   976,360  11,617      --     --    100         --
Issuance of
Series D
preferred
stock...........                                                 281,900   3,491
Exercise of
stock options...
Unearned stock-
based
compensation
Amortization of
unearned stock-
based
compensation for
employees.......
Amortization of
unearned stock-
based
compensation for
consultants.....
Realized loss on
investments
available-for-
sale............
Net loss........
                  ------- ------ ------- ------ ------- ------ --------- ------- ------- ------   ----     ------
Balance at
December 31,
1998............  543,334  1,610 500,000  2,479 566,200  5,381 1,258,260  15,108      --     --    100         --
Issuance of
Series E
preferred
stock...........                                                                 782,750  7,926
Issuance of
warrants to
purchase 402,916
shares of Series
E preferred
stock...........                                                                                            1,784
Accretion on
Series E
preferred
stock...........                                                                            337
Exercise of
stock options...
Unearned stock-
based
compensation
Amortization of
unearned
stock-based
compensation for
employees.......
Amortization of
unearned stock-
based
compensation for
consultants.....
Net loss........
                  ------- ------ ------- ------ ------- ------ --------- ------- ------- ------   ----     ------
Balance at
December 31,
1999............  543,334  1,610 500,000  2,479 566,200  5,381 1,258,260  15,108 782,750  8,263    100      1,784
January 1, 2000
to June 30, 2000
(unaudited):
Issuance of
warrants to
purchase 5,384
shares of common
stock...........
Accretion on
Series E
preferred stock
 ................                                                                            209
Exercise of
stock options...
Unearned stock-
based
compensation....
Amortization of
unearned stock-
based
compensation for
employees.......
Amortization of
unearned stock-
based
compensation for
consultants.....
Net loss........
                  ------- ------ ------- ------ ------- ------ --------- ------- ------- ------   ----     ------
Balance at June
30, 2000
(unaudited).....  543,334 $1,610 500,000 $2,479 566,200 $5,381 1,258,260 $15,108 782,750 $8,472   $100     $1,784
                  ======= ====== ======= ====== ======= ====== ========= ======= ======= ======   ====     ======
                       Total
                    Redeemable                                               Accumulated
                    Convertible     Common Stock    Additional   Unearned       Other                     Total
                  Preferred Stock -----------------  Paid-in   Stock-Based  Comprehensive Accumulated Stockholders'
                   and Warrants    Shares    Amount  Capital   Compensation    Income       Deficit      Deficit
                  --------------- ---------- ------ ---------- ------------ ------------- ----------- -------------
Balance at
December 31,
1996............      $ 9,470     1,048,376   $11     $  484     $   (245)       $--       $ (4,662)    $ (4,412)
Issuance of
Series D
preferred
stock...........       11,617
Issuance of
warrants to
purchase 20,000
shares of Series
D preferred
stock...........          100
Repurchase and
retirement of
unvested common
stock at the
issuance price..                    (12,624)   --         (1)                                                 (1)
Unearned stock-
based
compensation                                             365         (365)
Amortization of
unearned stock-
based
compensation for
employees.......                                                      262                                    262
Amortization of
unearned stock-
based
compensation for
consultants.....                                          28                                                  28
Unrealized loss
on investments
available-for-
sale............                                                                  (1)                         (1)
Net loss........                                                                             (5,241)      (5,241)
                  --------------- ---------- ------ ---------- ------------ ------------- ----------- -------------
Balance at
December 31,
1997............       21,187     1,035,752    11        876         (348)        (1)        (9,903)      (9,365)
Issuance of
Series D
preferred
stock...........        3,491
Exercise of
stock options...                     22,126    --          4                                                   4
Unearned stock-
based
compensation                                             850         (850)
Amortization of
unearned stock-
based
compensation for
employees.......                                                      690                                    690
Amortization of
unearned stock-
based
compensation for
consultants.....                                          10                                                  10
Realized loss on
investments
available-for-
sale............                                                                   1                           1
Net loss........                                                                            (11,585)     (11,585)
                  --------------- ---------- ------ ---------- ------------ ------------- ----------- -------------
Balance at
December 31,
1998............       24,678     1,057,878    11      1,740         (508)        --        (21,488)     (20,245)
Issuance of
Series E
preferred
stock...........        7,926
Issuance of
warrants to
purchase 402,916
shares of Series
E preferred
stock...........        1,784
Accretion on
Series E
preferred
stock...........          337                                                                  (337)        (337)
Exercise of
stock options...                     10,668    --          6                                                   6
Unearned stock-
based
compensation                                           2,942       (2,942)
Amortization of
unearned
stock-based
compensation for
employees.......                                                      971                                    971
Amortization of
unearned stock-
based
compensation for
consultants.....                                         172                                                 172
Net loss........                                                                             (9,849)      (9,849)
                  --------------- ---------- ------ ---------- ------------ ------------- ----------- -------------
Balance at
December 31,
1999............       34,725     1,068,546    11      4,860       (2,479)        --        (31,674)     (29,282)
January 1, 2000
to June 30, 2000
(unaudited):
Issuance of
warrants to
purchase 5,384
shares of common
stock...........                                          51          (51)
Accretion on
Series E
preferred stock
 ................          209                                                                  (209)        (209)
Exercise of
stock options...                     41,126    --          8                                                   8
Unearned stock-
based
compensation....                                       1,920       (1,920)
Amortization of
unearned stock-
based
compensation for
employees.......                                                    1,287                                  1,287
Amortization of
unearned stock-
based
compensation for
consultants.....                                         122                                                 122
Net loss........                                                                             (4,531)      (4,531)
                  --------------- ---------- ------ ---------- ------------ ------------- ----------- -------------
Balance at June
30, 2000
(unaudited).....      $34,934     1,109,672   $11     $6,961     $ (3,163)       $--       $(36,414)    $(32,605)
                  =============== ========== ====== ========== ============ ============= =========== =============

   The accompanying notes are an integral part of these financial statements

                                LXN CORPORATION

                            STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                                For the Six
                                    For the Years Ended        Months Ended
                                        December 31,             June 30,
                                  --------------------------  ----------------
                                   1997      1998     1999     1999     2000
                                  -------  --------  -------  -------  -------
                                                                (unaudited)
Cash flows from operating
 activities:
 Net loss........................ $(5,241) $(11,585) $(9,849) $(6,240) $(4,531)
 Adjustments to reconcile net
  loss to net cash used in
  operating activities...........
  Non-cash stock-based
   compensation expense..........     290       700    1,143      641    1,409
  Depreciation and amortization..     202       441      676      316      355
  Write-off of property and
   equipment.....................      13        34      243       --       --
  Changes in operating assets and
   liabilities:
    Accounts receivable..........      --      (546)     533      479       13
    Inventories..................     (84)     (327)    (639)    (420)    (907)
    Prepaid expenses and other
     current assets..............    (191)      (18)      51       61       42
    Other assets.................     (10)     (140)      74       55       54
    Accounts payable.............      94     1,034     (452)    (511)     444
    Accrued liabilities..........     254       200       95    1,708     (406)
    Deferred revenue.............      --       100     (100)    (100)     147
                                  -------  --------  -------  -------  -------
      Net cash used in operating
       activities................  (4,673)  (10,107)  (8,225)  (4,011)  (3,380)
                                  -------  --------  -------  -------  -------
Cash flows from investing
 activities:
  Restricted cash................    (500)      500       --       --       --
  Purchases of investments.......  (4,861)       --       --       --       --
  Sales of investments...........      --     4,861       --       --       --
  Purchases of property and
   equipment.....................    (805)   (1,457)    (660)    (501)    (226)
                                  -------  --------  -------  -------  -------
      Net cash provided by (used
       in) investing activities..  (6,166)    3,904     (660)    (501)    (226)
                                  -------  --------  -------  -------  -------
Cash flows from financing
 activities:
  Net proceeds from issuance of
   common stock..................      --         4        6        2        8
  Repurchases of common stock....      (1)       --       --       --       --
  Net proceeds from issuance of
   preferred stock and warrants..  11,717     3,491    9,710    9,710       --
  Repayments on bank credit
   facilities....................      --      (497)    (316)    (105)    (211)
  Proceeds from bank credit
   facilities....................     497     1,559      128      128      500
                                  -------  --------  -------  -------  -------
      Net cash provided by
       financing activities......  12,213     4,557    9,528    9,735      297
                                  -------  --------  -------  -------  -------
Net increase (decrease) in cash
 and cash equivalents............   1,374    (1,646)     643    5,223   (3,309)
Cash and cash equivalents at
 beginning of year...............   4,620     5,994    4,348    4,348    4,991
                                  -------  --------  -------  -------  -------
Cash and cash equivalents at end
 of year......................... $ 5,994  $  4,348  $ 4,991  $ 9,571  $ 1,682
                                  =======  ========  =======  =======  =======
Supplemental disclosure of cash
 flow information:
  Cash paid for interest......... $    28  $     19  $   139  $    74  $    72
                                  =======  ========  =======  =======  =======

   The accompanying notes are an integral part of these financial statements

                                LXN CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. The Company

 The Business

   LXN Corporation (the "Company") was incorporated in Delaware on July 7, 1993. The Company develops, manufactures and markets products for people with diabetes, which allow patients and health care professionals to better monitor the effectiveness of treatment regimens and make therapy changes to improve overall glucose control. The Company derives all its revenues from the sale of three products. Duet, which is currently marketed to health care professionals through an exclusive distributor serving the U.S. physician office market, was introduced in January 1998. In Charge, which is sold primarily to wholesalers that serve national and regional retail pharmacy chains as well as local pharmacies, was introduced in October 1999. ExpressView, which is sold primarily to mail-order firms serving Medicare patients, was introduced in December 1999.

   The Company's business consists of a single operating segment. Substantially all revenues are generated from customers located within the U.S., and all long-lived assets are located in the U.S.

 Stock Split

   In connection with its proposed initial public offering ("IPO"), the Company will be effecting a two-for-one stock split. All per share and share amounts in the financial statements have been retroactively restated to reflect the stock split.

 Capital Resources

   The Company has been successful in completing several rounds of private equity financing with its last round totaling approximately $5 million during October 2000. However, the Company has incurred substantial losses and negative cash flows from operations in every fiscal period since inception. The Company incurred losses from operations of $5,535,000, $11,997,000, and $10,178,000 for the years ended December 31, 1997, 1998, and 1999, respectively. The Company incurred negative cash flows from operations of $4,673,000, $10,107,000, and $8,225,000 for the years ended December 31, 1997, 1998, and 1999, respectively. As of December 31, 1998 and 1999, the Company had accumulated deficits of $21,488,000 and $31,674,000, respectively. Management expects operating losses and negative cash flows from operations to continue for at least the next two years and anticipates that losses will increase significantly from current levels because of additional costs and expenses related to brand development, marketing and other promotional activities, expansion of product offerings and development of relationships with other businesses. In addition, the Company's bank credit facilities are due on demand as a result of the current violation of certain performance covenants. Failure to generate sufficient revenues, raise additional capital or reduce certain discretionary spending could have a material adverse effect on the Company's ability to achieve its intended business objectives. Based on the Company's current business projections and its current cash available, assuming that the proposed IPO is not completed and there are no unusual trends in cash expenditures, and assuming that the bank demands full repayment of its credit facilities, the Company is projected to exhaust its cash resources in early 2001.

2. Summary of Significant Accounting Policies

 Unaudited Financial Statements

   The interim financial statements as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 are unaudited and have been prepared on the same basis as the audited financial statements. In the opinion of management, these unaudited financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial information set forth therein in accordance with accounting principles generally accepted in the U.S. Operating results for interim periods are not necessarily indicative of operating results for an entire year. All financial statement disclosures related to the six months ended June 30, 1999 and 2000 and subsequent to June 30, 2000 are unaudited.

                                LXN CORPORATION

 Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Concentrations of Risk

  Credit Risk

   Financial instruments which potentially subject the Company to concentrations of credit risk include trade accounts receivable and cash equivalents. The Company manages its credit risk regarding trade accounts receivable by performing ongoing evaluations of its customers' financial condition, and maintains an allowance for doubtful accounts for any accounts that are considered to be uncollectible. The Company has not experienced material credit losses from its customers.

   The Company invests its excess cash in U.S. government securities and debt instruments of financial institutions and corporations with strong credit ratings. The Company has not experienced any significant losses on its cash equivalents.

  Key Distributor Risk

   The Company is dependent on one distributor for the sale of Duet through an agreement that is exclusive through August 2002. Any failure by the distributor to adequately support Duet could have a material adverse effect on the Company's revenues and profitability.

  Key Suppliers Risk

   The monitors and many components of the test strips used in the Company's products are manufactured by single source vendors. Any disruptions in supply or quality problems could have a material adverse impact on the Company's business and profitability. The Company has not experienced and does not expect to experience any significant production problems or delays from its vendors.

 Cash Equivalents

   The Company considers cash equivalents to include highly liquid instruments purchased with maturities of three months or less.

 Inventories

   Inventories are valued at the lower of cost or market, cost being determined by the first-in, first-out method.

 Property and Equipment

   Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets. The useful life of furniture and fixtures, production equipment, and research and development equipment is generally five years, and the useful life of computer equipment is generally three years. Leasehold improvements are amortized over the shorter of their estimated useful lives or lease terms. Depreciation expense was $202,000, $441,000, and $676,000 for the years ended December 31, 1997,

                                LXN CORPORATION

1998, and 1999, respectively, and $316,000 and $355,000 for the six months ended June 30, 1999 and 2000, respectively. Expenditures for maintenance and repairs are charged to operations as incurred. When assets are retired or sold, the cost and accumulated depreciation are removed from the respective accounts and any gain or loss is recognized.

 Long-Lived Assets

   The Company investigates potential impairments of its long-lived assets when there is evidence that events or changes in circumstances indicate that the carrying amount of an asset may not be recovered. An impairment loss is recognized when an asset's fair value, determined based on undiscounted cash flows expected to be generated by the asset, is less than its carrying amount. Any required impairment loss would be measured as the amount by which the asset's carrying value exceeds its fair value, and would be recorded as a reduction in the carrying value of the related asset and a charge to results of operations.

 Fair Value of Financial Instruments

   The carrying amount of long-term debt approximates fair value based on interest rates currently available to the Company for borrowings with similar terms and maturities because it has a variable interest rate indexed to the prime rate . The carrying amount of cash equivalents approximates fair value because of the short maturities of these instruments.

 Revenue Recognition

   The Company recognizes revenue when all of the following criteria have been met: (1) persuasive evidence of an arrangement exists between the Company and its customer, (2) the Company has delivered its product to its customer, (3) the Company's price for the products sold is fixed or determinable, and
(4) collectibility of the sales price is reasonably assured.

   The Company offers certain rights of return to its customers. Because of the relatively recent introduction of the Company's products and the emerging nature of the market for such products, the Company lacks sufficient history to make reliable accurate estimates of product returns at the time of shipment, Therefore, the Company defers the recognition of revenue until customers' return rights have expired. In the case of sales to distributors, this occurs when the distributors have sold through the product to their customers. In the case of direct sales to medical equipment suppliers and end users, this generally occurs 30 days after products have been shipped.

   From time to time, the Company offers sales incentives in the form of mail-in rebates for its products. A provision for estimated rebates is recorded as a reduction of revenue in the period in which related sales are recognized. No significant rebates were offered during 1999 or during the first six months of 2000. A provision of $105,000 was made for estimated rebates at December 31, 1998 for point of sale rebates offered with Duet.

   Two customers made up 37% and 8% of total sales for the six months ended June 30, 2000. The same two customers made up 44% and 28% of total sales in 1999, and 39% and 21% of total sales in 1998.

 Warranty Costs

   The Company provides for the estimated costs that may be incurred under its warranty programs at the time of recognizing revenue.

                                LXN CORPORATION

 Research and development costs

   Research and development costs are expensed as incurred.

 Employee and director stock-based compensation

   The Company measures compensation expense for its employee and director stock-based compensation plans using the intrinsic value method and provides pro forma disclosures of net loss and net loss per share as if a fair value method had been applied in measuring compensation expense. Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's common stock at the date of grant over the amount the employee must pay to acquire the stock. Stock-based compensation is amortized over the related vesting periods using an accelerated method in accordance with Financial Accounting Standards Board Interpretation ("FIN") No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Options or Award Plans." The amount of stock-based compensation expense to be recorded in future periods could decrease if awards for which accrued but unamortized compensation expense has been recorded are forfeited.

 Non-employee stock-based compensation

   Stock-based awards issued to non-employees for goods or services are accounted for using fair value methods and are remeasured to fair value at each period end until the earlier of the date that performance by the non-employee is complete or the awards are fully vested.

 Income taxes

   Current income tax expense or benefit is the amount of income taxes expected to be payable or refundable for the current year. A deferred income tax asset or liability is computed for the expected future impact of differences between the financial reporting and tax bases of assets and liabilities and for the expected future tax benefit to be derived from tax credits and loss carryforwards. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

 Earnings (loss) per share

   Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding during the period increased to include dilutive potential common shares that were outstanding during the period. The dilutive effect of outstanding common stock options and preferred stock warrants is reflected in diluted loss per share by application of the treasury stock method. The Company has excluded all redeemable convertible preferred stock, outstanding common stock options, and outstanding preferred and common stock warrants from the calculation of diluted loss per share for all periods presented because such securities are antidilutive for these periods.

                                LXN CORPORATION

   Potential common shares excluded from the calculation of diluted loss per share for all periods presented in the statements of operations are detailed as follows:

                              For the Years Ended December  For the Six Months
                                           31,                Ended June 30,
                              ----------------------------- -------------------
                                1997      1998      1999      1999      2000
                              --------- --------- --------- --------- ---------
                                                                (unaudited)
Preferred stock (based on a
 conversion rate of two for
 one).......................  5,171,788 5,735,588 7,301,088 7,301,088 7,301,088
Common stock options........    556,500   750,800 1,264,410   762,450 1,433,066
Preferred stock warrants
 (based on a conversion rate
 of two for one)............     40,000    40,000   845,832   845,832   845,832
Common stock warrant........         --        --        --        --     5,384
                              --------- --------- --------- --------- ---------
                              5,768,288 6,526,388 9,411,330 8,909,370 9,585,370
                              ========= ========= ========= ========= =========

   Unaudited pro forma net loss per common share, basic and diluted, is calculated assuming the conversion of all outstanding shares of preferred stock into common stock (using the as-if converted method) from the respective dates of issuance of the preferred shares, as well as the exercise of the Series D and E preferred stock warrants that will expire upon the closing of the proposed IPO if unexercised. A reconciliation of net loss attributable to common stockholders and weighted average shares used in computing basic and diluted net loss per share to unaudited basic and diluted pro forma net loss per share is as follows:

                                                    For the Year    For the
                                                       Ended       Six Months
                                                    December 31, Ended June 30,
                                                        1999          2000
                                                    ------------ --------------
                                                            (unaudited)
Numerator (in thousands):
  Net loss attributable to common stockholders used
   in computing basic and diluted loss per share...  $  (10,186)   $   (4,740)
  Elimination of accretion of discount on
   redeemable convertible preferred stock..........         337           209
  Accretion related to beneficial conversion
   feature embedded in Series F preferred stock....          --        (4,644)
                                                     ----------    ----------
  Net loss attributable to common stockholders used
   in computing basic and diluted pro forma net
   loss per share..................................  $   (9,849)   $   (9,175)
                                                     ==========    ==========
Denominator:
  Shares used in computing basic and diluted loss
   per share.......................................   1,062,698     1,087,564
  Adjustment to reflect assumed conversion of
   convertible redeemable preferred stock..........   7,013,722     7,301,088
  Adjustment to reflect assumed exercise of Series
   D and E preferred stock warrants................     697,912       845,832
                                                     ----------    ----------
  Shares used in computing basic and diluted pro
   forma net loss per share........................   8,774,332     9,234,484
                                                     ==========    ==========
Pro forma net loss per share, basic and diluted....  $    (1.12)   $    (0.99)
                                                     ==========    ==========

                                LXN CORPORATION

 Comprehensive income (loss)

   Comprehensive income (loss) for all periods presented consists solely of net income (loss).

 Unaudited pro forma balance sheet

   If the IPO contemplated by the Company is consummated as presently anticipated, each share of redeemable convertible preferred stock outstanding at the date of the closing will automatically convert into two shares of common stock. In addition, the Series D and Series E preferred stock warrants are assumed to be exercised into preferred stock, and then immediately converted into two shares of common stock, upon the IPO, since they are currently in-the-money and expire upon the closing of the IPO if unexercised. The unaudited pro forma balance sheet as of June 30, 2000 reflects the conversion of the preferred stock and the exercise and conversion of the preferred stock warrants as if such conversion and exercise had occurred as of June 30, 2000. This would have resulted in the conversion of the preferred stock outstanding at that date, as well as the 358,799 shares of Series F preferred stock issued in October 2000 (Note 13), into 8,018,686 shares of common stock, and the conversion of the preferred stock warrants outstanding at that date into 845,832 shares of common stock.

 Recently issued accounting pronouncements

   In June 1998, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 133 (SFAS 133), "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. SFAS 133 as amended by SFAS 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of SFAS 133," an amendment of SFAS 133, is effective for fiscal years beginning after June 15, 2000. To date, the Company has not engaged in derivative or hedging activities.

   In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin 101, "Revenue Recognition," or SAB 101, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosure related to revenue recognition policies. The adoption of the principles of SAB 101 has not had a significant impact on the Company's financial statements.

   In March 2000, the FASB issued FASB Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions Involving Stock Compensation, an Interpretation of APB 25." FIN 44 clarifies the definition of an employee for purposes of applying APB 25; the criteria for determining whether a stock option or award plan qualifies as a non-compensatory plan; the accounting consequences of various modifications to the terms of a previously fixed stock option or award; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 became effective on July 1, 2000, with certain provisions effective earlier. The Company does not expect FIN 44 to have a significant impact on its financial statements.

   In August 2000, the FASB Emerging Issues Task Force ("EITF") issued EITF 00-14, "Accounting for Certain Sales Incentives," which addresses the recognition, measurement and classification for sales incentives offered voluntarily by vendors without charge to customers. The Company's accounting policy for sales incentives is in compliance with EITF 00-14.

                                LXN CORPORATION

3. Balance Sheets Details

                            December 31,
                           ----------------   June 30,
                            1998     1999       2000
                           -------  -------  -----------
                                             (unaudited)
Accounts Receivable, net
 (in thousands)
  Accounts receivable..... $   574  $    32    $    --
  Less: Allowance for
   doubtful accounts......     (28)     (19)        --
                           -------  -------    -------
                           $   546  $    13    $    --
                           =======  =======    =======

   Additions to the allowance for doubtful accounts were $48,000, $18,000, and $1,000 in 1998, 1999 and the six months ended June 30, 2000, respectively.
Deductions from the allowance were $20,000, $27,000, and $20,000 in 1998, 1999 and the six months ended June 30, 2000, respectively.

Inventories (in thousands)
  Raw materials........... $   320  $   652    $ 1,180
  Work in process.........      24      130          7
  Finished goods at
   Company's premises.....      67      137        589
  Finished goods at
   customers..............      --      131        181
                           -------  -------    -------
                           $   411  $ 1,050    $ 1,957
                           =======  =======    =======

Property and Equipment (in thousands)
  Machinery and
   equipment.............. $   976  $ 1,618    $ 1,747
  Furniture, office
   equipment and other....     924    1,026      1,203
  Leasehold improvements..     332      405        406
  Manufacturing assets not
   yet placed in service..     632       81         --
                           -------  -------    -------
                             2,864    3,130      3,356
  Less accumulated
   depreciation and
   amortization...........    (686)  (1,211)    (1,566)
                           -------  -------    -------
                           $ 2,178  $ 1,919    $ 1,790
                           =======  =======    =======
  Compensation............ $   212  $   481    $    61
  Vacation................     123      106        114
  Sales promotions........     163       --         16
  Other...................      21       27         17
                           -------  -------    -------
                           $   519  $   614    $   208
                           =======  =======    =======

Accrued Liabilities (in thousands)

4. Bank Credit Facilities

   In 1999, the Company entered into an amended and restated credit agreement (the "1999 credit agreement") with a bank that converted the outstanding balance of $1,687,000 on the existing $2,000,000 credit facility into a term loan. The promissory note evidencing the term loan provides for monthly principal payments of $35,000 and interest payments at the bank's prime rate plus one-half percentage point. The Company owed $1,371,000 and $1,160,000 at December 31, 1999 and June 30, 2000, respectively, on the term loan. As of June 30, 2000, the interest rate on the promissory note was 10%. The credit agreement is

                                LXN CORPORATION
collateralized by all of the assets of the Company. Future payments on the term loan are as follows (in thousands):

      For the Years Ending December 31,
      ---------------------------------
        2000............................................................ $  422
        2001............................................................    422
        2002............................................................    422
        2003............................................................    105
                                                                         ------
                                                                          1,371
        Less current portion............................................   (422)
                                                                         ------
                                                                         $  949
                                                                         ======

   The 1999 credit agreement, as amended in March 2000, also provides for a $500,000 line of credit through March 21, 2001 for equipment purchases only. The interest rate for advances on the equipment line of credit is the same as the term loan above. Interest only is due monthly through September 21, 2000, and the outstanding principal balance is payable in 30 equal payments of principal plus accrued interest beginning October 21, 2000. The Company took no advances on the equipment line of credit during 1999. At June 30, 2000, $500,000 was outstanding on the equipment line of credit. The 1999 credit agreement also provides for a $1,000,000 line of credit based on the Company's accounts receivable. The interest rate for advances on the accounts receivable line of credit is the bank's prime rate, and advances are payable upon the earlier of March 21, 2001 or a demand from the bank. The Company took no advances on the accounts receivable line of credit during 1999 or the six months ended June 30, 2000.

   As consideration for extending the 1999 credit agreement, the Company issued a five-year warrant to purchase 5,384 shares of common stock at $5 per share in May 2000. The fair value of the warrant on the date of issuance was $51,000 and was recorded as a deferred facility fee and amortized to interest expense over the life of the agreement. The fair value was determined by management using the Black-Scholes option pricing model with the following assumptions: 5 year contractual life, 6.65% risk-free interest rate, 60% expected volatility, and 0% expected dividend yield.

   The 1999 credit agreement, as amended, contained performance covenants requiring the Company to maintain a minimum quick ratio, incur no more than a maximum quarterly loss, and to raise a minimum of $3,000,000 of equity by September 30, 2000. The Company was in default of the maximum quarterly loss covenant at December 31, 1999, and was in default of both the minimum quick ratio and the maximum quarterly loss covenants at June 30, 2000. The bank waived compliance with these defaulted covenants as of December 31, 1999 and June 30, 2000. The 1999 credit agreement with the bank also restricts the Company from declaring or paying any dividends, or from making any other distribution of capital stock.

   In October 2000, the 1999 credit agreement was further amended to modify certain performance covenants. The Company was in default of certain of these covenants at October 16, 2000. As a result, the entire remaining principal balances of the bank credit facilities have been classified as current liabilities.

   In October 2000, as consideration for amending the 1999 credit agreement, the Company issued a five-year warrant to the bank to purchase 6,000 shares of common stock at $5 per share. The fair value of the warrant on the date of issuance was estimated by management to be $69,000 and was recorded as a deferred facility fee and amortized to interest expense over the life of the agreement. The fair value was estimated using the Black-Scholes option pricing model with the following assumptions: 5 year contractual life, 5.85% risk-free interest rate, 60% expected volatility, and 0% expected dividend yield.

                                LXN CORPORATION

5. Common Stock

   The holders of common stock are entitled to noncumulative dividends if and when such dividends are declared by the Company's board of directors.

6. Redeemable Convertible Preferred Stock

 Rights and Preferences

   The holders of all series of convertible preferred stock are entitled to noncumulative dividends if and when such dividends are declared by the Company's board of directors, and have the same voting rights as the common stockholders.

   Upon a liquidation, dissolution, or winding up of the Company, including a consolidation or merger with another company, a sale of more than 50% of the Company's common stock or the sale of substantially all of the assets of the Company, the holders of all series of preferred stock have a preference in liquidation over the common stockholders. The liquidation value for all series of preferred stock is the sum of the issuance price plus an amount equal to all declared but unpaid dividends (subject to appropriate adjustment in the event of any stock dividend, stock split, combination, or other similar recapitalization affecting such shares). The Series E preferred stock has preference in liquidation over the Series A, B, C and D preferred stock and the common stock. If the assets of the Company are not sufficient to fulfill the liquidation amount, the preferred stockholders will share in the distribution of the assets on a pro rata basis based on the liquidation amount.

   The Series E preferred stock is redeemable upon a majority vote of the holders after the earlier of five years from the issue date or failure by the Company to meet its obligations to the holders of Series E preferred stock.

   All series of preferred stock are convertible into common stock, at the option of the holder, on a two-for-one basis, subject to adjustment for dilution. Additionally, all series of preferred stock will automatically convert into common stock concurrent with the closing of an underwritten public offering of common stock under the Securities Act of 1933 in which the Company receives at least $25 million in net cash proceeds and the price per share is at least $10.00, subject to adjustment for dilution. The Company has reserved 11,390,492 shares of common stock for issuance upon conversion of the preferred stock.

   Because the redemption of all series of preferred stock is outside of the control of the Company, the preferred stock and related preferred stock warrants have been classified on the balance sheets as redeemable securities.

 Preferred Stock Warrants

   In connection with the Series D preferred stock offering in 1997, the Company issued to a consultant warrants to purchase 20,000 shares of Series D preferred stock at $12.50 per share in exchange for services related to this transaction. Such warrants may be exercised at any time prior to the earlier of September 2002 or the closing of an underwritten public offering of common stock under the Securities Act of 1933, but not thereafter. The aggregate fair value of these warrants at their grant date was determined by management to be $100,000 and was recorded as issuance costs. The fair value of the warrants was determined using the Black-Scholes option pricing model with the following assumptions: 5 year contractual life, 6.00% risk-free interest rate, 40% expected volatility, and 0% expected dividend yield.

   In connection with the Series E preferred stock offering in 1999, the Company issued to the Series E investors warrants to purchase 402,916 shares of Series E preferred stock at $13.00 per share. Such warrants may be exercised at any time prior to the earlier of five years from the issue date or the closing of an underwritten public offering of common stock under the Securities Act of 1933, but not thereafter. The

                                LXN CORPORATION
proceeds from the sale of the Series E preferred stock were allocated between the preferred stock and the warrants based on their relative fair values. The separate fair value of the warrants was determined by management using the Black-Scholes option pricing model with the following assumptions: 5 year contractual life, 5.50% risk-free interest rate, 40% expected volatility, and 0% expected dividend yield. The Series E preferred stock is being accreted to its redemption value of $10,176,000 over a period of five years.

7. Stock-Based Compensation

   Under the 2000 Equity Incentive Plan (the "Plan"), 1,600,000 shares of the Company's common stock are reserved for issuance pursuant to stock options. In October 2000, the board of directors increased the number of shares reserved for issuance under the Plan to 2,400,000 shares. Incentive stock options may be granted to employees, while nonstatutory stock options may be granted to employees, directors, and consultants to the Company. The Plan is administered by the board of directors and provides generally that, for incentive stock options, the exercise price must not be less than the fair value of the Company's common stock at the date of grant and, for nonstatutory stock options, the exercise price must not be less than 85% of the fair value of the Company's common stock at the date of grant. Options granted under the Plan generally vest ratably over four years and are exercisable for a period of ten years from the date of the grant.

   The following table summarizes stock option activity under the Plan:

                                        Range of      Weighted-
                           Nunber of    Exercise       Average
                            Options      Prices    Exercise Prices
                           ---------  ------------ ---------------
Balance at December 31,
 1996.....................   115,000     $0.20           $0.20
  Granted.................   448,900  $0.20--$0.50       $0.41
  Canceled/forfeited......    (7,400) $0.20--$0.50       $0.26
                           ---------
Balance at December 31,
 1997.....................   556,500  $0.20--$0.50       $0.37
  Granted.................   274,500  $3.75--$4.38       $4.09
  Exercised...............   (22,126)    $0.20           $0.20
  Canceled/forfeited......   (58,074) $0.20--$4.38       $1.34
                           ---------
Balance at December 31,
 1998.....................   750,800  $0.20--$4.38       $1.66
  Granted.................   760,660     $4.38           $4.38
  Exercised...............   (10,668) $0.20--$4.38       $0.55
  Canceled/forfeited......  (236,382) $0.20--$4.38       $1.47
                           ---------
Balance at December 31,
 1999..................... 1,264,410  $0.20--$4.38       $3.34
  Granted ................   315,000     $4.38           $4.38
  Exercised ..............   (41,126) $0.20--$0.50       $0.21
  Canceled/forfeited .....  (105,218) $0.20--$4.38       $4.09
                           ---------
Balance at June 30, 2000
 (unaudited) ............. 1,433,066  $0.20--$4.38       $3.60
                           =========

                                LXN CORPORATION

   The following summarizes information concerning outstanding and exercisable options as of December 31, 1999:

                                                                                  Options
                                Options Outstanding                             Exercisable
                           --------------------------------------------         -----------
                                                      Weighted-
                                                       Average
      Exercise               Number                   Remaining                   Number
       Prices              Outstanding               Life (Years)               Exercisable
      --------             -----------               -----------                -----------
        $0.20                177,000                    7.06                      124,376
        $0.50                127,650                    7.90                      113,700
        $3.75                120,000                    8.04                       47,500
        $4.38                839,760                    9.57                       92,100
                            ---------                   ----                      -------
                           1,264,410                    8.90                      377,676
                            =========                   ====                      =======

   The following table summarizes information about the number of options and the weighted-average exercise price of options exercisable at December 31, 1997, 1998, and 1999:

                                                            For the Years
                                                         Ended December 31,
                                                      -------------------------
                                                       1997     1998     1999
                                                      ------- -------- --------
Options exercisable..................................  59,876  147,636  377,676
Weighted-average exercise price...................... $  0.23 $   1.12 $   1.76

   Had compensation expense for the employee and director stock options been determined based on the fair value of the options at the grant date, net loss and net loss per share would have been as follows:

                                                        For the Years
                                                     Ended December 31,
                                                  ---------------------------
                                                   1997      1998      1999
                                                  -------  --------  --------
Net loss attributable to common stockholders (in
 thousands)
  As reported.................................... $(5,241) $(11,585) $(10,186)
  Pro forma......................................  (5,245)  (11,638)  (10,335)
Net loss per share (diluted)
  As reported.................................... $ (5.83) $ (11.36) $  (9.59)
  Pro forma......................................   (5.83)   (11.41)    (9.73)

   The weighted-average grant-date fair value per share of options granted during 1997, 1998, and 1999 was as follows:

                                                              For the Years
                                                            Ended December 31,
                                                            ------------------
                                                            1997  1998   1999
                                                            ----- ----- ------
Exercise price equal to fair value of common stock on the
 grant date:
  Weighted-average exercise price.......................... $  -- $8.75 $   --
  Weighted-average option fair value.......................    --  2.04     --
Exercise price less than fair value of common stock on the
 grant date:
  Weighted-average exercise price.......................... $0.82 $7.50 $ 8.75
  Weighted-average option fair value.......................  5.14  3.00  10.59

                                LXN CORPORATION

   The fair value of the options was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions:

                                                          1997    1998    1999
                                                         ------- ------- -------
      Expected life..................................... 5 years 5 years 5 years
      Risk-free interest rate...........................   6.11%   5.32%   5.69%
      Expected volatility...............................   0.00%   0.00%   0.00%
      Expected dividend yield...........................   0.00%   0.00%   0.00%

   The volatility of the Company's common stock underlying the options was not considered because the Company's stock was not publicly traded as of December 31, 1999.

8. Income Taxes

   No current income tax provision was recorded during 1997, 1998 or 1999 due to cumulative net losses of the Company.

   Deferred tax assets consist of the following (in thousands):

                                                              For the Years
                                                              Ended December
                                                                   31,
                                                             -----------------
                                                              1998      1999
                                                             -------  --------
   Net operating loss carryforwards......................... $ 7,323  $ 10,222
   Research and development credit carryforwards............     429       506
   Research expenses capitalized for California purposes....     304       322
   Accrued liabilities and other............................     212       430
   Nonqualified stock options...............................      15        84
                                                             -------  --------
                                                               8,283    11,564
   Valuation allowance......................................  (8,283)  (11,564)
                                                             -------  --------
                                                             $    --  $     --
                                                             =======  ========

   Based upon the lack of prior earnings history of the Company and based upon other available evidence, management recorded a full valuation allowance for deferred tax assets as it is more likely than not that such assets will not be realized.

   The reconciliation of the income tax benefit computed by applying the statutory federal income tax rate (34%) to loss before income taxes to the Company's actual income tax benefit is as follows (in thousands):

                                                      For the Years Ended
                                                         December 31,
                                                    -------------------------
                                                     1997     1998     1999
                                                    -------  -------  -------
   Benefit amount computed at statutory federal
    rate........................................... $ 1,782  $ 3,939  $ 3,349
   State income tax benefit, net of federal
    effect.........................................     345      428      319
   Stock-based compensation related to incentive
    stock options..................................     (89)    (235)    (330)
   Federal research and development tax credit.....      72       77       37
   Other...........................................       0        0      (79)
   Permanent differences...........................      (4)     (16)     (15)
   Change in valuation allowance...................  (2,106)  (4,193)  (3,281)
                                                    -------  -------  -------
                                                    $    --  $    --  $    --
                                                    =======  =======  =======

                                LXN CORPORATION

   At December 31, 1999, the Company has federal and California net operating loss carryforwards of approximately $27,800,000 and $13,733,000 respectively, which amounts expire beginning in 2008 and 2000, respectively. The difference between the federal and California tax loss carryforwards is attributable to the capitalization of research and development expenses for California tax purposes. The Company also has federal and California research and development tax credit carryforwards of approximately $325,000 and $281,000 respectively, which begin expiring in 2008.

   Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of the Company's net operating loss and credit carryforwards may be limited due to changes in the Company's stock ownership of more than 50%. As a result of certain changes in the Company's stock ownership which occurred during 1999 and prior years, portions of the above described carryforwards may be subject to annual income offset limitations on a prospective basis.

9. Related Party Transactions

   During 1998, the Company signed an agreement with its then President and Chief Executive Officer outlining terms and conditions of his employment. Upon initiation of his employment, he received a loan in the amount of $150,000 bearing an annual interest rate of 6%. The agreement stipulated that the loan would be forgiven over a three year period provided he was still employed by the Company. This individual was terminated in 1999; the entire amount of the loan was written off in 1999.

   A director of the Company acted as a consultant to the Company and received an aggregate of $80,000 for his consulting services in 1998.

10. Commitments

 Leases

   In December 1998, the Company entered into a lease agreement for its new corporate offices under a noncancelable operating lease agreement which expires in December 2003. The Company has an option to extend the lease for an additional five years. Rent expense under noncancelable operating leases, which is recorded ratably over the lease term, was $112,000, $213,000, and $496,000 for the years ended December 31 1997, 1998 and 1999, respectively, and $233,000 and $244,000 for the six months ended June 30, 1999 and 2000, respectively. Future minimum lease payments under noncancelable operating leases are as follows (in thousands):

      For the Years Ending December 31,
      ---------------------------------
        2000............................................................ $  493
        2001............................................................    513
        2002............................................................    533
        2003............................................................    554
                                                                         ------
                                                                         $2,093
                                                                         ======

 Licensing Agreement

   During 1997, the Company entered into a licensing agreement with a pharmaceutical company under which it obtained a non-exclusive license to technology. The Company is required to make royalty payments ranging from the lower of (1) from 4% to 7% of sales dollars or (2) from $.05 to $.12 per unit of fructosamine products sold, as defined in the agreement. The Company incurred royalty expense of $23,000 and $28,000 under this agreement during the years ended December 31, 1998 and 1999, respectively, and $16,000 and $16,000 during the six months ended June 30, 1999 and 2000, respectively. This expense is included in cost of goods sold.

                                LXN CORPORATION

11. Employee Benefit Plan

   In 1998, the Company established a voluntary deferred compensation plan under Section 401(k) of the Internal Revenue Code. Eligible participants may contribute portions of their salaries to the plan subject to IRS limits. Company matching contributions are made on a discretionary basis, and vest ratably over three years. The Company made contributions of $9,000 and $15,000 during the years ended December 31, 1998 and 1999, respectively, and $11,000 and $7,000 during the six months ended June 30, 1999 and 2000, respectively.

12. Technology License Agreement

   The Company has granted a third party a non-exclusive, worldwide license to manufacture, distribute, market and sell certain technology developed by the Company. The Company received $100,000 upon the commencement of the agreement. The agreement calls for royalty payments to be made to the Company based on a percentage of net revenues on the licensed technology sold by the third party. The Company is guaranteed minimum royalties of $200,000 each year through 2004. The Company records revenue, classified as other income, when due as there is no future involvement or obligation due on the part of the Company. The agreement expires in 2008.

13. Subsequent Financing

   In August and September 2000, the Company entered into convertible promissory notes with an aggregate principal amount of $2,500,000. The notes provided for interest payments at 8% per annum. In addition, the holders of the notes received warrants to purchase 17,861 shares of Series F preferred stock at a purchase price of $14 per share. The fair value of the warrants on the date of issuance was estimated by management to be $379,000 and was recorded as debt issuance costs and amortized to interest expense over the life of the notes. The fair value was estimated using the Black-Scholes option pricing model with the following assumptions: 5 year contractual life, 5.85% risk-free interest rate, 60% expected volatility, and 0% expected dividend yield.

   In October 2000, the Company issued 178,569 shares of Series F redeemable convertible preferred stock at a price of $14 per share for total gross proceeds of $2,500,000. Upon the completion of the Series F preferred stock financing, the outstanding convertible promissory notes and unpaid accrued interest thereon automatically converted into 180,230 shares of Series F preferred stock. The holders of Series F preferred stock have rights and privileges identical to those of the holders of Series E preferred stock as disclosed in Note 6. The Company will record a charge for the beneficial conversion feature embedded in these securities in October 2000. The value of the beneficial conversion feature was measured using its intrinsic value, i.e., the excess of the aggregate fair value of the common stock into which the Series F preferred stock is convertible over the proceeds allocated to the security. The intrinsic value of the beneficial conversion feature of approximately $5.8 million exceeded the proceeds allocated to the Series F preferred stock of approximately $4.6 million; therefore, the Company limited recognition of the beneficial conversion feature to the approximately $4.6 million proceeds allocated to the Series F preferred stock. The Company accreted the entire amount of the beneficial conversion feature at the date of issuance because the Series F preferred stock is immediately convertible.

[Patients can assess their overall control with GlucoProtein testing.]

[Real time qualitative interpretation of overall glucose control.]

[2 test system that measures GlucoProtein and glucose.]

[PHOTOGRAPH OF AN "IN CHARGE" MONITOR WITH ARROWS POINTING TO VARIOUS FACETS OF ITS DISPLAY WINDOW APPEARS HERE]

[Rapid quantitative results for patient compliance.]

[Date & Time]

[Memory feature stores 200 glucose and 50 GlucoProtein results. Includes date & time stamp as well as qualitative analysis of GlucoProtein results.]

[PHOTOGRAPH OF IN CHARGE MONITOR, TEST STRIPS AND RELATED PRODUCTS AS SOLD TO CONSUMERS]
[The In Charge Diabetes Control System Kit]

["IN CHARGE" LOGO APPEARS HERE]
[The first monitor to offer glucose and GlucoProtein testing in one simple to use meter for patient self testing.]

["DUET" LOGO APPEARS HERE]
[The first system designed for the health care professional that performs both Glucose and GlucoProtein testing allowing physicians to modify treatment regimens during patient visits.]

["EXPRESSVIEW" LOGO APPEARS HERE]
[The ExpressView Glucose Monitor is among the world's fastest, providing reliable results in as little as 5 seconds.]

[LXN CORPORATION LOGO]

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities, and we are not soliciting offers to buy these +
+securities, in any state where the offer or sale is not permitted.            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED OCTOBER 16, 2000

                             [LXN CORPORATION LOGO]

                                        Shares

                                  Common Stock

  LXN Corporation is offering           shares of its common stock. This is our
initial public offering and no public market currently exists for our shares. We have applied for approval for quotation of our common stock on the Nasdaq National Market under the symbol "LXNC." We anticipate that the initial public
offering price will be between $     and $     per share.

                                --------------

                 Investing in our common stock involves risks.
                    See "Risk Factors" beginning on page 9.

                                --------------

                                                                 Per Share Total
                                                                 --------- -----
Public Offering Price...........................................   $       $
Underwriting Discounts and Commissions..........................   $       $
Proceeds to LXN Corporation.....................................   $       $

  The United States Securities and Exchange Commission has not approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

  LXN Corporation has granted the underwriters a 30-day option to purchase up
to an additional          shares of common stock to cover over-allotments.

                                --------------

Robertson Stephens International

                         Prudential-Bache International

                                                           Dain Rauscher Wessels

                  The date of this prospectus is       , 2000.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts are estimates except the registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                                     Amount To
                                                                      Be Paid
                                                                     ----------
Registration fee.................................................... $
NASD fee............................................................
Nasdaq National Market listing fee..................................
Printing and engraving..............................................
Legal fees and expenses.............................................
Accounting fees and expenses........................................
Blue sky fees and expenses..........................................
Transfer agent fees miscellaneous...................................
  Total............................................................. $1,500,000

Item 14. Indemnification of Directors and Officers

   Under Section 145 of the Delaware General Corporation Law, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

   The underwriting agreements the form of which is filed as Exhibit 1.1 to this registration statement, provides for the indemnification of our officers and directors, for certain liabilities arising under the Securities Act, the Securities Exchange Act or otherwise.

   We maintain director's and officer's insurance providing indemnification for our directors and certain of our officers.

   We have also entered into indemnification agreement with our officers and directors. Our bylaws include indemnification provisions covering our directors and executive officers.

Item 15. Recent Sales of Unregistered Securities

   Since August 30, 1997, we have sold and issued the following unregistered securities:

     1. On August 30, 1997, we issued a warrant to purchase an aggregate of 20,000 shares of our Series D Preferred Stock to one accredited investor.

     2. Between September 5, 1997 and January 30, 1998, we sold an aggregate of 1,258,260 shares of our Series D Preferred Stock for an aggregate purchase price of $15,728,250 to 41 accredited investors.

     3. On March 8, 1999, we sold an aggregate of 782,750 shares of our Series E Preferred Stock and warrants to purchase 402,916 shares of our Series E Preferred Stock for an aggregate purchase price of $10,175,750 to 18 accredited investors.

     4. Between August 28, 2000 and September 3, 2000 we issued two Convertible Promissory Notes in an aggregate principal amount of $2,500,000 to two accredited investors.

     5. On October 11, 2000, we issued a warrant to purchase a variable number of shares of our Common Stock to one accredited investor.

     6. Between March and October, 2000 we issued two warrants to purchase a total of 11,384 shares of our Common Stock to one accredited investor.

     7. On October 16, 2000, we sold an aggregate of 358,799 shares of our Series F Preferred Stock and warrants to purchase 17,861 shares of our Series F Preferred Stock for an aggregate purchase price of $5,023,186 to 13 accredited investors.

     8. As of October 16, 2000, we have granted options to purchase an aggregate of 1,682,060 shares of our Common Stock, including options subsequently cancelled that then became available for new option grants, to directors, employees and consultants under our 2000 Equity Incentive Plan. The exercise price for such options ranges from $0.20 to $4.38 per share. As of October 16, 2000, we have issued an aggregate of 73,920 shares of its Common Stock upon the exercise of stock options under our 2000 Equity Incentive Plan.

   Each outstanding share of our Preferred Stock will convert, upon the closing of this offering, into two shares of our Common Stock. The offers, sales and issuances of these securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, and/or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions under compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through employment or other relationships, to information about us.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

Exhibit
Number                                Description of Document
-------                               -----------------------

 1.1     Form of Underwriting Agreement(1)

 3.1     Registrant's Amended and Restated Certificate of Incorporation, as currently in effect

 3.2     Form of Registrant's Amended and Restated Certificate of Incorporation, to be
         filed and become effective prior to the closing of this offering

 3.3     Form of Registrant's Amended and Restated Certificate of Incorporation, to be
         filed and become effective after the closing of this offering

 3.4     Registrant's Restated Bylaws, as currently in effect

 3.5     Form of Registrant's Amended and Restated Bylaws, to be effective upon the closing of this offering

 4.1     Sixth Amended and Restated Registration Rights Agreement dated October 16, 2000, as amended, by and among the Registrant and the investors named therein

 4.2     Form of common stock certificate of Registrant(1)

 4.3     Form of Warrant to purchase Common Stock

 4.4     Form of Warrant to purchase Common Stock

 4.5     Form of Warrant to purchase Series F Preferred Stock

 5.1     Opinion of Cooley Godward LLP(1)

10.1     Form of Indemnification Agreement for directors and officers

10.2     2000 Equity Incentive Plan and forms of agreements thereunder

10.3     2000 Employee Stock Purchase Plan and forms of agreements thereunder

10.4     Letter Agreement, dated November 1, 1997, between the Registrant and John Burd

Exhibit
Number                                Description of Document
-------                               -----------------------
10.5     Licensing Agreement, dated November 24, 1998, between the Registrant and
         Chronimed Inc.+

10.6     Licensing Agreement, dated August 17, 1994, between the Registrant and Bayer AG
         (formerly known as Miles Inc.)+

10.7     Service Agreement, dated December 1, 1998, between the Registrant and ACCESS
         Sales and Marketing LLC+

10.8     Development and Supply Agreement, dated January 16, 1998, between the Registrant and LRE Technology Partner GmbH(1)

10.9     Distributorship Agreement, dated August 20, 1999, between the Registrant and PSS
         World Medical+

10.10    Distribution Agreement, dated January 12, 2000, between the Registrant and Poly
         Medical Corporation/Liberty Medical Supply+

10.11    Distribution Agreement, dated April 20, 2000, between the Registrant and GEM
         Edwards Wholesale+

10.12    First Amendment to Credit Agreement and Promissory Note and Security Agreement,
         each dated March 22, 1999, between the Registrant and Imperial Bank and Second
         Amendment thereto dated October 5, 2000

10.13    Industrial Real Estate Lease, dated June 1, 1998, between the Registrant and
         Steve and Barbara Keeling, as amended

10.14    Executive Severance Benefits Agreement between Registrant and Michael Beeuwsaert dated October 11, 2000

23.1     Consent of Independent Accountants

23.2     Consent of Cooley Godward LLP (included in Exhibit 5.1)(1)

24.1     Power of Attorney (see page II-6)

27.1     Financial Data Schedule (available in EDGAR format only)

--------

(1) To be filed by amendment.

+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

  (b) Financial Statement Schedule

   Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of LXN pursuant to provisions described in Item 14 or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of LXN in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes:

     (1) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

                                   SIGNATURES

   Pursuant to the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 16th day of October, 2000.

                                          LXN CORPORATION

                                                /s/ Michael A. Beeuwsaert
                                          By: _________________________________
                                            Michael A. Beeuwsaert
                                            President and Chief Executive
                                            Officer

                               POWER OF ATTORNEY

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael Beeuwsaert, David Kelemen, Jr. and Annette Choi, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act of 1933, as amended, which relates to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

               Signature                         Title                  Date
               ---------                         -----                  ----

     /s/ Michael A. Beeuwsaert          President, Chief          October 16, 2000
 ______________________________________  Executive Officer, and
           Michael Beeuwsaert            Director (Principal
                                         Executive Officer)

          /s/ George Pache              Vice President, Finance   October 16, 2000
 ______________________________________  and Chief Financial
              George Pache               Officer (Principal
                                         Financial and
                                         Accounting Officer)

           /s/ John Burd                Chairman of the Board     October 16, 2000
 ______________________________________
               John Burd

           /s/ Gary Stroy               Director                  October 16, 2000
 ______________________________________
               Gary Stroy

         /s/ Clint Severson             Director                  October 16, 2000
 ______________________________________
             Clint Severson

          /s/ Charles Hsu               Director                  October 16, 2000
 ______________________________________
              Charles Hsu

           /s/ Nancy Katz               Director                  October 16, 2000
 ______________________________________
               Nancy Katz

        /s/ Ansbert Gadicke             Director                  October 16, 2000
 ______________________________________
            Ansbert Gadicke

Exhibit
Number                                Description of Document
-------                               -----------------------
 1.1     Form of Underwriting Agreement(1)
 3.1     Registrant's Amended and Restated Certificate of Incorporation, as currently in effect
 3.2     Form of Registrant's Amended and Restated Certificate of Incorporation, to be
         filed and become effective prior to the closing of this offering
 3.3     Form of Registrant's Amended and Restated Certificate of Incorporation, to be
         filed and become effective after the closing of this offering
 3.4     Registrant's Restated Bylaws, as currently in effect
 3.5     Form of Registrant's Amended and Restated Bylaws, to be effective upon the closing of this offering
 4.1     Sixth Amended and Restated Registration Rights Agreement dated October 16, 2000, as amended, by and among the Registrant and the investors named therein
 4.2     Form of common stock certificate of Registrant(1)
 4.3     Form of Warrant to purchase Common Stock
 4.4     Form of Warrant to purchase Common Stock
 4.5     Form of Warrant to purchase Series F Preferred Stock
 5.1     Opinion of Cooley Godward LLP(1)
10.1     Form of Indemnification Agreement for directors and officers
10.2     2000 Equity Incentive Plan and forms of agreements thereunder
10.3     2000 Employee Stock Purchase Plan and forms of agreements thereunder
10.4     Letter Agreement, dated November 1, 1997, between the Registrant and John Burd
10.5     Licensing Agreement, dated November 24, 1998, between the Registrant and
         Chronimed Inc.+
10.6     Licensing Agreement, dated August 17, 1994, between the Registrant and Bayer AG
         (formerly known as Miles Inc.)+
10.7     Service Agreement, dated December 1, 1998, between the Registrant and ACCESS
         Sales and Marketing LLC+
10.8     Development and Supply Agreement, dated January 16, 1998, between the Registrant and LRE Technology Partner GmbH(1)
10.9     Distributorship Agreement, dated August 20, 1999, between the Registrant and PSS
         World Medical+
10.10    Distribution Agreement, dated January 12, 2000, between the Registrant and Poly
         Medical Corporation/Liberty Medical Supply+
10.11    Distribution Agreement, dated April 20, 2000, between the Registrant and GEM
         Edwards Wholesale+
10.12    First Amendment to Credit Agreement and Promissory Note and Security Agreement,
         each dated March 22, 1999, between the Registrant and Imperial Bank and Second
         Amendment thereto dated October 5, 2000
10.13    Industrial Real Estate Lease, dated June 1, 1998, between the Registrant and
         Steve and Barbara Keeling, as amended
10.14    Executive Severance Benefits Agreement between Registrant and Michael Beeuwsaert dated October 11, 2000
23.1     Consent of Independent Accountants
23.2     Consent of Cooley Godward LLP (included in Exhibit 5.1)(1)
24.1     Power of Attorney (see page II-6)
27.1     Financial Data Schedule (available in EDGAR format only)

--------

(1) To be filed by amendment.

+ Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.